Exhibit 10.1

CREDIT AGREEMENT
dated as of February 9, 2021,
among
CHESAPEAKE ENERGY CORPORATION,
as Borrower,
MUFG BANK, LTD.,
as Administrative Agent,
MUFG UNION BANK, N.A.,
as Collateral Agent,
and
The Lenders and Other Parties Party Hereto
______________________________
MUFG UNION BANK, N.A.,
BANK OF AMERICA, N.A.,
BMO CAPITAL MARKETS CORP.,
WELLS FARGO SECURITIES, LLC,
CITIBANK, N.A.,
JPMORGAN CHASE BANK, N.A.,

and
ROYAL BANK OF CANADA
as Joint Lead Arrangers and Joint Bookrunners

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Annexes, Exhibits and Schedules

Annex I	Commitments
Exhibit A-1	Form of Tranche A Note
Exhibit A-2	Form of Tranche B Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Security Instruments as of the Effective Date
Exhibit F	Form of Assignment and Assumption
Exhibit G-1	Form of U.S. Tax Compliance Certificate (Non-U.S Lenders; not partnerships)
Exhibit G-2	Form of U.S. Tax Compliance Certificate (Non-U.S Participants; not partnerships)
Exhibit G-3	Form of U.S. Tax Compliance Certificate (Non-U.S Participants; partnerships)
Exhibit G-4	Form of U.S. Tax Compliance Certificate (Non-U.S Lenders; partnerships)
Exhibit H	Form of Commitment Increase Certificate
Exhibit I	Form of Additional Lender Certificate
Exhibit J	Form of Solvency Certificate
Exhibit K	Plan of Reorganization

Schedule 1.02(a)	Excluded Subsidiaries
Schedule 1.02(b)	Existing Letters of Credit
Schedule 1.02(c)	Existing Secured Swap Agreement
Schedule 1.02(d)	LC Issuance Limit
Schedule 7.05	Litigation
Schedule 7.14	Subsidiaries and Unrestricted Subsidiaries
Schedule 9.02	Existing Indebtedness
Schedule 9.03	Existing Liens
Schedule 9.06 Schedule 9.06(q)	Existing Investments Restructuring Transactions
Schedule 9.11	Transactions with Affiliates
Schedule 9.12	Negative Pledge
Schedule 9.13	Limitations on Subsidiary Distributions
Schedule 12.01	Notices
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THIS CREDIT AGREEMENT dated as of February 9, 2021, is among CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation (the “Borrower”); each of the Lenders from time to time party hereto; MUFG BANK, LTD., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”); and MUFG UNION BANK, N.A., as collateral agent for the Lenders (in such capacity, together with its successors in such capacity, the “Collateral Agent”).
RECITALS
A.    Reference is made to that certain Amended and Restated Credit Agreement, dated as of September 12, 2018, among the Borrower, as borrower, MUFG BANK, LTD., as administrative agent, and the lenders and other parties from time to time party thereto (as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of February 1, 2019, as further amended by that certain Second Amendment to Amended and Restated Credit Agreement, dated as of December 3, 2019, as further amended by that certain Third Amendment to Amended and Restated Credit Agreement, dated as of December 26, 2019, as further amended by that certain Fourth Amendment and Waiver to Amended and Restated Credit Agreement, dated as of June 12, 2020, and as otherwise amended, amended and restated, supplemented, restated or otherwise modified prior to the date hereof, the “Pre-Petition Credit Agreement”).
B.    On June 28, 2020 (the “Petition Date”), the Borrower and certain of its Subsidiaries (collectively, the “Debtors”) filed voluntary petitions to commence cases (the “Chapter 11 Cases”) under title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code.
C.    On September 11, 2020, the Debtors filed the Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and its Debtor Affiliates (as amended by the Amended Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and Its Debtor Affiliates filed October 8, 2020, the Second Amended Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and Its Debtor Affiliates filed October 29, 2020, the Third Amended Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and Its Debtor Affiliates filed December 13, 2020, the Fourth Amended Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and Its Debtor Affiliates filed December 27, 2020, and the Fifth Amended Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and Its Debtor Affiliates filed January 12, 2021 and as supplemented by the Plan Supplement for the Second Amended Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and Its Debtor Affiliates filed on November 23, 2020, the Amended Plan Supplement for the Second Amended Joint Chapter 11 Plan of December 12, 2020, the Second Plan Supplement for the Third Amended Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and Its Debtor Affiliates filed on December 15, 2020 and the Third Plan Supplement for the Fourth Amended Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and Its Debtor Affiliates filed on January 7, 2021, the “Plan of Reorganization”) in the Chapter 11 Cases and the accompanying Disclosure Statement (as defined in the Plan of Reorganization).
D.    On January 16, 2021, the Bankruptcy Court entered the Confirmation Order confirming the Plan of Reorganization.

E.    The Borrower has requested that the Lenders provide certain revolving loans to and extensions of credit on behalf of the Borrower and that the Issuing Banks provide Letters of Credit.
F.    The Lenders have indicated their willingness to lend and to participate in Letters of Credit and the Issuing Banks have indicated their willingness to issue Letters of Credit, in each case subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals, of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01    Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.
Section 1.02    Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) LIBOR for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; but, for the avoidance of doubt, for purposes of calculating LIBOR pursuant to clause (c) above, LIBOR for any day shall be based on the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such day by reference to the rate appearing on the Reuters Screen LIBOR01 Page (or any successor page or any successor service, or any substitute page or substitute for such service, providing rate quotations comparable to the Reuters Screen LIBOR01 Page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) for a period equal to one-month and such rate shall in no event be less than zero for the purposes of this Agreement. The “prime rate” is a rate set by the Administrative Agent based upon various factors, including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the ABR due to a change in such rate announced by the Administrative Agent, in the Federal Funds Effective Rate or in the one-month LIBOR shall take effect at the opening of business on the day specified in the public announcement of such change. If the ABR is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the ABR shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“ABR Loan” means each Loan bearing interest based on the ABR.
“Acceptable Collateral Trust Agreement” means, with respect to any Indebtedness incurred pursuant to Section 9.02(p)(B), one or more agreements among the Borrower, the Collateral Agent and the holders of such Indebtedness or their representative, as such agreement may be reasonably acceptable to the Administrative Agent, the Collateral Agent and the Majority Lenders.
“Acceptable Hedge Intercreditor Agreement” means, with respect to any Swap Agreement entered into with an Approved Counterparty described in clause (b) of the definition thereof, one or more agreements among the Borrower, the Collateral Agent and the Approved Counterparty under such Swap Agreement, as such agreement may be reasonably acceptable to the Administrative Agent, the Collateral Agent and the Majority Lenders.
“Acceptable Intercreditor Agreement” means, with respect to any Indebtedness incurred pursuant to Section 9.02(p)(A), one or more agreements among the Borrower, the Collateral Agent and the holders of such Indebtedness or their representative, as such agreement may be reasonably acceptable to the Administrative Agent, the Collateral Agent and the Majority Lenders.
“Account Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Collateral Agent, which grants the Collateral Agent “control” as defined in the UCC in effect in the applicable jurisdiction over any Deposit Account, Securities Account or Commodities Account maintained by any Credit Party, in each case, among the Collateral Agent, the applicable Credit Party and the applicable financial institution at which such Deposit Account, Securities Account or Commodities Account is maintained.
“Act” has the meaning assigned to such term in Section 12.15.
“Additional Lender” has the meaning given to such term in Section 2.06(c)(i).
“Additional Lender Certificate” has the meaning given to such term in Section 2.06(c)(ii)(K).
“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, (a) the sum of (i) discounted future net revenue from proved oil and gas reserves of the Borrower and its Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by petroleum engineers (which may include the Borrower’s internal engineers) in a reserve report prepared as of the end of the Borrower’s most recently completed fiscal year or, at the Borrower’s option, a reserve report prepared as of the end of the most recently completed fiscal quarter (if such reserve report has been provided to the Administrative Agent), as increased by, as of the date of determination, the discounted future net revenue of (A) estimated proved oil and gas reserves of the Borrower and its Subsidiaries attributable to any acquisition consummated since the date of such year-end or quarterly reserve report, as applicable, and (B) estimated proved oil and gas reserves of the Borrower and its Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end or quarterly reserve report, as applicable, which, in the case of clauses (A) and (B), would, in accordance with standard industry practice, result in such increases as calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end or quarterly reserve report, as applicable), and decreased by, as of the date of determination, the discounted future net revenue of, (C) estimated proved oil and gas reserves of the Borrower and its Subsidiaries produced or Disposed of since the date of such year-end or quarterly reserve report, as applicable, and (D) reductions in the estimated oil and gas reserves of the Borrower and its Subsidiaries since the date of such year-end or quarterly reserve report, as applicable, attributable to downward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end or quarterly reserve report, as applicable, which, in the case of clauses (C) and (D), would, in accordance with standard industry practice, result in such decreases as calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end or quarterly reserve report, as applicable,); but, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases may be estimated by the Borrower’s engineers, (ii) the capitalized costs that are attributable to Oil and Gas Properties of the Borrower and its Subsidiaries to which no proved oil and gas reserves are attributable, based on the Borrower’s books and records as of a date no earlier than the date of the Borrower’s latest annual or quarterly financial statements, (iii) the Net Working Capital on a date no earlier than the date of the Borrower’s latest annual or quarterly financial statements and (iv) the greater of (I) the net book value on a date no earlier than the date of the Borrower’s latest annual or quarterly financial statements, and (II) the appraised value, as estimated by independent appraisers, of other tangible assets (including Investments in unconsolidated Subsidiaries) of the Borrower and its Subsidiaries, as of a date no earlier than the date of the Borrower’s latest audited financial statements (but the Borrower shall not be required to obtain any appraisal of assets), minus (b) the sum of (i) minority interests, (ii) any gas balancing liabilities of the Borrower and its Subsidiaries reflected as a long-term liability in the Borrower’s latest annual or quarterly financial statements, (iii) the discounted future net revenue, calculated in accordance with SEC guideline (utilizing the prices utilized in the Borrower’s year-end or quarterly reserve report, as applicable), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Borrower and its Subsidiaries with respect to VPPs on the schedules specified with respect thereto, (iv) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production included in determining the discounted future net revenue specified in (a) (i) above (utilizing the same prices utilized in the Borrower’s year-end or quarterly reserve report, as applicable), would be necessary to fully satisfy the payment obligations of the Borrower and its Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto, and (v) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Borrower’s year-end or quarterly reserve report, as applicable), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties. For the avoidance of doubt, “reserves” shall include any reserves applicable to natural gas liquids. As used in this definition, “Net Working Capital” means (i) all Current Assets of the Borrower and its

Subsidiaries, minus (ii) all Current Liabilities of the Borrower and its Subsidiaries, except Current Liabilities included in Indebtedness. It is agreed and understood that, once the audited balance sheet of the Borrower and its consolidated Subsidiaries giving effect to fresh start accounting becomes available, “Adjusted Consolidated Net Tangible Assets” shall be determined giving pro forma effect to fresh start accounting.
“Adjusted LIBO Rate” means, with respect to any Borrowing of LIBOR Loans for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to LIBOR for such Interest Period multiplied by the Statutory Reserve Rate.
“Administrative Agent” has the meaning set forth in the preamble hereto.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Loans” has the meaning assigned to such term in Section 5.06.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agents” means, collectively, the Administrative Agent, the Collateral Agent and, as the context requires, any sub-agents, syndication agents, documentation agents or sub-agents, hereunder that may from time to time be designated by the Administrative Agent and/or the Borrower, as applicable.
“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders at such time.
“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Credit Exposures of all the Lenders.
“Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.
“Ancillary Document” has the meaning assigned to such term in Section 12.06(c).
“Anti-Corruption Laws” means all laws, rules, and regulations applicable to the Borrower or any of its Affiliates from time to time concerning or relating to money-laundering, bribery or corruption, including the FCPA.
“Applicable Margin” means, for any day, with respect to any ABR Loan or LIBOR Loan, as the case may be, the rate per annum set forth in the Loan Limit Utilization Grid below based upon the Loan Limit Utilization Percentage then in effect:

Loan Limit Utilization Grid
Loan Limit Utilization Percentage	<25%	>25%	>50%	>75%	>90%
		<50%	<75%	<90%
LIBOR Loans	3.25%	3.50%	3.75%	4.00%	4.25%
ABR Loans	2.25%	2.50%	2.75%	3.00%	3.25%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, provided, however, that if the Borrower fails to timely deliver a Reserve Report pursuant to Section 8.12(a), the “Applicable Margin” means the rate per annum set forth on the grid when the Loan Limit Utilization Percentage is at its highest level (it being understood and agreed that upon delivery of the Reserve Report, such Applicable Margin shall be automatically adjusted to the rate per annum corresponding to the appropriate Loan Limit Utilization Percentage level based on such Reserve Report).
“Applicable Percentage” means, with respect to any Lender, at any time of determination (a) with respect to Tranche A Loans or LC Exposures, a percentage equal to a fraction the numerator of which is such Lender’s Tranche A Commitments and the denominator of which is the aggregate Tranche A Commitments (provided that, if the Tranche A Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposure at time) and (b) with respect to the Tranche B Loans, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Tranche B Loans of such Lender and the denominator of which is the aggregate outstanding principal amount of the Tranche B Loans of all Tranche B Lenders.
“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender and (b) any other Person if such Person or its credit support provider has a long term senior unsecured debt rating of BBB+ (or its equivalent) or higher by S&P and Baa1 (or its equivalent) or higher by Moody’s at the time such Person entered into the applicable Swap Agreement.
“Approved Electronic Platform” has the meaning assigned to such term in Section 11.03.
“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered or managed by (i) such Lender, (ii) an Affiliate of such Lender, or (iii) an entity or an Affiliate of an entity that administers, advises or manages such Lender.
“Approved Petroleum Engineers” means (a) Schlumberger N.V., (b) Netherland, Sewell & Associates, Inc., (c) Ryder Scott Company Petroleum Consultants, L.P., (d) Cawley, Gillespie & Associates, Inc., (e) LaRoche Petroleum Consultants, Ltd., or (f) any other independent petroleum engineers chosen by Borrower and reasonably acceptable to the Administrative Agent.
“Arrangers” means, collectively, MUFG Union Bank, N.A., Bank of America, N.A., BMO Capital Markets Corp., Wells Fargo Securities, LLC, Citibank, N.A., JPMorgan Chase Bank, N.A. and Royal Bank of Canada in their capacities as joint lead arrangers and joint bookrunners hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.
“Availability” means, as of any date, an amount equal to (a) the Loan Limit less (b) the Aggregate Credit Exposures of all Lenders.
“Availability Period” means the period from and including the Effective Date to but excluding the Tranche A Termination Date.
“Available Borrowing Base” means, as of any date, an amount equal to the remainder of (a) the Borrowing Base then in effect as determined in accordance with Section 2.07, as may be adjusted from time to time pursuant to the Borrowing Base Adjustment Provisions, minus (b) the amount of Tranche B Loans then outstanding, minus (c) the amount of all Other Secured Debt then outstanding, in each case after giving effect to all incurrences or repayments of Indebtedness that have occurred or will occur on such date.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 3.03.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Price Deck” means the Administrative Agent’s most recent internal price deck on a forward curve basis for each of oil, natural gas and other Hydrocarbons, as applicable, furnished to the Borrower by the Administrative Agent from time to time in accordance with the terms of this Agreement.
“Bankruptcy Code” has the meaning assigned to such term in the recitals hereto.
“Bankruptcy Court” has the meaning assigned to such term in the recitals hereto.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark” means, initially, LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.03.
“Benchmark Replacement” means, for any Available Tenor, (a)    with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Administrative Agent, for the applicable Benchmark Replacement Date:
(1)    the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;
(2)    the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;
(3)    the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

(b)    with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (a)(1) or clause (b), the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion and approved by the Borrower; and provided further that any Benchmark Replacement shall meet the standards set forth in Proposed United States Treasury Regulations under Section 1.1001-6 (or any successor United States Treasury Regulations or other official IRS guidance promulgated that supersedes such Proposed United States Treasury Regulations) so as not to be treated as a “modification” (and therefor an exchange) of any loans for purposes of Treasury Regulations Section 1.1001-3. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3) or clause (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)    for purposes of clauses (a)(1) and (a)(2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent in consultation with the Borrower:
(a)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor;
(2)    for purposes of clause (a)(3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities; and
(3)    for purposes of clause (b) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of USD LIBOR with a SOFR-based rate;

provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 3.03 will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period; and provided further that any Benchmark Replacement Adjustment shall meet the standards set forth in Proposed United States Treasury Regulations under Section 1.1001-6 (or any successor United States Treasury Regulations or other official IRS guidance promulgated that supersedes such Proposed United States Treasury Regulations) so as not to be treated as a “modification” (and therefor an exchange) of any loans for purposes of Treasury Regulations Section 1.1001-3.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably decides, after consultation with the Borrower may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent reasonably decides, after consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents); provided that any Benchmark Replacement Conforming Changes shall meet the standards set forth in Proposed United States Treasury Regulations under Section 1.1001-6 (or any successor United States Treasury Regulations or other official IRS guidance promulgated that supersedes such Proposed United States Treasury Regulations) so as not to be treated as a “modification” (and therefor an exchange) of any loans for purposes of Treasury Regulations Section 1.1001-3.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;
(3)    in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided a Term SOFR Notice to the Lenders and the Borrower pursuant to clause (b)(ii) of Section 3.03; or
(4)    in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Majority Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or, (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an ‘affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
“Board of Directors” means, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.
“Borrower” has the meaning assigned to such term in the preamble hereto.
“Borrowing” means (a) any Tranche A Borrowing and (b) Tranche B Loans of the same Type, made, on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.
“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be redetermined or adjusted from time to time pursuant to the Borrowing Base Adjustment Provisions. As of the Effective Date, the Borrowing Base shall be $2,500,000,000.
“Borrowing Base Adjustment Provisions” means, collectively, Section 2.07(f), Section 2.07(g), Section 2.07(h) and any other provision which adjusts (as opposed to redetermines) the amount of the Borrowing Base, as applicable.

“Borrowing Base Deficiency” occurs if at any time Aggregate Credit Exposures exceed the Available Borrowing Base. The amount of any Borrowing Base Deficiency at the time in question is the amount (if any) by which the Aggregate Credit Exposures exceed the Available Borrowing Base then in effect.
“Borrowing Base Property” means, at any time, any Oil and Gas Property of the Borrower and the Guarantors to which Proved Reserves were attributed in the Reserve Report most recently delivered to the Administrative Agent pursuant to Section 8.12.
“Borrowing Base Value” means, with respect to any Borrowing Base Property or any Swap Agreement in respect of commodities, the value attributed thereto by the Administrative Agent for the purpose of determining the Borrowing Base.
“Borrowing Request” means a request by the Borrower, substantially in the form of Exhibit B or any other form approved by the Administrative Agent, for a Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a LIBOR Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.
“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP as in effect prior to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)”, recorded as finance or capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder. Notwithstanding the foregoing, any lease that would not have been recorded as a Capital Lease if it had been entered into prior to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” shall not be a Capital Lease whether or not so designated in accordance with GAAP as in effect at the time of the execution of such lease.
“Cash Collateral” has the meaning assigned such term in Section 2.08(j)(ii).
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent (as a first priority, perfected security interest), for the benefit of the applicable Issuing Bank, cash or deposit account balances, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent. “Cash Collateralized”, “Cash Collateralizing” and “Cash Collateralization” have correlative meanings.
“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Restricted Subsidiaries.

“CFTC Hedging Obligation” means any Obligation in respect of any agreement, contract, confirmation or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Change in Control” means:
(a)    any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than the Permitted Investors and any employee benefit plan of such person or its subsidiaries, any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, shall at any time have acquired direct or indirect beneficial ownership of voting power of the outstanding Stock and Stock Equivalents of the Borrower having more than the greater of (i) 35% of the ordinary voting power for the election of directors of the Borrower, and (ii) the percentage of the ordinary voting power for the election of directors of the Borrower owned in the aggregate, directly or indirectly, beneficially, by the Permitted Investors; provided that so long as the Borrower is a wholly-owned subsidiary of any Parent Entity, no Person, entity or “group” shall be deemed to be or become a beneficial owner of more than 35% of the total voting power of the voting Stock of the Borrower unless such Person, entity or “group” shall be or become a beneficial owner of more than 35% of the total voting power of the voting Stock of such Parent Entity (other than a Parent Entity that is a wholly-owned subsidiary of another Parent Entity);
(b)    occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by individuals who were not (1) directors of the Borrower on the Effective Date, (2) nominated or approved by the Board of Directors of the Borrower, or (3) appointed by directors so nominated or approved; or
(c)    a “Change in Control” (as defined in the documentation for any Material Indebtedness) (or any other defined term describing a similar event or having a similar purpose or meaning) shall have occurred and as a result thereof the maturity of such Material Indebtedness is accelerated, the obligor on such Material Indebtedness is obligated to offer to Redeem such Material Indebtedness, or the obligee on such Material Indebtedness shall otherwise have the right to require the obligor thereon to Redeem such Material Indebtedness.
As used in this definition, “beneficial ownership” (which may be direct or indirect) has the meaning provided in Rules 13(d)-3 and 13(d)-5 under the Exchange Act.
“Change in Law” means the occurrence after the date of this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking

Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.
“Chapter 11 Cases” has the meaning assigned to such term in the recitals hereto.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan or the Loans comprising such Borrowing, are Tranche A Loans or a Tranche B Loan, (b) any Commitment, whether such Commitment is a Tranche A Commitment or a Tranche B Commitment, and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.
“Collateral” has the meaning provided for such term or such similar term in each of the Security Instruments; provided that with respect to real property that is subject to mortgages, “Collateral” shall also mean “Mortgaged Properties”.
“Collateral Account” has the meaning assigned such term in Section 2.08(j)(ii).
“Collateral Agent” has the meaning set forth in the preamble hereto.
“Collateral Requirements” means the delivery of Security Instruments sufficient to satisfy the collateral requirements set forth in Section 8.14, including:
(a)    mortgage liens on Proved Reserves of the Credit Parties encumbering at least the Minimum Collateral Coverage Percentage of the PV-10 of the Borrowing Base Properties;
(b)    a pledge by the Credit Parties of all Stock and Stock Equivalents of all Subsidiaries of the Borrower to the extent such Stock and Stock Equivalents are not Excluded Stock; and
(c)    with respect to substantially all other assets of the Credit Parties (including all as-extracted collateral arising from the Borrowing Base Properties, Swap Agreements and personal property, including general intangibles) other than Excluded Property, first priority (but other Liens which are permitted to exist and attach pursuant to Section 9.03 may attach with the priority as may exist at law or otherwise), perfected Liens and security interests on such assets of the Credit Parties; but the Credit Parties shall not be required to take any action to perfect a Lien on any such assets securing Obligations unless such perfection may be accomplished by (A) the filing of a UCC-1 financing statement in the obligor’s jurisdiction of formation or in the case of as-extracted collateral and goods that are or are to become fixtures in connection with a mortgage, the filing of a financing statement filed as a fixture filing or as a financing statement covering such property in the county in which such fixtures are located, (B) delivery of certificates representing any pledged equity consisting of certificated securities, in each case, with appropriate endorsements or transfer powers, (C) granting the Collateral Agent control (within the meaning of the UCC) over any pledged equity consisting of uncertificated securities, or (D) granting the Collateral Agent control (within the meaning of the UCC) over any Deposit Accounts (other than Excluded Accounts) and Securities Accounts (other than Excluded Accounts) by entering into (i) a control agreement with, and reasonably satisfactory to, the Collateral Agent and the account bank for such Deposit Account or securities intermediary for such Securities Account, as applicable, or (ii) maintaining such Deposit Account with the Collateral Agent or any sub-agent designated by the Collateral Agent pursuant to this Agreement.
“Commitment” means, (a) with respect to each Lender that is a Lender on the Effective Date, the amounts set forth opposite such Lender’s name on Annex I as such Lender’s “Tranche A Commitment” and “Tranche B Commitment,” and (b) in the case of any Lender that becomes a Lender after the Effective Date, the sum of the amounts specified as such Lender’s “Tranche A Commitment” in the Assignment and Assumption pursuant to which such Lender assumed a portion of the Total Tranche A Commitment, in each case, as the same may be changed from time to time pursuant to the terms of this Agreement.
“Commitment Fee Rate” means, for any day, a rate equal to 0.50% per annum.
“Commitment Increase Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(J).
“Commitment Letter” means that certain Commitment Letter, dated as of June 28, 2020, among the Borrower, MUFG Union Bank, N.A., as lead arranger and a commitment party and the commitment parties party thereto.
“Commodities Account” shall have the meaning set forth in Article 9 of the UCC.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and the rules and regulations promulgated thereunder, and the application or official interpretation of any thereof.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any Guarantor, including Company Materials, pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Agreement, including through an Approved Electronic Platform.
“Company Materials” has the meaning set forth in Section 8.01.
“Confirmation Order” means the order of the Bankruptcy Court entered January 16, 2021, Case 20-33233, Docket Number 2915, confirming the Plan of Reorganization, which order inter alia authorized and approved the Debtors’ entry into and performance under this Agreement.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated First Lien Indebtedness” shall mean for Borrower and the other Credit Parties, the sum of the following, as of the date of measurement:
(a)    the outstanding principal balance of the Loans, plus
(b)    the amount of all drawn letters of credit issued for the account of such Person (or for which such Person is liable) and without duplication, all reimbursement or payment obligations with respect to drawn letters of credit and other similar instruments issued by such Person (or for which such Person is liable) (to the extent not cash collateralized or backstopped by a letter of credit or similar instrument), plus
(c)    the principal portion of Indebtedness attributable to Capital Leases and Indebtedness secured by purchase money Liens as of the date of measurement, plus
(d)    the principal portion of other secured Indebtedness for borrowed money of the Credit Parties as of the date of measurement that is then secured by Liens on Collateral that are pari passu or senior to the Liens securing the Obligations.
“Consolidated First Lien Net Indebtedness” means, at any date, (a) the Consolidated First Lien Indebtedness minus (b) the lesser of (1) $100,000,000, and (2) the total collected balances of unencumbered cash on hand and cash equivalents at such time that is maintained in any Deposit Accounts or Securities Accounts of the Borrower or any other Credit Party covered by an Account Control Agreement; provided that cash or cash equivalents that would appear as “restricted” on a consolidated balance sheet or would be encumbered because such cash or cash equivalents is subject to an Account Control Agreement in favor of the Collateral Agent (and any junior lien creditor subject to an Acceptable Intercreditor Agreement, as applicable) shall be deemed to be unrestricted and unencumbered for purposes hereof.
“Consolidated First Lien Net Leverage Ratio” means, as of the last day of each fiscal quarter of the Borrower, the ratio of (a) the Consolidated First Lien Net Indebtedness as of such day to (b) EBITDAX for the Rolling Period ending on such day.
“Consolidated Net Income” means with respect to the Group Members, for any period, the consolidated net income (or loss) of the Group Members, determined on a consolidated basis in accordance with GAAP; but there shall be excluded, without duplication, (a) the income (or loss) of any Person (other than a Group Member) in which any Group Member has an ownership interest and any income represented by any dividends, distributions or proceeds of redemptions of Stock and Stock Equivalents in respect of any Person (other than a Group Member) in which a Group Member has an ownership interest, except, in each case, to the extent of the amount of cash dividends and other distributions actually paid to any Group Member during such period, and (b) the undistributed earnings of any Group Member to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Group Member; but any non-cash income attributable to cancellation or early extinguishment of any Indebtedness of any Group Member shall be excluded in calculating Consolidated Net Income and EBITDAX.

“Consolidated Secured Indebtedness” means, as of any date of determination, the total of all Secured Indebtedness of the Borrower and the other Credit Parties determined on a consolidated basis in accordance with GAAP.
“Consolidated Secured Indebtedness Coverage Ratio” means, as of any date of calculation, the ratio of (a) Total PDP PV-10 as of the “as of” date of the most recently delivered Reserve Report to (b) Consolidated Secured Net Indebtedness as of the applicable Coverage Ratio Test Date.
“Consolidated Secured Net Indebtedness” means, at any date, (a) Consolidated Secured Indebtedness minus (b) the lesser of (1) $100,000,000 and (2) the total collected balances in unencumbered cash on hand and cash equivalents at such time that is maintained in any Deposit Accounts or Securities Accounts of the Borrower or any other Credit Party covered by an Account Control Agreement; provided that cash or cash equivalents that would appear as “restricted” on a consolidated balance sheet or would be encumbered because such cash or cash equivalents is subject to an Account Control Agreement in favor of the Collateral Agent (and any junior lien creditor subject to an Acceptable Intercreditor Agreement, as applicable) shall be deemed to be unrestricted and unencumbered for purposes hereof.
“Consolidated Total Indebtedness” means, as of any date of determination, without duplication, Indebtedness of the Group Members of the type described in clauses (a), (b), (c), (d), (e), (g) (excluding for the avoidance of doubt Guarantee Obligations in respect to contingent obligations of the kind referred to in clause (f)) and (h) (excluding for the avoidance of doubt contingent obligations of the kind referred to in clause (f) secured by a Lien on property) of the definition of Indebtedness as determined on a consolidated basis in accordance with GAAP.
“Consolidated Total Net Indebtedness” means, at any date, (a) the Consolidated Total Indebtedness minus (b) the lesser of (1) $100,000,000 and (2) the total collected balances in unencumbered cash on hand at such time that is maintained in any Deposit Accounts or Securities Accounts of the Borrower or any other Credit Party covered by an Account Control Agreement; provided that cash or cash equivalents that would appear as “restricted” on a consolidated balance sheet or would be encumbered because such cash or cash equivalents is subject to an Account Control Agreement in favor of the Collateral Agent (and any junior lien creditor subject to an Acceptable Intercreditor Agreement, as applicable) shall be deemed to be unrestricted and unencumbered for purposes hereof.
“Consolidated Total Net Leverage Ratio” means, as of any date of calculation, the ratio of (a) Consolidated Total Net Indebtedness as of such date to (b) EBITDAX for the Rolling Period ending on such date.
“Contractual Requirement” has the meaning set forth in Section 7.03.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding Business Day adjustment) as such Available Tenor.
“Coverage Ratio Test Date” means each date of delivery by the Borrower to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), commencing with the delivery of the Reserve Report to be delivered on or about September 1, 2021 in accordance with Section 8.12(a).
“Covered Entity” means any of the following:
(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning set forth in Section 12.18.
“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time plus (b) an amount equal to the aggregate principal amount of such Lender’s Tranche B Loans outstanding at such time.
“Credit Parties” means, collectively, the Borrower and the Guarantors and each, individually, a “Credit Party”.
“Current Assets” means, as of any date of determination, without duplication, the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, plus the Availability as of such date, but excluding all non-cash assets under Statements of Financial Accounting Standards No. 133 or Accounting Standards Codification Topic No. 815.
“Current Liabilities” means, as of any date of determination, without duplication, the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date, but excluding (a) all non-cash obligations under Statements of Financial Accounting Standards No. 133 or Accounting Standards Codification Topic No. 815 and (b) the current portion of the then outstanding aggregate principal amount of the Loans under this Agreement and the current portion of other long-term Indebtedness.
“Current Ratio” means, for any date of determination, the ratio of (a) Current Assets as of such date to (b) Current Liabilities as of such date.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debtors” has the meaning assigned to such term in the recitals hereto.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans, (ii) fund all or any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a Lender Parent that has, become the subject of (A) a Bankruptcy Event, or (B) a Bail-In Action; provided that no Lender shall be deemed a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Deficiency Date” has the meaning assigned to such term in Section 3.04(c)(ii).
“Deposit Account” shall have the meaning set forth in Article 9 of the UCC.

“DIP Credit Agreement” means that certain Senior Secured Super-Priority Debtor-in-Possession Credit Agreement, dated as of July 1, 2020, among the Borrower, as a debtor and debtor in possession, as the borrower, the other debtors party thereto from time to time, as debtors and debtors in possession, as guarantors, MUFG Union Bank, N.A., as the agent, and the lenders from time to time party thereto, as amended, supplemented, restated, replaced or modified from time to time.
“DIP Lenders” has the meaning given to the term “Lenders” in the DIP Credit Agreement.
“DIP Loans” has the meaning given to the term “Loans” in the DIP Credit Agreement.
“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof, including any Casualty Event. The terms “Dispose” and “Disposed” shall have correlative meanings.
“Disqualified Stock” means, with respect to any Person, any Stock or Stock Equivalents of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Stock or Stock Equivalents that is not Disqualified Stock), other than as a result of a change of control, asset sale or casualty event, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control, asset sale or casualty event to the extent the terms of such Stock or Stock Equivalents provide that such Stock or Stock Equivalents shall not be required to be repurchased or redeemed until the Maturity Date has occurred or such repurchase or redemption is otherwise subject to the payment in full of the Loans hereunder or is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), in whole or in part, in each case before the date that is 91 days after the Maturity Date hereunder; but if such Stock or Stock Equivalents are issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Stock or Stock Equivalents shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Stock or Stock Equivalents held by any future, present or former employee, director, manager or consultant of the Borrower, any Subsidiary or any of its direct or indirect parent companies or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Borrower, in each case pursuant to any equity holders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries.
“Distributable Free Cash Flow” means, as of any date of determination, an amount equal to the difference of (a) the aggregate amount of Free Cash Flow that has been generated since the Effective Date minus (b) the aggregate amount of the Free Cash Flow Utilizations that have occurred since the Effective Date. For the avoidance of doubt, any amount deducted in calculating Distributable Free Cash Flow as of any date of determination shall be without duplication of amounts deducted in calculating Free Cash Flow for purposes of such calculation of Distributable Free Cash Flow.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means each Subsidiary that is organized under the laws of the United States or any state thereof, or the District of Columbia.
“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:
(1)    a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2)    the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.
“EBITDAX” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, (c) depletion, depreciation and amortization expense, (d) any loss on Dispositions of assets or retirement of debt and other non-recurring cash losses, charges or expenses (including those resulting from restructurings, divestitures and severances) (but the amount of non-recurring cash losses, charges or expenses added back pursuant to this clause (d) for any period shall not exceed 5% of EBITDAX (before giving effect to this addition for non-recurring cash losses, charges or expenses) for such period), (e) any other non-cash charge, non-cash expenses or non-cash losses of any Group Member for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or reserve for cash charges for any future period) including non-cash losses or charges resulting from the requirements of SFAS 133 or 143 (in each case used in this definition, as the same has been and may be amended, supplemented and replaced), but cash payments made during such period or in any future period in respect of such non-cash charges, expenses or losses (other than any such excluded charge, expense or loss as described above) shall be subtracted from Consolidated Net Income in calculating EBITDAX for the period in which such payments were made, (f) any fees, expenses and other transaction costs (whether or not such transactions were consummated) which are incurred through June 30, 2021 in connection with fresh start accounting, the Chapter 11 Cases, the Transactions, the Plan of Reorganization, the transactions contemplated thereby and any other reorganization items and restructuring costs, (g) any expense or loss in respect of a Qualifying VPP (other than any expense or loss in respect of the marketing of production related to any VPP Properties) and (h) exploration expenses, minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any gains on Dispositions of assets or retirement of debt and other non-recurring cash income or gains (including those resulting from restructurings, divestitures and severances) and (iii) any other non-cash income or gain (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (e) above), including any non-cash income or gains resulting from the requirements of SFAS 133 or 143, all as determined on a consolidated basis in accordance with GAAP and (iv) any income or gain in respect of a Qualifying VPP (other than any income or gain in respect of the marketing of production related to any VPP Properties).

For purposes of calculating EBITDAX for any Rolling Period (other than for purposes of calculating Free Cash Flow or Distributable Free Cash Flow), if any Group Member shall have (a) made any Investment in any Unrestricted Subsidiary, (b) made any acquisition or Disposition of assets other than from or to another Group Member, (c) consolidated or merged with or into any Person (other than another Group Member), (d) Disposed of the equity interests of a Group Member other than from or to another Group Member, or (e) made any acquisition of a Person that becomes a Group Member, then EBITDAX shall be calculated on a Pro Forma Basis; but the Borrower may elect not to calculate EBITDAX on a Pro Forma Basis with respect to any one or more Investments, acquisitions, Dispositions, consolidations and mergers during a Rolling Period if the same would not reasonably be expected to increase or decrease EBITDAX for such Rolling Period by more than 5%; provided that the calculations of such pro forma adjustments are acceptable to the Administrative Agent in its reasonable discretion.

For purposes of calculating EBITDAX for the fiscal quarter of the Borrower ending December 31, 2020, March 31, 2021, June 30, 2021 and September 30, 2021 (other than for purposes of calculating Free Cash Flow or Distributable Free Cash Flow), (a) EBITDAX for the Rolling Period ending December 31, 2020 and up to but not including March 31, 2021 shall be an amount equal to EBITDAX for the fiscal quarter ending on such date multiplied by 4, (b) EBITDAX for the Rolling Period ending March 31, 2021 and up to but not including June 30, 2021 shall be an amount equal to EBITDAX for the fiscal quarter ending on such date multiplied by 4, (c) EBITDAX for the Rolling Period ending June 30, 2021 and up to but not including September 30, 2021 shall be an amount equal to EBITDAX for the two fiscal quarter period ending on such date multiplied by 2 and, (d) EBITDAX for the Rolling Period ending September 30, 2021 and up to but not including December 31, 2021 shall be an amount equal to EBITDAX for the three fiscal quarter period ending on such date multiplied by 4/3. For the avoidance of doubt, each fiscal quarter thereafter, EBITDAX shall be equal to EBITDAX for any Rolling Period then ending.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Engineering Reports” has the meaning assigned to such term in Section 2.07(c)(i).
“Enumerated Lien” means, at any time of determination, any Lien securing Other Secured Debt; but if at such time such Lien could otherwise be incurred under Section 9.03, such Lien shall not be deemed to be an Enumerated Lien at such time.
“Environmental Law” means any applicable Federal, state, or local statute, law (including common law), rule, regulation, ordinance, or code of any Governmental Authority now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or workplace safety (to the extent relating to human exposure to Hazardous Materials), or the release or threatened release of Hazardous Materials.
“Environmental Permit” means any permit, registration, license, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect on the Effective Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that together with the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the failure by the Borrower or any ERISA Affiliate to meet the minimum funding standard of Section 412 of the Code, other than a failure to which a waiver of such minimum funding standard applies; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan if there is potential liability therefor or notification that a Multiemployer Plan is in endangered or critical status or is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Plan in a distress termination under, or the treatment of a Plan amendment as a distress termination under, Section 4041(c) of ERISA; (f) receipt from the Internal Revenue Service of notice of the failure of a Plan to qualify under Section 401(a) of the Code; (g) the engagement by the Borrower or any ERISA Affiliate in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; (h) the imposition of a Lien upon the Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; (i) the making of an amendment to a Plan that could reasonably be expected to result in the posting of bond or security under Section 436(f)(1) of the Code; or (j) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA upon the Borrower or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Section 10.01.
“Excepted Liens” means:
(a)    Liens for taxes, assessments or governmental charges or claims not yet overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP, or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge or claim is to such property;
(b)    Liens in respect of property or assets of the Borrower or any Restricted Subsidiary imposed by law, such as landlords’, vendors’, operators’, suppliers’, carriers’, warehousemen’s, repairmen’s, construction contractors’, workers’, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business or incident to the exploration, development, operation or maintenance of Oil and Gas Properties, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;
(c)    Liens incurred, or pledges or deposits made (i) in connection with workers’ compensation, unemployment insurance and other types of social security, old age pension, public liability obligations or similar legislation and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, (ii) to secure liabilities for reimbursement or indemnification obligations (including obligations in respect of letters of credit or bank guarantees for the benefit of) to insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary, or (iii) to secure the performance of tenders, statutory and regulatory obligations, plugging and abandonment obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of such bonds or to support the issuance thereof) incurred in the ordinary course of business or otherwise constituting Investments permitted hereunder;
(d)    ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any Restricted Subsidiary are located;

(e)    easements, rights-of-way, licenses, restrictions (including zoning restrictions), title defects, exceptions, reservations, deficiencies or irregularities in title, encroachments, protrusions, servitudes, rights, eminent domain or condemnation rights, permits, conditions and covenants and other similar charges or encumbrances (including in any rights of way or other property of the Borrower or its Restricted Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil or other minerals or timber, and other like purposes, or for joint or common use of real estate, rights of way, facilities and equipment) not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole and, to the extent reasonably agreed by the Administrative Agent, any exception on the title reports issued to the Administrative Agent in connection with any Borrowing Base Property;
(f)    any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement;
(g)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(h)    Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued for the account of the Borrower or any Restricted Subsidiary, if such Lien secures only the obligations of the Borrower or such Restricted Subsidiary in respect of such letter of credit or bankers’ acceptance to the extent permitted under Section 9.02;
(i)    leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;
(j)    Liens arising from precautionary UCC financing statement or similar filings made in respect of operating leases entered into by the Borrower or any Restricted Subsidiary;
(k)    Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;
(l)    Liens which arise in the ordinary course of business under operating agreements (including preferential purchase rights, consents to assignment and other restrains on alienation), joint operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty and royalty agreements, reversionary interests, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements that are usual and customary in the Oil and Gas Business and are for claims which are not delinquent for more than sixty (60) days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP, if any such Lien referred to in this clause does not in the aggregate have a Material Adverse Effect;
(m)    any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;
(n)    Liens arising under statutory provisions of applicable law with respect to production purchased from others; and
(o)     Liens, titles and interests of licensors of software and other intangible property licensed by such licensors to the Borrower or any other Credit Party, restrictions and prohibitions on encumbrances and transferability with respect to such property and the Borrower’s or such other Credit Party’s interests therein imposed by such licenses, and Liens and encumbrances encumbering such licensors’ titles and interests in such property and to which the Borrower’s or such other Credit Party’s license interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record, provided that such Liens do not secure Indebtedness of the Borrower or any other Credit Party and do not encumber Property of the Borrower or any other Credit Party other than the Property that is the subject of such licenses.
The parties acknowledge and agree that no intention to subordinate the priority afforded any Lien granted in favor of the Collateral Agent, for the benefit of the Secured Parties under the Security Instruments is to be hereby implied or expressed by the permitted existence of such Excepted Liens.
“Excess Cash” means, at any time, the aggregate cash and Permitted Investments of the Borrower and its Restricted Subsidiaries (other than Excluded Cash) in excess of $75,000,000.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Account” means (a) any Deposit Account, Commodity Account or Securities Account identified in writing to the Administrative Agent on or before the Effective Date or within 15 Business Days of such Deposit Account, Commodity Account or Securities Account being opened, so long as the balance and the fair market value of the securities and commodities in such accounts, in the aggregate, do not exceed $10,000,000 at any time, (b) any Deposit Account that is a zero balance account or a deposit account for which the balance of such Deposit Account is transferred at the end of each date to a deposit account that is not an Excluded Account, (c) any other Deposit Accounts exclusively used for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any employees of the Credit Parties, (d) fiduciary accounts, (e) trust and suspense accounts of the Borrower and any other Credit Party used for payments of royalty obligations, working interest and similar obligations, (f) amounts held in escrow or in trust related to transactions not otherwise prohibited under this Agreement, (g) amounts held in escrow by a trustee under any indenture or other debt instrument pursuant to customary escrow arrangements pending the discharge, defeasance, redemption or repurchase of Indebtedness of the Borrower or any Restricted Subsidiary thereof, in each case solely to the extent the relevant discharge, defeasance, redemption or repurchase would be permitted under this Agreement, and (h) accounts constituting cash collateral accounts permitted under Section 9.03.
“Excluded Cash” means (a) any cash or Permitted Investments of the Borrower or any Restricted Subsidiary in an Excluded Account, (b) any cash or Permitted Investments constituting Cash Collateral held by the Collateral Agent pursuant to this Agreement or any other Loan Document, and (c) checks issued, wires initiated, or automated clearing house transfers initiated, in each case (i) solely to the extent issued or initiated to satisfy bona fide expenditures of the Borrower or any Restricted Subsidiary, and (ii) on account of transactions not prohibited under this Agreement and in the ordinary course of business.
“Excluded Property” means (a) all Excluded Stock; (b) any property to the extent the grant or maintenance of a Lien on such property (i) is prohibited by any Requirement of Law, (ii) could reasonably be expected to result in material and adverse tax consequences to the Borrower or any Restricted Subsidiary, (iii) requires a consent not obtained of any Governmental Authority pursuant to applicable law or (iv) is prohibited by, or requires any consent not obtained under, any Contractual Requirements, except to the extent that such Contractual Requirement (not entered into in contemplation of this Agreement) providing for such prohibition or requiring such consent is ineffective under applicable law (including pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC); (c) motor vehicles and other assets subject to certificates of title; (d) Excluded Accounts; (e) all real property (owned or leased) not constituting Oil and Gas Properties; (f) any foreign assets or credit support with respect to such foreign assets; (g) any property or assets owned by a Foreign Subsidiary or an Unrestricted Subsidiary; (h) any intellectual property; (i) margin stock and, to the extent prohibited by the terms of any applicable organizational documents, joint venture agreement, shareholders’ agreement or similar agreement, Stock or Stock Equivalents in any other Person other than Wholly-Owned Subsidiaries and (j) any property with respect to which, in the reasonable judgment of the Administrative Agent, the cost of obtaining a security interest in, or Lien on, such property in favor of the Secured Parties under the Security Instruments, or the perfection of such security interest or Lien, shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom.
“Excluded Stock” means (a) any Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Administrative Agent, the cost of pledging such Stock or Stock Equivalents in favor of the Secured Parties under the Security Instruments, or the perfection of such pledge, shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom; (b) any Stock or Stock Equivalents that is voting Stock of a Foreign Corporate Subsidiary or FSHCO in excess of 65% of the outstanding Stock and Stock Equivalents of such class (such percentages to be adjusted upon any change of law as may be required to avoid adverse U.S. federal income tax consequences to the Borrower or any Subsidiary); (c) in the case of (i) any Stock or Stock Equivalents of any Subsidiary to the extent the pledge of such Stock or Stock Equivalents is prohibited by Contractual Requirements or (ii) any Stock or Stock Equivalents of any Subsidiary that is non-Wholly-Owned Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Stock or Stock Equivalents of each such Subsidiary described in clause (i) or (ii)

to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (not entered into in contemplation of this Agreement) (other than customary nonassignment provisions which are ineffective under the UCC or other applicable Requirements of Law), (B) any Contractual Requirement prohibits such a pledge without the consent of any other party; but this clause (B) shall not apply if (1) such other party is a Credit Party or a Wholly-Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or a Wholly-Owned Subsidiary) to any Contractual Requirement governing such Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions that are ineffective under the Uniform Commercial Code or other applicable Requirement of Law); (d) the Stock or Stock Equivalents of any Unrestricted Subsidiary, (e) the Stock or Stock Equivalents of any Subsidiary of a Foreign Corporate Subsidiary or FSHCO, (f) any Stock or Stock Equivalents of any Subsidiary to the extent that the pledge of such Stock or Stock Equivalents would result in adverse tax consequences that are not de minimis to the Borrower or any Subsidiary as reasonably determined by the Borrower, and (g) any Stock or Stock Equivalents to the extent the pledge thereof would be prohibited by any Requirement of Law.
“Excluded Subsidiary” means (a) the entities listed on Schedule 1.02(a), (b) any Restricted Subsidiary that is not a Wholly-Owned Material Subsidiary, (c) any direct or indirect Subsidiary of the Borrower that is a Foreign Subsidiary or FSHCO (or any direct or indirect Subsidiary of a Foreign Subsidiary or a FSHCO), (d) any Unrestricted Subsidiary, (e) each Subsidiary that is prohibited by (i) any applicable contractual obligation existing on the Effective Date or the date such Person becomes a Subsidiary (other than customary non-assignment provisions that are ineffective under the UCC or other applicable law or any term, covenant, condition or provision that could be waived by the Borrower or its Affiliates and only to the extent such contractual obligation was not entered into in contemplation of such Subsidiary becoming a Subsidiary or a Restricted Subsidiary), or (ii) such Subsidiary’s organizational documents or any applicable law, rule or regulation, in each case, from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect) or such guarantee or grant of Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary would require a consent, approval, license or authorization of a Governmental Authority (unless such consent, approval, license or authorization has been received and only for so long as such restriction is outstanding), (f) solely in the case of any CFTC Hedging Obligation, any Subsidiary that is not an “eligible contract participant” (as defined in the Commodity Exchange Act) and (g) any other Subsidiary with respect to which, (i) in the reasonable judgment of the Administrative Agent, the cost or other consequences of providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (ii) providing such a guarantee could reasonably be expected to result in material and adverse tax consequences as reasonably determined by the Borrower in good faith.
“Excluded Swap Obligation” means, with respect to the Borrower and the Guarantors individually determined, any CFTC Hedging Obligation if, and solely to the extent that, all or a portion of the guarantee of the Borrower or such Guarantor of, or the grant by the Borrower or such Guarantor of a security interest to secure, such CFTC Hedging Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act by virtue of the Borrower’s or such Guarantor’s failure for any reason to constitute an “eligible contract participant” (as defined in the Commodity Exchange Act) with respect to such CFTC Hedging Obligation at any time such guarantee or grant of a security interest becomes effective with respect to such CFTC Hedging Obligation. If a CFTC Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such CFTC Hedging Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:
(a)    Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes,
(b)    in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment to such Lender that was requested by the Borrower under Section 5.05), or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office,
(c)    Taxes attributable to such Recipient’s failure or inability to comply with Section 5.03(g) or Section 5.03(i), and
(d)    any withholding Taxes imposed under FATCA.
“Existing Letters of Credit” means each letter of credit set forth on Schedule 1.02(b) that was issued under the DIP Credit Agreement prior to the Effective Date by a Person that shall be an Issuing Bank with respect to such letter of credit. On the Effective Date, each Existing Letter of Credit shall be deemed issued and outstanding as a Letter of Credit under this Agreement.
“Existing Secured Swap Agreements” means the Swap Agreements described on Schedule 1.02(c), which shall be secured with the Obligations pursuant to this Agreement and the other Loan Documents.
“Existing Treasury Management Agreements” means Treasury Management Agreements between the Borrower or any other Credit Party, on the one hand, and any Lender or an Affiliate of a Lender, on the other hand, existing on the date hereof, which shall be secured with the Obligations pursuant to this Agreement and the other Loan Documents.
“Extended Hedge Deadline” has the meaning assigned to such term in Section 8.19.

“Facility Amount” means $2,500,000,000.00.
“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Borrower.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version to the extent substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.
“Federal Funds Effective Rate” means, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any date that is a Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Fee Letters” means, collectively, (a) the Fee Letter, dated as of June 28, 2020, among the Borrower and MUFG Union Bank, N.A., (b) the Lead Arranger Fee Letter, dated as of June 28, 2020, among the Borrower and MUFG Union Bank, N.A. and (c) any other fee letters entered into between Administrative Agent (or its Affiliates) and the Borrower.
“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer, or controller of such Person or any other natural person principally responsible for the financial matters of such Person. Unless otherwise specified, all references herein to a Financial Officer mean a Financial Officer of the Borrower.
“Financial Performance Covenants” means the financial covenants set forth in Section 9.01(a), Section 9.01(b), Section 9.01(c) (but only to the extent Other Secured Debt is outstanding at such time or will be outstanding upon giving pro forma effect to the transactions for which pro forma compliance is required to be measured) and Section 9.01(d).

“FLLO Term Loan” means any borrowed money Indebtedness incurred on the Effective Date that is secured by Liens on the Collateral the priority of which are equal and ratable with the Liens securing the Obligations and subject to an Acceptable Collateral Trust Agreement providing for payment priority of the Obligations ahead of such Indebtedness.
“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, in each case as now or hereafter in effect or any successor statute thereto and including any regulations promulgated thereunder.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBOR.
“Forecasted Production” means, for any month of determination, the projected production for such month in respect of (i) crude oil and (ii) natural gas and natural gas liquids (for purposes of this clause (ii) only, taken together), in each case as set forth in the Forecasted Production Report most recently delivered pursuant to Section 8.12(e).
“Forecasted Production Report” means a report certified by a Responsible Officer of the Borrower and in form and substance reasonably satisfactory to the Administrative Agent, setting forth, on a monthly basis for the twenty-four (24) month period beginning on the date of delivery of such Forecasted Production Report, the reasonably anticipated projected production for each such month from the Borrower’s and its Restricted Subsidiaries’ Oil and Gas Properties in respect of (i) crude oil and (ii) natural gas and natural gas liquids (for purposes of this clause (ii) only, taken together), in each case as determined by the Borrower based on the Borrower’s internal engineering reports and as otherwise reasonably satisfactory to the Administrative Agent.
“Forecasted Production Swap Agreements” shall have the meaning provided in Section 9.18.
“Foreign Corporate Subsidiary” means any direct or indirect Foreign Subsidiary that is treated as a corporation for U.S. federal income tax purposes.
“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.
“Free Cash Flow” means the amount, whether positive or negative, equal to (a) an amount equal to the sum of (i) EBITDAX of the Borrower and the other Credit Parties for the period beginning on the Effective Date and ending on the last day of the most recently ended fiscal period for which financial statements have been delivered pursuant to Section 8.01(a) or (b), as applicable (the “Specified Period”) and (ii) the aggregate net cash proceeds received by the Borrower from the issuance of its Stock not constituting Disqualified Stock minus, without duplication, (b) the sum, in each case without duplication, of the following amounts of the Borrower and the other Credit Parties paid during such Specified Period: (i) voluntary and scheduled cash prepayments and repayments of Indebtedness (other than the Tranche A Loans) which cannot be reborrowed pursuant to the terms of such Indebtedness (other than to the extent funded or financed with net cash proceeds from Indebtedness permitted hereunder), (ii) capital expenditures paid in cash, (iii) changes in cash working capital, (iv) consolidated interest expenses determined in accordance with GAAP and paid in cash, (v) income taxes paid in cash, (vi) exploration and development expenses or costs paid in cash, (vii)(A) Investments made in cash (other than to any Credit Party) (other than those made in reliance on Section 9.06(b) or Section 9.06(r)) and (B) Restricted Payments made in cash (other than to any Credit Party) (other than those made in reliance on Section 9.04(f) or Section 9.04(g)) and (viii) to the extent not included in the foregoing and added back in the calculation of EBITDAX, any other cash charge (other than those described in clause (f) of the definition of “EBITDAX”) that reduces the earnings of the Borrower and the other Credit Parties, plus (c) the sum, in each case without duplication, of any non-cash amounts that were deducted from or otherwise served to decrease EBITDAX for such Specified Period, minus (d) the sum, in each case without duplication, of any non-cash amounts that were added to or otherwise served to increase EBITDAX for such Specified Period, plus (e) any net cash proceeds received from Dispositions not required to be applied to repay Indebtedness (including the Loans pursuant to Section 3.04(c)(iii)).
“Free Cash Flow Utilizations” means, for any period, the aggregate amount of each of the following transactions during such period: (a) Restricted Payments made pursuant to Section 9.04(f) or Section 9.04(g), (b) Redemptions of Permitted Additional Debt or Other Secured Debt made pursuant to Section 9.05(a)(iii) and (c) Investments made pursuant to Section 9.06(r).
“FSHCO” means any direct or indirect Subsidiary, substantially all of the assets of which consist of equity interests and/or equity interests and indebtedness (and/or cash and cash equivalents and other assets being held on a temporary basis incidental to the holding of such equity interests and/or indebtedness) in one or more direct or indirect Foreign Corporate Subsidiaries and/or one or more other FSHCOs.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, subject to the terms and conditions set forth in Section 1.05.
“Global Intercompany Note” means that certain Global Intercompany Note, dated as of the date hereof, entered into by and between the issuers and holders party thereto from time to time.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Group Members” means, collectively, the Borrower and each of its Restricted Subsidiaries.
“Guarantee Obligations” means, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness, or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; but the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Guarantors” means the Borrower (on the terms set forth in the Guaranty and Collateral Agreement) and each Restricted Subsidiary that guarantees the Obligations pursuant to Section 8.14.
“Guaranty and Collateral Agreement” means the Guaranty and Collateral Agreement, dated as of the Effective Date, among the Collateral Agent, the Borrower and the Guarantors, in form and substance reasonably satisfactory to the Collateral Agent pursuant to which (a) the Guarantors guaranty, on a joint and several basis, payment of the Obligations, and (b) the Borrower and the Guarantors grant security interests on the Borrower’s and the Guarantors’ personal property constituting “Collateral” as defined therein in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations, as the same may be amended, modified, supplemented or restated from time to time.
“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law due to its hazardous or toxic characteristics including: any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.
“Hedge Availability Shortfall Event” has the meaning assigned to such term in Section 8.19.
“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.
“Historical Financial Statements” means (a) the audited consolidated financial statements of the Borrower for the fiscal year ended December 31, 2019, (b) the unaudited consolidated financial statements of the Borrower for the fiscal quarters thereafter ending March 31, 2020, June 30, 2020 and September 30, 2020 and each other fiscal quarter thereafter ending at least 60 days prior to the Effective Date, and (c) a pro forma unaudited consolidated balance sheet of the Borrower as of the Effective Date (based on the unaudited consolidated balance sheet of the Borrower as of the most recently ended calendar month ended at least 30 calendar days before the Effective Date) based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, after giving effect to the making of the initial extensions of credit under this Agreement, as applicable, on the Effective Date and other Indebtedness permitted under this Agreement.
“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.
“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.
“IBA” has the meaning assigned to such term in Section 1.06.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBOR.”
“Indebtedness” of any Person means, without duplication:
(a)    all indebtedness of such Person for borrowed money,
(b)    all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business and other obligations to the extent such obligations may be satisfied at such Person’s sole discretion by the issuance of Stock of such Person),
(c)    all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments,
(d)    all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property),

(e)    all indebtedness attributable to Capital Leases of such Person,
(f)    all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of banker’s acceptances, letters of credit, or similar arrangements,
(g)    all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above,
(h)    all obligations of the kind referred to in clauses (a) through (f) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person (including accounts and contract rights, but excluding any Stock in joint ventures or Unrestricted Subsidiaries to the extent the Liens on such Stock secures Indebtedness of such joint venture or such Unrestricted Subsidiary that is nonrecourse to any Credit Party), whether or not such Person has assumed or become liable for the payment of such obligation, but the amount of Indebtedness for purposes of this clause (h) shall be an amount equal to the lesser of the unpaid amount of such Indebtedness and the Fair Market Value of the property subject to such Lien,
(i)    liabilities with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment other than in respect of a Qualifying VPP (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment (other than a Qualifying VPP) created by such Person or for the creation of which such Person directly or indirectly received payment), and
(j)    for the purposes of Section 9.02, Section 9.03, Section 10.01(f) and Section 10.01(g) only, all net obligations of such Person in respect of Swap Agreements (and any reference to the “principal amount” of obligations, or Indebtedness, in respect of any Swap Agreement shall be the Swap Termination Value at the relevant time of determination).
The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding the foregoing, (i) any Indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or cash equivalents (in an amount sufficient to satisfy all such obligations relating to such Indebtedness at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such Indebtedness, shall not constitute or be deemed Indebtedness, if such defeasance has been made in a manner not prohibited by this Agreement, (ii) Indebtedness shall not include endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business, (iii) for purposes of Sections 9.01 and 9.02, a Qualifying VPP shall not be treated as Indebtedness and (iv) Indebtedness shall not include obligations or liabilities arising in accordance with GAAP under arrangements or transactions in respect of the Borrower’s and its Restricted Subsidiaries’ headquarters and field offices (other than any financing transaction for borrowed money).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and, (b) to the extent not otherwise described in (a), Other Taxes, in each case, excluding any interest, penalties or expenses caused by the Administrative Agent’s or Lender’s gross negligence or willful misconduct (as determined in a final and non-appealable judgment by a court or competent jurisdiction).
“Indemnitee” has the meaning assigned to such term in Section 12.03(b).
“Ineligible Person” means, on any date, (a) a natural person (or a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (b) a Defaulting Lender or any parent entity thereof, (c) the Borrower or any Subsidiary or Affiliate of the Borrower or (d) any competitor of the Borrower which has been designated by the Borrower as an “Ineligible Person” by notice to the Administrative Agent and the Lenders (including by posting such notice electronically) not less than two Business Days before such date; but “Ineligible Person” shall exclude any Person that the Borrower has designated as no longer being an “Ineligible Person” by notice delivered to the Administrative Agent from time to time.
“Information” has the meaning assigned to such term in Section 12.11.
“Initial Swap Schedule” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of a date on or about the date of delivery of the Initial Reserve Report, the terms, and Swap PV of all Swap Agreements of the Credit Parties with an Approved Counterparty on such date.
“Initial Redetermination Date” means October 1, 2021.
“Initial Reserve Report” means an internally prepared report with respect to the Oil and Gas Properties of the Credit Parties to which Proved Reserves are attributed (other than VPP Properties or Oil and Gas Properties that are uneconomic based upon the pricing assumptions consistent with the most recent Bank Price Deck provided by the Administrative Agent to the Borrower) prepared by, or under the supervision of, the chief engineer of the Borrower with an “as of” date of January 1, 2021, prepared by an Approved Petroleum Engineer as to at least 80% by volume of the Oil and Gas Properties covered thereby, with the balance prepared by or under the supervision of the Borrower’s chief engineer.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.
“Interest Payment Date” means with respect to (a) any ABR Loan, the last day of each March, June, September and December and the Tranche A Termination Date or the Tranche B Maturity Date, as applicable, and (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Borrowing of LIBOR Loans with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Borrowing of LIBOR Loans, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months or any other period requested by the Borrower) thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period pertaining to a Borrowing of LIBOR Loans that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) no Interest Period may have a term which would extend beyond the Maturity Date, and (d) the Borrower may elect Interest Periods commencing on the date of such Borrowing and ending between one week and one month thereafter if an Interpolated Rate may be determined with respect to such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interim Redetermination” has the meaning assigned to such term in Section 2.07(b).
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate (for the longest period for which the LIBOR Screen Rate is) that is shorter than the Impacted Interest Period; and (b) the LIBOR Screen Rate for the shortest period (for which that LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time, provided, that, if any Interpolated Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement.
“Investment” means, for any Person:
(a)    the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale),
(b)    the making of any deposit with, or advance, loan or other extension of credit to, assumption of Indebtedness of, or capital contribution to, or purchase or other acquisition of an equity participation in, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person) (including any partnership or joint venture),
(c)    the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness or

(d)    the purchase or other acquisition (in one transaction or a series of transactions) of (i) all or substantially all of the property and assets or business of another Person, or (ii) assets constituting a business unit, line of business or division of such Person; but in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 9.06.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Issuing Bank” means (a) MUFG Union Bank, N.A., Bank of America, N.A., Bank of Montreal, Wells Fargo Bank, N.A., Citibank, N.A. JPMorgan Chase Bank, N.A. and Royal Bank of Canada, (b) any issuer of an Existing Letter of Credit, and (c) each Lender that is reasonably acceptable to the Administrative Agent and the Borrower and that agrees to act as an issuer of Letters of Credit hereunder, in each case, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event there is more than one Issuing Bank hereunder at any time, references herein and in the other Loan Documents to the “Issuing Bank” shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit, or to all Issuing Banks, as the context requires.
“LC Commitment” means, at any time, $200,000,000, as the same may be modified from time to time in accordance with the terms of this Agreement.
“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of the aggregate Undrawn Amount of all outstanding Letters of Credit at such time plus the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Tranche A Lender at any time shall be its Applicable Percentage of the total LC Exposure of all Tranche A Lenders at such time.
“LC Issuance Limit” means, with respect to each Issuing Bank, the amount set forth on Schedule 1.02(d) opposite such Issuing Bank’s name.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lender Treasury Management Agreement” means a Treasury Management Agreement between the Borrower or any other Credit Party, on the one hand, and any counterparty that is a Treasury Management Lender, on the other hand.

“Lenders” means the Persons listed on Annex I, any Person that shall have become a party hereto pursuant to an Assignment and Assumption, and any Person that shall have become a party hereto as an Additional Lender pursuant to Section 2.06(c), other than, in each case, any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Letter of Credit” means (a) any standby letter of credit issued pursuant to this Agreement and (b) each Existing Letter of Credit.
“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with an Issuing Bank relating to a Letter of Credit as the Issuing Bank may specify to the Borrower for use in connection with such Letter of Credit.
“LIBOR” means, for any Interest Period for each LIBOR Loan, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m. (London time) two (2) Business Days before the first day of such Interest Period; provided that if the LIBOR Screen Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% with respect to any Loans; provided further that if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then LIBOR shall be the Interpolated Rate.
“LIBOR Loan” means any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“LIBOR Screen Rate” shall have the meaning provided in the definition of “LIBOR.”
“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including the lien or security interest arising from a mortgage, pledge, security agreement, or a financing lease, consignment or bailment for security purposes, but in no event shall an operating lease be deemed to be a Lien.
“Liquidate” means, with respect to any Swap Agreement, the sale, assignment, novation, unwind, cancellation or early termination of all or any part of such Swap Agreement; provided that for purposes of this definition, a Swap Agreement shall not be deemed to have been Liquidated if, (a) such Swap Agreement is novated to an Approved Counterparty, with the Borrower or another Credit Party being the “remaining party” for purposes of such novation, or (b) upon its sale, assignment, novation, unwind or early termination, it is replaced, in a substantially contemporaneous transaction, with one or more Swap Agreements with prices, tenors and volumes not less favorable to the Credit Parties than those of such replaced Swap Agreements and without cash payments to the Borrower or any other Credit Party in connection therewith. The terms “Liquidated” and “Liquidation” have correlative meanings thereto.
“Loan Documents” means this Agreement, the Notes, the Fee Letters, the Letter of Credit Agreements and the Security Instruments.
“Loan Limit” means the least of (a) the Facility Amount, (b) the then-effective Total Tranche A Commitment, and (c) the Available Borrowing Base at such time.
“Loan Limit Utilization Percentage” means, as of any day, the fraction (expressed as a percentage), (a) the numerator of which is the aggregate Revolving Credit Exposures on such day, and (b) the denominator of which is the Loan Limit in effect on such day.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Majority Lenders” means, (a) at any time there are Tranche A Commitments, Non-Defaulting Lenders having or holding more than fifty percent (50%) of the sum of (i) the Total Tranche A Commitments of all Non-Defaulting Lenders plus (ii) the aggregate amount of outstanding Tranche B Loans, (b) at any time while any Tranche A Loan or LC Exposure is outstanding but there are no Tranche A Commitments, Non-Defaulting Lenders holding more than fifty percent (50%) of the sum of the outstanding aggregate principal amount of the Tranche A Loans and the Tranche B Loans and participation interests in Letters of Credit of all Non-Defaulting Lenders (in each case without regard to any sale by a Non-Defaulting Lender of a participation in any Loan under Section 12.04(c)) and (c) at any time while no Tranche A Loans, LC Exposure or Tranche A Commitments are outstanding, Non-Defaulting Lenders having or holding more than fifty percent (50%) of the total Tranche B Loans of all Non-Defaulting Lenders.
“Material Adverse Effect” means (a) after giving effect to the filing of the Chapter 11 Cases, the entry of the Confirmation Order and the confirmation and consummation of the Plan of Reorganization and (b) excluding any matters publicly disclosed prior to the filing of the Chapter 11 Cases, any matters disclosed in any first day pleadings or declarations in connection with the Chapter 11 Cases and the events and conditions related and/or leading up to the Chapter 11 Cases and the effects thereof, any circumstance or condition (each, an “Event”), that, individually or together with all other Events, would have a material adverse effect on the (i) business, operations, Property or condition (financial or otherwise) of the Credit Parties taken as a whole, (ii) ability of the Credit Parties, taken as a whole, to perform their payment obligations under the Loan Documents, or (iii) rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender under the Loan Documents.
“Material Indebtedness” means any Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the other Group Members in an aggregate outstanding principal amount in excess of the greater of $75,000,000 and 2.0% of Adjusted Consolidated Net Tangible Assets for the most recently ended Rolling Period for which financial statements are available. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value of such Swap Agreement (giving effect to any netting agreements) that the

Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary (a) that owns any Borrowing Base Properties, (b) incurs or guarantees any Material Indebtedness, or (c) whose assets or revenues, when taken together with its Subsidiaries, as of the last day of the most recent fiscal quarter for which financial statements are required to have been delivered pursuant to Section 8.01(a) or Section 8.01(b), were equal to or greater than 2.5% of the consolidated assets or the consolidated revenues of the Borrower and the other Group Members as of such date, as the case may be, determined in accordance with GAAP; provided that, if as of the last day of the most recent fiscal quarter for which financial statements are required to have been delivered pursuant to Section 8.01(a) or Section 8.01(b), the aggregate assets or revenues attributable to all Restricted Subsidiaries that are not Material Subsidiaries exceed 5.0% of the consolidated assets or the consolidated revenues of the Borrower and the other Group Members as of such date, as the case may be, then the Borrower shall designate in the compliance certificate required to be delivered pursuant to Section 8.01(c) for such fiscal quarter or fiscal year, as applicable, one or more Restricted Subsidiaries that are not Material Subsidiaries as Material Subsidiaries as may be necessary to eliminate such excess, and upon the delivery of such compliance certificate to the Administrative Agent, such designated Restricted Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.
“Maturity Date” means the later of the Tranche A Termination Date and the Tranche B Maturity Date.
“Minimum Collateral Coverage Percentage” means 90%.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
“Mortgage” means a mortgage or a deed of trust, deed to secure debt, trust deed, assignment of as-extracted collateral, fixture filing or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, in such form as agreed between the Borrower and the Collateral Agent.
“Mortgaged Property” means, at any time, any real or immovable Property owned by the Borrower or any other Credit Party which is subject to the Liens existing at such time under the terms of the Security Instruments but, notwithstanding any provision in any Mortgage to the contrary, in no event shall any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) located on the Mortgaged Properties (as defined in the applicable Mortgage) within an area having special flood hazards and in which flood insurance is available under the National Flood Insurance Act of 1968 be included in the definition of “Mortgaged Property” or “Mortgaged Properties” and no such Building or Manufactured (Mobile) Home shall be encumbered by any Mortgage.
“Multiemployer Plan” means any employee pension plan as defined in Section 3(2) of ERISA covered by Title IV of ERISA that is a multiemployer plan as defined in section 4001 (a)(3) of ERISA, to which (a) the Borrower or a Subsidiary makes, or is obligated to make, contributions or during the preceding five plan years has made, or been obligated to make, contributions, or (b) any of Borrower or a Subsidiary has or would reasonably expect to have any liability, including on account of an ERISA Affiliate.
“New Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(d).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-U.S. Lender” means any Lender that is not a U.S. Person.
“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A or such other form reasonably approved by the Administrative Agent and Borrower, together with all amendments, modifications, replacements, extensions and rearrangements thereof.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day, and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means any and all amounts owing or to be owing (including all interest on any of the Loans, any interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Guarantor (or which could accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) by the Borrower or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent; the Collateral Agent; the Issuing Banks or any Lender under any Loan Document; (b) to any Secured Swap Party under any Secured Swap Agreement or (c) to any Treasury Management Lender under any Lender Treasury Management Agreement, including in each case all renewals, extensions and/or rearrangements of any of the above; provided that solely with respect to any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder, Excluded Swap Obligations of such Guarantor shall in any event be excluded from “Obligations” owing by such Guarantor.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Oil and Gas Business” means the business of acquiring, exploring, drilling, exploiting, developing, producing, operating, treating, storing, gathering, processing, and selling oil and gas and the products thereof, together with activities (including physical and financial hedging and swapping and marketing activities) that are ancillary thereto.
“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization agreements, communitization agreements, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, production sales or other contracts, farmout agreements, farm-in agreements, area of mutual interest agreements, equipment leases and other agreements which relate to any Hydrocarbon Interests or any interests therein or to the production, sale, purchase, exchange, processing, handling, storage, transporting or marketing of any Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to any Hydrocarbon Interests, including all compressor sites, settling ponds and equipment or pipe yards; and (g) all Properties, rights, titles, interests and estates described or referred to above whether now owned or hereinafter acquired, including any and all Property, real or personal, immoveable or moveable, situated upon, used, held for use or useful in connection with the operating, working or development of any Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all wellbores, oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, pipelines, sales and flow lines, gathering systems, field gathering systems, salt water disposal facilities, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, steam generation facilities, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements, servitudes licenses and other surface and subsurface rights, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.
“Organizational Documents” means, relative to any Person, its certificate or articles of organization, formation or incorporation (or comparable document) and its by-laws, partnership agreement, limited liability company agreement or operating agreement (or similar arrangements applicable to ownership).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Secured Debt” means any debt described in Section 9.02(p).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04 or Section 5.05).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight LIBOR borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Parent Entity” means any direct or indirect parent of the Borrower.
“Participant” has the meaning assigned to such term in Section 12.04(c).
“Participant Register” has the meaning assigned to such term in Section 12.04(c).
“Payment in Full” means (a) the Commitments have expired or been terminated, (b) the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been indefeasibly paid in full in cash (other than contingent indemnification obligations), (c) all Letters of Credit shall have expired or terminated (or are cash collateralized or otherwise arrangements in respect of which have been made to the satisfaction of the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed, and (d) all amounts due under Secured Swap Agreements shall have been indefeasibly paid in full in cash (or such Secured Swap Agreements have been cash collateralized or otherwise arrangements in respect of which have been made, to the satisfaction of the applicable Secured Swap Party).
“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.
“Permitted Additional Debt” means any unsecured senior, senior subordinated or subordinated Indebtedness issued by the Borrower or any other Credit Party pursuant to Section 9.02(v) herein, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation before the 91st day after the Maturity Date (other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default), (b) if such Indebtedness is senior subordinated or subordinated Indebtedness, the terms of such Indebtedness provide for customary subordination of such Indebtedness to the Obligations, and (c) as to which no Subsidiary (other than a Credit Party) is an obligor under such Indebtedness.
“Permitted Investments” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:
(i)    Dollars;
(ii)    securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of the U.S. government, in each case with maturities of 24 months or less from the date of acquisition;

(iii)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus of not less than $500,000,000 or any foreign commercial bank having capital and surplus of not less than $1,000,000,000 (or the Dollar equivalent as of the date of determination);
(iv)    repurchase obligations for underlying securities of the types described in clauses (ii), (iii) and (vii) entered into with any financial institution meeting the qualifications specified in clause (iii) above;
(v)    commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;
(vi)    marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) and in each case maturing within 24 months after the date of creation or acquisition thereof;
(vii)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having a rating of Baa3 or higher from Moody’s or BBB- or higher from S&P with maturities of 24 months or less from the date of acquisition;
(viii)    Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated within the top three ratings category by S&P or Moody’s; and
(ix)    investment funds investing 90.00% of their assets in securities of the types described in clauses (i) through (viii) above.
Notwithstanding the foregoing, Permitted Investments shall include amounts denominated in currencies other than Dollars, if such amounts are converted into Dollars as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
“Permitted Investors” means (a) Franklin Advisers, Inc., (b) Fidelity Management and Research Company LLC, (c) PGIM, Inc., (d) Blackrock Inc., (e) Appaloosa LP, (f) DE Shaw & Co., L.P. (g) Capital Research and Management Company, (h) CarVal Investors LLC on behalf of the fund entities it manages, (i) Glendon Capital Management L.P., (j) Oaktree Capital Group, LLC and (k) any Affiliates and any investment funds advised, co-advised, managed or co-managed by any of the foregoing.
“Permitted Lien” means any Lien permitted under Section 9.03.

“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used (or held for use and in fact used within 90 days of receipt thereof) to modify, extend, refinance, renew, replace or refund (or to refund to the Borrower any amounts repaid, repurchased or prepaid in respect of Indebtedness within 90 days before the incurrence of such Indebtedness) in whole or in part (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness), if (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately before such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other amounts paid and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) if the Indebtedness being Refinanced is Indebtedness permitted by Section 9.02(b), the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness are not changed (except that a Credit Party may be added as an additional obligor), (C) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 9.02(c), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness, and (D) if the Indebtedness being Refinanced is Indebtedness permitted by Section 9.02(b), terms and conditions of any such Permitted Refinancing Indebtedness, taken as a whole (excluding terms as to interest rates, fees, floors, funding discounts and redemption or prepayment premiums), are either (A) reasonably satisfactory to the Administrative Agent, or (B) either (1) not be materially more restrictive, taken as a whole, to the Borrower and its Restricted Subsidiaries, than the Loan Documents (or the Lenders receive the benefit of the more restrictive terms which, for avoidance of doubt, may be provided to them without their consent), or (2) apply after the Maturity Date; provided that if a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days before the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Petition Date” has the meaning assigned to such term in the recitals hereto.
“Petroleum Industry Standards” means the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.
“Plan” means any single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six years maintained or contributed to (or to which there is or was an obligation to contribute or to make payments to) by the Borrower or a Subsidiary, or with respect to which the Borrower or a Subsidiary has liability, including on account of an ERISA Affiliate.
“Plan Effective Date” means the “Effective Date” as defined in the Plan of Reorganization.
“Plan of Reorganization” has the meaning assigned to such term in the recitals hereto.
“Post-Default Rate” has the meaning assigned to such term in Section 3.02(c).
“Pre-Petition Credit Agreement” has the meaning assigned to such term in the recitals hereto.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Forma Basis” means, with respect to compliance with any test or covenant or calculation of any ratio (or any component thereof) hereunder in connection with any incurrence, Investment, acquisition, Disposition, consolidation, merger, designation, assumption, payment or any other transaction, a determination or calculation of such test, covenant or ratio (or component) that is made (a) in good faith by the chief financial officer, principal accounting officer or treasurer of the Borrower and reasonably acceptable to the Administrative Agent, (b) other than for purposes of calculating the Consolidated Secured Indebtedness Coverage Ratio, as of the last day of the most recently ended Rolling Period as if the relevant incurrence, Investment, acquisition, Disposition, consolidation, merger, designation, assumption, payment or other transaction had occurred on the first day of such Rolling Period, (c) at the option of the Borrower, giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of EBITDAX, but in the case of this clause (c), for any Rolling Period, the aggregate amount of such adjustments added back in determining EBITDAX for such Rolling Period shall not exceed 5% of the EBITDAX for such Rolling Period and (d) for purposes of calculating the Consolidated Secured Indebtedness Coverage Ratio, as of the most recently occurring Coverage Ratio Test Date, giving effect to the adjustments provided for in the last sentence of the defined term “Total PDP PV-10” and as if the relevant incurrence, assumption, payment or other transaction had occurred on such Coverage Ratio Test Date.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.
“Proposed Acquisition” has the meaning assigned to such term in Section 9.18(a)(iii).
“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).
“Proved Developed Producing Reserves” means oil and gas mineral interests that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Producing Reserves.”
“Proved Reserves” means oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves,” (b) “Developed Non-Producing Reserves,” or (c) “Undeveloped Reserves.”
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning set forth in Section 8.01.
“PV-10” means the present value of the Credit Parties’ Oil and Gas Properties or Borrowing Base Properties, as the case may be (calculated before federal and state income taxes (but not other taxes customarily included in such calculation, including sales, ad valorem and severance taxes)), discounted at 10% per annum, of the future net revenues expected to accrue to the Credit Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in a manner consistent with past practice and other than in respect of calculating the Total PDP PV-10 (which shall be calculated using the Ten-Year Strip Price), shall be calculated using the Administrative Agent’s Bank Price Deck.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).
“QFC Credit Support” has the meaning set forth in Section 12.18.
“Qualified ECP Counterparty” means, in respect of any CFTC Hedging Obligation, the Borrower and each Guarantor to the extent that such Person (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such CFTC Hedging Obligation or any grant of a security interest to secure such CFTC Hedging Obligation becomes effective or (b) otherwise constitutes an “eligible contract participant” with respect to such Swap Agreement under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualifying VPP” means (a) each VPP existing on the Effective Date and (b) any VPP granted by a Group Member or Group Members (the “VPP Seller”) to the purchaser of the VPP (the “VPP Buyer”); if (i) no portion of the working or other interests in oil and gas properties burdened by the VPP (the “VPP Properties”) constitute Collateral, (ii) the consideration for such VPP consists only of cash or cash equivalents, (iii) any obligation of any Group Member to purchase the VPP Buyer’s share of production is at a fair market index price in effect from time to time (adjusted for shrinkage and transportation costs, as applicable), (iv) any Liens securing the VPP or any related obligations of the VPP Seller to the VPP Buyer are limited to the VPP Seller’s retained interests in the VPP Properties and the production therefrom and its rights, titles and interests related thereto, and

(v) no Default or Event of Default shall have occurred and be continuing at the time of the grant of the VPP or shall result therefrom.

“Real Estate Financing” means any Indebtedness incurred or issued by the Borrower or any of its Restricted Subsidiaries (including pursuant to any lease arrangements) in respect of (or secured by) any rights and interests held by the Borrower or any of its Restricted Subsidiaries in the Borrower’s and its Restricted Subsidiaries’ headquarters and field offices and customary ancillary assets, including accessions thereto and proceeds thereof (the “Real Estate Financing Assets”).
“Real Estate Financing Assets” has the meaning given to such term within the definition of “Real Estate Financing”.
“Recipient” means (a) the Administrative Agent, (b) the Collateral Agent, (b) any Lender, and (c) any Issuing Bank, as applicable.
“Redemption” means with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Indebtedness. “Redeem” has the correlative meaning thereto.
“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning assigned to such term in Section 12.04(b)(iv).
“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.
“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping, or disposing.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Remedial Work” has the meaning assigned to such term in Section 8.10(a).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Required Lenders” means, (a) at any time while no Tranche A Loan or LC Exposure is outstanding, Non-Defaulting Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the Total Tranche A Commitments of all Non-Defaulting Lenders, (b) at any time while any Tranche A Loan or LC Exposure is outstanding, Non-Defaulting Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Tranche A Loans and participation interests in Letters of Credit of all Non-Defaulting Lenders (in each case without regard to any sale by a Non-Defaulting Lender of a participation in any Tranche A Loan under Section 12.04(c)), and (c) at any time while no Tranche A Loans, LC Exposure or Tranche A Commitments are outstanding, Lenders having or holding at least sixty-six and two-thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Tranche B Loans.
“Required Swaps” has the meaning assigned to such term in Section 8.19.
“Requirement of Law” means, as to any Person, any law, treaty, rule, regulation statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
“Reserve Report” means the Initial Reserve Report and each subsequent report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of the dates set forth in Section 8.12(a) (or such other date in the event of an Interim Redetermination or such other acquisition or Investment as contemplated under Section 2.07(f)), the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the other Credit Parties (other than VPP Properties or Oil and Gas Properties that are uneconomic based upon the pricing assumptions consistent with the most recent Bank Price Deck provided by the Administrative Agent to the Borrower), together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with the most recent Bank Price Deck provided by the Administrative Agent to the Borrower.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means as to any Person, the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Assistant Treasurer, the General Counsel, any Senior Vice President or any Executive Vice President of such Person (or, in the case of any limited partnership without its own officers, any of the foregoing of the general partner of such limited partnership). Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of any Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person. Unless otherwise specified, all references to a Responsible Officer herein mean a Responsible Officer of the Borrower.
“Restricted Payment” has the meaning assigned to such term in Section 9.04.
“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.
“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of June 28, 2020, by and among the Consenting Stakeholders (as defined therein), the Borrower and the other Company Parties (as defined therein) party thereto, as amended, supplemented, restated, replaced or modified from time to time.
“Restructuring Transactions” means, collectively, the transactions that are set forth on Schedule 9.06(q).
“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.
“Revolving Credit Exposure” means, with respect to any Tranche A Lender at any time, the sum of the outstanding principal amount of such Lender’s Tranche A Loans and its LC Exposure at such time.
“Rolling Period” means, subject to the last paragraph of the definition of “EBITDAX”, for the end of any fiscal quarter, the period of four (4) consecutive fiscal quarters ending on the last day of such fiscal quarter.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business and any successor thereto that is a nationally recognized rating agency.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any member state thereof, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union (or any member state thereof), Her Majesty’s Treasury of the United Kingdom.
“Scheduled Redetermination” has the meaning assigned to such term in Section 2.07(b).
“Scheduled Swap Agreements” means the Swap Agreements of the Credit Parties included in the most recently delivered Swap Schedule delivered pursuant to Section 8.12 or, before the delivery of the first such Swap Schedule, the Initial Swap Schedule. For the avoidance of doubt, if on any date a Swap Agreement included in the most recent Swap Schedule has been terminated or no Credit Party is a party thereto, then such Swap Agreement is no longer a Scheduled Swap Agreement.
“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.
“Secured Indebtedness” shall mean for Borrower and the other Credit Parties, the sum of the following, as of the date of measurement:
(a)    the outstanding principal balance of the Loans, plus
(b)    the face amount of all drawn letters of credit issued for the account of such Person (or for which such Person is liable) and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to drawn letters of credit and other similar instruments issued by such Person (or for which such Person is liable) (to the extent not cash collateralized or backstopped by a letter of credit or similar instrument), plus
(c)    the principal portion of Indebtedness attributable to Capital Leases and Indebtedness secured by purchase money Liens as of the date of measurement, plus
(d)    the principal portion of other secured Indebtedness for borrowed money of the Credit Parties as of the date of measurement that is then secured by Liens on Collateral that are pari passu with or senior or junior to the Liens securing the Obligations.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, each Issuing Bank, each Lender, each Treasury Management Lender and each Secured Swap Parties, and “Secured Party” means any of them individually.
“Secured Swap Agreement” means a Swap Agreement between (a) any Credit Party, and (b) a Secured Swap Party, which shall include, for the avoidance of doubt, the Existing Secured Swap Agreements.
“Secured Swap Obligations” means Obligations referred to in clause (b) of the definition of Obligations.

“Secured Swap Party” means, with respect to any Swap Agreement, (a) any Person who is an Approved Counterparty under clause (a) of the definition thereof and who is the counterparty to such Swap Agreement with a Credit Party, (b) any Person who was a Lender or an Affiliate of a Lender at the time when such Person entered into such Swap Agreement (or, with respect to any Existing Secured Swap Agreement, as of the Effective Date), including by way of novation, assignment, or other transfer, who is a counterparty to any such Swap Agreement with a Credit Party; provided that any such Secured Swap Party that ceases to be a Lender or an Affiliate of a Lender shall continue to be a “Secured Swap Party” for purposes of the Loan Documents to the extent that such Secured Swap Party entered into a Secured Swap Agreement with the Borrower or any other Credit Party prior to the date hereof or at the time such Secured Swap Party was a Lender (or Affiliate of a Lender) hereunder and such Secured Swap Agreement remains in effect and there are remaining obligations under such Secured Swap Agreement (but excluding any transactions, confirms, or trades entered into after such Person ceases to be a Lender or an Affiliate of a Lender) (it being understood that if such Swap Agreement is novated or otherwise transferred by such Person to a third party that is not a Lender or an Affiliate of a Lender, such third party shall not constitute a Secured Swap Party) and (c) any Person who is an Approved Counterparty under clause (b) of the definition thereof and who is party to an Acceptable Hedge Intercreditor Agreement.
“Securities Account” shall have the meaning set forth in Article 9 of the UCC or other applicable law.
“Security Agreement” means (a) the Guaranty and Collateral Agreement and (b) any other security agreement entered into by the Credit Parties in favor of the Collateral Agent for the benefit of the Secured Parties in a form reasonably acceptable to the Collateral Agent.
“Security Instruments” means the Mortgages, deeds of trust, pledge agreements, Security Agreements, control agreements, Acceptable Collateral Trust Agreements, Acceptable Intercreditor Agreements, Acceptable Hedge Intercreditor Agreements, and other agreements, instruments or supplements described or referred to in Exhibit E, and any and all other agreements, instruments, supplements, or consents now or hereafter executed and delivered by the Borrower or any other Credit Party (other than Secured Swap Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement), in each case in connection with, or in order to guarantee or provide collateral security for the payment or performance of the Obligations, the Loans, the Notes, this Agreement or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, with respect to any Person, that as of any date of determination, that (i) the sum of the debt (including contingent liabilities) of such Person its subsidiaries, taken as a whole, does not exceed the fair value of the assets of such Person and its subsidiaries, taken as a whole; (ii) the capital of such Person and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person or its subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) such Person and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Additional Debt” has the meaning assigned to such term in Section 2.07(f).
“Specified Period” has the meaning assigned to such term in the definition of “Free Cash Flow”.
“Specified Subsidiary” means, at any date of determination any Restricted Subsidiary (a) whose total assets at the last day of the Rolling Period ending on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 8.01(a) or Section 8.01(b) have been delivered were equal to or greater than 15% of the Adjusted Consolidated Net Tangible Assets of the Borrower and the Restricted Subsidiaries at such date, or (b) whose revenues during such Rolling Period were equal to or greater than 15% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Stock” means any and all shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.
“subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of Stock or other ownership interests having ordinary voting power (other than Stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Borrower.
“Subsidiary” means, unless stated otherwise, any subsidiary of the Borrower.
“Supported QFC” has the meaning set forth in Section 12.18.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the other Credit Parties shall be a Swap Agreement. If multiple transactions are entered into under a master agreement, each transaction is a separate Swap Agreement.
“Swap PV” means, with respect to any Swap Agreement, the present value, discounted at 10% per annum, of the future receipts expected to be paid to the Borrower or its Restricted Subsidiaries under such Swap Agreement netted against the Administrative Agent’s then-current Bank Price Deck; provided that the “Swap PV” shall never be less than $0.00.
“Swap Schedule” means any report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of a date on or about the date of delivery of the Reserve Report delivered in connection with each of the Initial Redetermination Date, each Scheduled Redetermination and each Interim Redetermination, the terms, counterparty and Swap PV of all Swap Agreements of the Credit Parties with an Approved Counterparty on such date.
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date before the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreement (including any Lender or any Affiliate of a Lender).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Ten-Year Strip Price” means, as of any date, (a) for the 120-month period commencing with the month in which such date occurs, as quoted on the New York Mercantile Exchange (the “NYMEX”) adjusted for applicable differentials (based on average of last twelve (12) months actuals) and hedge agreements and published in a nationally recognized publication for such pricing reasonably acceptable to the Administrative Agent (as such prices may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations), the corresponding monthly quoted futures contract price for such months 0–120, and (b) for periods after such 120 month period, the average corresponding monthly quoted futures contract price for months 108-120.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR,
“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.
“Test Quarter” has the meaning set forth in Section 8.19.
“Total PDP PV-10” means, as of any date of determination, the sum of (i) PV-10 of the Credit Parties’ Oil and Gas Properties characterized as Proved Developed Producing reserves, and (ii) the estimated market value of the Credit Parties’ hedge position, discounted using an annual discount rate of 10%. Each calculation of such Total PDP PV-10 shall be made (a) using the Ten-Year Strip Price adjusted in a manner reasonably acceptable to the Administrative Agent for any basis differential, quality and gravity, (b) using costs as of the date of estimation without future escalation, and without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and (c) to the extent not otherwise specified in the preceding clauses of this sentence, using reasonable economic assumptions consistent with such clauses. Total PDP PV-10 shall be calculated on a pro forma basis, giving effect to (i) acquisitions and Dispositions of Oil and Gas Properties consummated by the Borrower and the other Credit Parties since the date of the Reserve

Report most recently delivered to the Administrative Agent (provided that, in the case of any acquisition of Oil and Gas Properties, the Administrative Agent shall have received a Reserve Report, in form and substance reasonably satisfactory to it, evaluating the Proved Developed Producing Reserves attributable thereto) and (ii) the unwind, monetization or termination of, or the entry into, any hedge agreement to which a Credit Party is a party, in each case occurring since the date of the Reserve Report most recently delivered to the Administrative Agent.
“Total Tranche A Commitments” means, at any time, the aggregate Tranche A Commitments of all the Tranche A Lenders. As of the Effective Date, the Total Tranche A Commitment is $1,750,000,000.
“Tranche A Borrowing” means Tranche A Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.
“Tranche A Commitment” means (a) with respect to each Lender that is a Lender on the Effective Date, the amount set forth opposite such Lender’s name on Annex I as such Lender’s “Tranche A Commitment,” and (b) in the case of any Lender that becomes a Lender after the Effective Date, the amount specified as such Lender’s “Tranche A Commitment” in the Assignment and Assumption pursuant to which such Lender assumed a portion of the Total Tranche A Commitment, in each case, as the same may be changed from time to time pursuant to the terms of this Agreement.
“Tranche A Lender” means a Lender having a Tranche A Commitment or an outstanding Tranche A Loan.
“Tranche A Loan” means a Loan made pursuant to Section 2.01(a).
“Tranche A Termination Date” means February 9, 2024.
“Tranche B Borrowing” means Tranche B Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.
“Tranche B Commitment” means, with respect to each Lender, the Commitment, if any, of such Lender to make a Tranche B Loan on the Effective Date, expressed as an amount representing the principal amount of the Tranche B Loan to be made by such Lender on the Effective Date, it being understood that such Commitment will be terminated upon the making of such Tranche B Lender’s Tranche B Loan or as otherwise provided in Section 2.06.
“Tranche B Lender” means a Lender having a Tranche B Commitment or an outstanding Tranche B Loan.
“Tranche B Loan” means a Loan made pursuant to Section 2.01(b).
“Tranche B Maturity Date” means February 7, 2025.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any Subsidiary or any of their Affiliates in connection with the Transactions and the Loan Documents.
“Transactions” means, (a) with respect to the Borrower, (i) the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, (ii) the borrowing of Loans and the issuance of Letters of Credit hereunder, and (iii) the grant of Liens by the Borrower on Mortgaged Properties and other Collateral pursuant to the Security Instruments, (b) with respect to each Guarantor, (i) the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, (ii) the guaranteeing of the Obligations by such Guarantor and (iii) the grant by such Guarantor of Liens on Mortgaged Properties and other Collateral pursuant to the Security Instruments and (c) the effectiveness and consummation of the Plan of Reorganization pursuant to the Confirmation Order.
“Treasury Management Agreement” means any agreement to provide cash management services, including treasury, depositing, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements, which shall include, for the avoidance of doubt, the Existing Treasury Management Agreements.
“Treasury Management Lender” means (a) any Person that, at the time it enters into a Treasury Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Treasury Management Agreement, and (b) any counterparty to an Existing Treasury Management Agreement.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the ABR or the Adjusted LIBO Rate.
“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s or any other Secured Party’s Lien on any Collateral.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Undrawn Amount” means, at any time, with respect to any Letter of Credit, the maximum amount that may be drawn under such Letter of Credit after giving effect to (a) all provisions in such Letter of Credit providing for future automatic increases in the amount that may be drawn under such Letter of Credit (regardless of whether such automatic increases have then occurred at such time), and (b) any amounts previously drawn under such Letter of Credit.
“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower designated as such on Schedule 7.14 as of the Effective Date, (b) any Subsidiary of the Borrower which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary in accordance with Section 9.14, and (c) any subsidiary of an Unrestricted Subsidiary.
“USD LIBOR” means the London interbank offered rate for U.S. dollars.
“U.S. Person” means any person that is a “United States person” as defined in Code Section 7701(a)(30).
“U.S. Special Resolution Regimes” has the meaning set forth in Section 12.18.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(g)(ii)(B)(3).
“VPP” means the sale of limited-term overriding royalty interests in natural gas and/or oil reserves that (a) entitle the purchaser to receive scheduled production volumes over a period of time from specific lease interests; (b) are free and clear of all associated future production costs and capital expenditures; (c) are nonrecourse to the seller (i.e., the purchaser’s only recourse is to the reserves acquired); (d) transfer title of the reserves to the purchaser; and (e) allow the seller to retain all production beyond the specified volumes, if any, after the scheduled production volumes have been delivered.
“VPP Buyer” has the meaning set forth in the definition of “Qualifying VPP”.
“VPP Properties” has the meaning set forth in the definition of “Qualifying VPP”.
“VPP Seller” has the meaning set forth in the definition of “Qualifying VPP”.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Wholly-Owned Material Subsidiary” means each Material Subsidiary that is a Wholly-Owned Subsidiary.
“Wholly-Owned Subsidiary” means any Restricted Subsidiary of which all of the outstanding Stock (other than any directors’ qualifying shares or shares that are required by the applicable laws and regulations of the jurisdiction of organization of such Subsidiary to be owned by the government of such jurisdiction or individual corporate citizens of such jurisdiction), on a fully-diluted basis, are owned by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.
“Withholding Agent” means the Borrower, any Guarantor or the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.03    Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “LIBOR Loan” or a “LIBOR Borrowing”) or by Class.
Section 1.04    Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “or” is not exclusive. The word “shall” shall be construed to have the same meaning and effect as the word “will”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein (including in the schedules and exhibits attached hereto) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, restatements, amendments and restatements, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including”, (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement and (g) with respect to the requirement to deliver any certificate, an executed paper copy of such certificate shall accompany any other form of delivery permitted hereunder. The use of the phrase “subject to” as used in connection with Excepted Liens or otherwise and the permitted existence of any Excepted Liens or any other Liens shall not be interpreted to expressly or impliedly subordinate any Liens granted in favor of the Administrative Agent and the other Secured Parties as there is no intention to subordinate the Liens granted in favor of the Administrative Agent and the other Secured Parties. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.
Section 1.05    Accounting Terms and Determinations; GAAP.
(a)    Unless otherwise specified herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(b)    Notwithstanding anything to the contrary contained in Section 1.05(a) or in the definition of “Capital Lease,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 15, 2019, such lease shall not be considered a capital lease, and all calculations and deliverables (other than financial statements prepared in accordance with then-current GAAP requirements) under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
Section 1.06    Interest Rates; LIBOR Notification. The interest rate on LIBOR Loans is determined by reference to LIBOR, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBOR Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, Section 3.03 provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 3.03, of any change to the reference rate upon which the interest rate on LIBOR Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (a) any such alternative, successor or replacement rate implemented pursuant to Section 3.03(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (b) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 3.03(b)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBOR or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
Section 1.07    Letter of Credit Amount. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.
Section 1.08    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Stock at such time.
Section 1.09    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than any such payment due on the Maturity Date) or performance shall extend to the immediately succeeding Business Day.
Section 1.10    Rounding. Any financial ratios or compliance thresholds required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
ARTICLE II
THE CREDITS

Section 2.01    Commitments.
(a)    Subject to the terms and conditions set forth herein, each Tranche A Lender severally (and not jointly) agrees to make Tranche A Loans in Dollars to the Borrower during the Availability Period in an aggregate principal amount that will not result in such Tranche A Lender’s Revolving Credit Exposure exceeding such Lender’s Tranche A Commitment or the total Revolving Credit Exposures exceeding the Loan Limit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Tranche A Loans.
(b)    Subject to the terms and conditions set forth herein, each Tranche B Lender severally (and not jointly) agrees to make the Tranche B Loan in Dollars to the Borrower, on the Effective Date, in a principal amount equal to such Lender’s Tranche B Commitment pursuant to and in accordance with Section 2.01(c) below. Amounts prepaid or repaid in respect of Tranche B Loans may not be reborrowed.
(c)    Subject to the terms and conditions set forth herein and to give effect to the conversion of the obligations owing to the lenders under the Pre-Petition Credit Agreement, each Lender severally agrees to make and shall be automatically deemed to have made, on the Effective Date, (x) in the case of the Tranche A Lenders, a Tranche A Loan in dollars and (y) in the case of the Tranche B Lenders, a Tranche B Loan in dollars, in each case, equal to the outstanding principal amount of the obligations owing such Lender under the Pre-Petition Credit Agreement on the Effective Date, and such outstanding principal amount of the obligations owing to Lenders under the Pre-Petition Credit Agreement shall be automatically deemed repaid under the Pre-Petition Credit Agreement on the Effective Date by the deemed making of the Loans. The principal amount of the Loans of each Lender as of the Effective Date (and immediately after giving effect to the deemed making of Loans pursuant to this Section 2.01(c)) is set forth in Annex I. The Loans deemed made pursuant to this Section 2.01(c) shall be made without any actual funding. After giving effect to this Section 2.01(c) the aggregate outstanding principal amount of Tranche A Loans shall be $50,000,000.00 and the aggregate outstanding principal amount of Tranche B Loans shall be $220,541,666.67.
Section 2.02    Loans and Borrowings.
(a)    Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class and as provided in Section 2.01. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)    Types of Loans. Subject to Section 3.03, each Tranche A Borrowing and each Tranche B Borrowing shall be comprised entirely of ABR Loans or LIBOR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Borrowing of LIBOR Loans, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each Borrowing of ABR Loans is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that, notwithstanding the foregoing, a Borrowing of LIBOR Loans in respect of the Tranche B Loans or any Borrowing of ABR Loans may be in an aggregate amount that is equal to the entire unused balance of the Loan Limit or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type or Class may be outstanding at the same time, provided that there shall not at any time be more than a total of fourteen (14) Borrowings of LIBOR Loans outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Tranche A Termination Date or the Tranche B Maturity Date, as applicable.
(d)    Notes. Upon request of a Lender, the Tranche A Loans made by such Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A-1 and the Tranche B Loans made by such Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A-2, and (i) in the case of any Lender party hereto as of the date of this Agreement, such Note shall be dated as of the date of this Agreement, (ii) in the case of any Lender that becomes a party hereto pursuant to an Assignment and Assumption, such Note shall be dated as of the effective date of the Assignment and Assumption, or (iii) in the case of any Lender that becomes a party hereto in connection with an increase in the Total Tranche A Commitment pursuant to Section 2.06(c), as of the effective date of such increase, in each case, payable to such Lender in a principal amount equal to its Commitment as in effect on such date, and otherwise duly completed. In the event that any Lender’s Commitment increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b), or otherwise), the Borrower shall, upon request of such Lender, deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Commitment after giving effect to such increase or decrease, and otherwise duly completed, against return to the Borrower of the Note so replaced. The date, amount, Class, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing in the case of a Borrowing of LIBOR Loans, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing (or before 10:00 a.m., New York City time, one (1) Business Day prior to the proposed borrowing in the case of a Borrowing of LIBOR Loans on the Effective Date or such shorter period of time as the Administrative Agent may agree) or, in the case of a Borrowing of ABR Loans, not later than 11:00 a.m., New York City time, on the Business Day of the proposed Borrowing; provided that no such notice shall be required for any deemed request of a Borrowing of ABR Loans to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such written Borrowing Request shall be irrevocable and shall be in substantially the form of Exhibit B and signed by the Borrower. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:
(a)    the Class of Borrowing;
(b)    the aggregate amount of the requested Borrowing;
(c)    the date of such Borrowing, which shall be a Business Day;
(d)    whether such Borrowing is to be Borrowing of ABR Loans or a Borrowing of LIBOR Loans;
(e)    in the case of a Borrowing of LIBOR Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(f)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Borrowing of ABR Loans. If no Interest Period is specified with respect to any requested Borrowing of LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Each Borrowing Request shall constitute a representation by the Borrower that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the Loan Limit.
Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04    Interest Elections.
(a)    Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Borrowing of LIBOR Loans, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Borrowing of LIBOR Loans, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such written Interest Election Request shall be irrevocable and shall be in substantially the form of Exhibit C and signed by the Borrower.
(c)    Information in Interest Election Requests. Each written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);
(ii)    the applicable Class of the resulting Borrowing;
(iii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iv)    whether the resulting Borrowing is to be a Borrowing of ABR Loans or a Borrowing of LIBOR Loans; and
(v)    if the resulting Borrowing is a Borrowing of LIBOR Loans, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
(vi)    If any such Interest Election Request requests a Borrowing of LIBOR Loans but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.
(d)    Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Borrowing of LIBOR Loans prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Borrowing of ABR Loans. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, no outstanding Borrowing may be converted to or continued as a Borrowing of LIBOR Loans (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of LIBOR Loans shall be ineffective) without Majority Lender consent and unless repaid, each Borrowing of LIBOR Loans shall be converted to a Borrowing of ABR Loans at the end of the Interest Period applicable thereto.
Section 2.05    Funding of Borrowings.
(a)    Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to a Deposit Account of the Borrower that is subject to an Account Control Agreement and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.
(b)    Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or, in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
Section 2.06    Increase, Reduction and Termination of Total Tranche A Commitment.
(a)    Scheduled Termination of Commitments. Unless previously terminated, (i) all the Tranche A Commitments shall terminate on the Tranche A Termination Date and (ii) the Tranche B Commitments shall terminate at 5:00 p.m., New York time, on the Effective Date. If at any time the Tranche A Commitment or the Borrowing Base is reduced to zero, then the Tranche A Commitments shall terminate on the effective date of such reduction.

(b)    Optional Termination and Reduction of Total Tranche A Commitment.
(i)    The Borrower may at any time terminate, or from time to time reduce, the Tranche A Commitment; provided that (A) each reduction of the Tranche A Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,000,000, (B) the Borrower shall not terminate or reduce the Tranche A Commitment if, after giving effect to any concurrent prepayment of the Tranche A Loans in accordance with Section 3.04(c)(i), the total Revolving Credit Exposures would exceed the Tranche A Commitments, and (C) upon any reduction of the Total Tranche A Commitment, the Tranche A Commitments shall be automatically reduced (ratably among the Tranche A Lenders in accordance with each Tranche A Lender’s Applicable Percentage) so that they equal the Total Tranche A Commitments as so reduced.
(ii)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Total Tranche A Commitment under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided, however, that such notice of commitment reduction may state that such termination or reduction is conditioned upon the effectiveness of other credit facilities or equity issuances, the proceeds of which shall be used to repay the Obligations, in which case such notice may be revoked by the Borrower (by written notice provided to the Administrative Agent on or prior to the specified effective date thereof) if such condition is not satisfied. Any termination or reduction of the Total Tranche A Commitment shall be permanent and may not be reinstated, except pursuant to Section 2.06(c). Each reduction of the Total Tranche A Commitment shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.
(c)    Increases of Total Tranche A Commitment.
(i)    Subject to the conditions set forth in Section 2.06(c)(ii), the Borrower may increase the Total Tranche A Commitment then in effect by (A) increasing the Tranche A Commitment of a Lender or (B) subject to Section 2.06(c)(ii)(H), causing a Person that is reasonably acceptable to the Administrative Agent and each Issuing Bank that at such time is not a Lender to become a Lender (any such Person that is not at such time a Lender and becomes a Lender, an “Additional Lender”), or (C) a combination of the methods described in clauses (A) and (B).
(ii)    Any increase in the Total Tranche A Commitment shall be subject to the following additional conditions:
(A)    such increase shall not be less than $5,000,000 unless the Administrative Agent otherwise consents;
(B)    such increase shall not cause the Total Tranche A Commitment to exceed the lesser of (x) the then-effective Available Borrowing Base and (y) the Facility Amount.

(C)    no Default shall have occurred and be continuing on the effective date of such increase or would result therefrom;
(D)    no Lender’s Tranche A Commitment may be increased without the consent of such Lender;
(E)    the representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such increase, except (x) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such increase, such representations and warranties shall be true and correct in all material respects as of such specified earlier date, and (y) to the extent that any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Effect, such representation and warranty (as so qualified) shall continue to be true and correct in all respects;
(F)    the maturity date of the Tranche A Commitments subject to such increase shall be the same as the Tranche A Termination Date;
(G)    the Tranche A Commitments subject to such increase shall be on the exact same terms and pursuant to the exact same documentation applicable to this Agreement (other than with respect to any arrangement, structuring, upfront or other fees or discounts payable in connection with such increase);
(H)    the Borrower may seek Tranche A Commitments from either (1) existing Lenders or (2) with the consent of the Administrative Agent and each Issuing Bank (in each case, such consent not to be unreasonably withheld or delayed), from Additional Lenders;
(I)    no Borrowing Base Deficiency shall exist after giving effect to the increase (provided that, for the avoidance of doubt, the Borrower may elect to redetermine the Borrowing Base in accordance with Section 2.07(b)(ii) for purposes of satisfying the condition set forth in this Section 2.06(c)(ii)(I));
(J)    if the Borrower elects to increase the Total Tranche A Commitment by increasing the Tranche A Commitment of a Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit H (a “Commitment Increase Certificate”);
(K)    if the Borrower elects to increase the Total Tranche A Commitment by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit I (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500 (provided that the Administrative Agent may, in its discretion, elect to waive such processing and recordation fee in connection with any such increase), and the Borrower shall (1) if requested by the Additional Lender, deliver a Note payable to such Additional Lender in a principal amount equal to its Tranche A Commitment, and otherwise duly completed and (2) pay any applicable fees as may have been agreed to between the Borrower and the Additional Lender; and

(L)    the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the Board of Directors (or equivalent body) of each Credit Party authorizing such increase in the Total Tranche A Commitment), in each case, to the extent reasonably requested by the Administrative Agent.
(iii)    Subject to acceptance and recording thereof pursuant to Section 2.06(c)(iv), from and after the effective date specified in the Commitment Increase Certificate or the Additional Lender Certificate (or if any Borrowings of LIBOR Loans are outstanding, then the last day of the Interest Period in respect of such Borrowings of LIBOR Loans, unless the Borrower has paid any compensation required by Section 5.02): (A) the amount of the Total Tranche A Commitment shall be automatically increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, the Lender or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Tranche A Loans (and participation interests in Letters of Credit) of each of the other Tranche A Lenders (and such Tranche A Lenders hereby agree to sell and take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Tranche A Loans (and participation interests) after giving effect to the increase in the Total Tranche A Commitment (and the resulting modifications of each Lender’s Tranche A Commitment pursuant to Section 2.06(c)(iv) or Section 2.06(c)(v)).
(iv)    Upon its receipt of a duly completed Commitment Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or by the Borrower and the Additional Lender party thereto, as applicable, the Administrative Questionnaire referred to in Section 2.06(c)(ii) and the break-funding payments from the Borrower, if any, required by Section 5.02, if applicable, the Administrative Agent shall accept such Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv). No increase in the Total Tranche A Commitment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.06(c)(iv).
(v)    Upon any increase in the Total Tranche A Commitment pursuant to this Section 2.06(c), (A) each Tranche A Lender’s Applicable Percentage shall be automatically deemed amended to the extent necessary so that each such Tranche A Lender’s Applicable Percentage equals the percentage of the Total Tranche A Commitment represented by such Lender’s Tranche A Commitment, in each case after giving effect to such increase, and (B) Annex I to this Agreement shall be deemed amended to reflect the Tranche A Commitment of each Lender (including any Additional Lender) as thereby increased, any changes in the Lenders’ Tranche A Commitments pursuant to the foregoing clause (A), and any resulting changes in the Tranche A Lenders’ Applicable Percentages.
(vi)    Contemporaneously with any increase in the Borrowing Base pursuant to this Agreement, if (A) the Borrower elects to increase the Total Tranche A Commitment and (B) each Tranche A Lender has consented to such increase in its Tranche A

Commitment, then the Total Tranche A Commitment shall be increased (ratably among the Tranche A Lenders in accordance with each Tranche A Lender’s Applicable Percentage) by the amount requested by the Borrower (subject to the limitations set forth in Section 2.06(c)(ii)(A)) without the requirement that any Tranche A Lender deliver a Commitment Increase Certificate or that the Borrower pay any amounts under Section 5.02, and Annex I shall be deemed amended to reflect such amendments to each Tranche A Lender’s Tranche A Commitment and the Total Tranche A Commitment. The Administrative Agent shall record the information regarding such increases in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv).
(d)    Automatic Reductions of Total Tranche A Commitment. Upon any redetermination or other adjustment in the Available Borrowing Base pursuant to this Agreement that would otherwise result in the Available Borrowing Base becoming less than the Total Tranche A Commitment, the Total Tranche A Commitment shall be automatically reduced (ratably among the Tranche A Lenders in accordance with each Tranche A Lender’s Applicable Percentage) so that the Total Tranche A Commitment equals the Available Borrowing Base (and Annex I shall be deemed amended to reflect such amendments to each Lender’s Tranche A Commitment and the Total Tranche A Commitment). Any such reduction of the Total Tranche A Commitment shall be permanent and may not be reinstated, except pursuant to Section 2.06(c).
Section 2.07    Borrowing Base.
(a)    Initial Borrowing Base. For the period from and including the Effective Date to but excluding the Initial Redetermination Date, the amount of the Borrowing Base shall be $2,500,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to the Borrowing Base Adjustment Provisions and any such adjustment to the Borrowing Base shall result in an automatic adjustment of the Available Borrowing Base.
(b)    Scheduled and Interim Redeterminations.
(i)    The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (each such redetermination, a “Scheduled Redetermination”) and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank(s) and the Lenders (1) during the 2021 calendar year, on or about the Initial Redetermination Date and (2) thereafter, on or about May 1st and November 1st of each calendar year.
(ii)    The Borrower may elect to cause, by notifying the Administrative Agent thereof, at any time prior to the Initial Redetermination Date, the Borrowing Base to be redetermined. After the Initial Redetermination Date, the Borrower may elect to cause, by notifying the Administrative Agent thereof, and the Administrative Agent shall cause, at the election and direction of the Required Lenders, by notifying the Borrower thereof, no more than one (1) time between Scheduled Redeterminations, the Borrowing Base to be redetermined between Scheduled Redeterminations. Each redetermination of the Borrowing Base pursuant to the two (2) immediately preceding sentences is referred to herein as an “Interim Redetermination” and shall be effectuated in accordance with this Section 2.07. Notwithstanding the foregoing, the

Required Lenders may not cause an Interim Redetermination to occur prior to the Initial Redetermination Date.
(c)    Scheduled and Interim Redetermination Procedure.
(i)    Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of the Reserve Report and the Swap Schedule and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and Section 8.12(d), and, in the case of an Interim Redetermination, pursuant to Section 8.12(c) and Section 8.12(d), and such other reports, data and supplemental information, including the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, the Swap Schedule, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Indebtedness) as the Administrative Agent deems appropriate in its sole discretion and consistent with its usual and customary oil and gas lending criteria as it exists at the particular time.
(ii)    The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):
(A)    in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and Section 8.12(d) in a timely and complete manner, then, for the 2021 fiscal year, on September 15 of such year (or such date promptly thereafter as reasonably practicable), and thereafter, each April 15 and October 15 (or such date promptly thereafter as reasonably practicable) of each year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and Section 8.12(d) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and
(B)    in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.
(iii)    (A) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved by all of the Tranche A Lenders (or, if all Tranche A Commitments have been terminated and all Obligations with respect to Tranche A Loans have been repaid in full, the Tranche B Lenders) and (B) any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved by the Required Lenders, in each case, as determined in each such Lender’s sole discretion and in good faith, consistent with each such Lender’s usual and customary oil and gas lending criteria as they exist at the particular time as provided in this Section 2.07(c)(iii). Such decisions will be made by each Lender based upon the Engineering Reports and such other information (including the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Indebtedness) as such Lender deems appropriate in its sole credit discretion and consistent with each Lender’s normal and customary standards and practices for determining the value of Oil and Gas Properties based upon its usual and customary criteria for reserve based oil and gas lending criteria as it exists at the particular time. Upon receipt of the Proposed Borrowing Base Notice, each Tranche A Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If, at the end of such 15-day period, all of the Tranche A Lenders (or, if all Tranche A Commitments have been terminated and all Obligations with respect to Tranche A Loans have been repaid in full, the Tranche B Lenders) (in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect) or the Required Lenders (in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect) have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Tranche A Lenders (or, if all Tranche A Commitments have been terminated and all Obligations with respect to Tranche A Loans have been repaid in full, the Tranche B Lenders) or the Required Lenders, as applicable, have not approved, as aforesaid, a new Borrowing Base, then the Administrative Agent shall promptly thereafter poll the Tranche A Lenders (or, if all Tranche A Commitments have been terminated and all Obligations with respect to Tranche A Loans have been repaid in full, the Tranche B Lenders) to ascertain the highest Borrowing Base then acceptable to each Tranche A Lender (or, if all Tranche A Commitments have been terminated and all Obligations with respect to Tranche A Loans have been repaid in full, the Tranche B Lenders) (in the case of any increase to the Borrowing Base) or a number of Lenders sufficient to constitute the Required Lenders (in any other case) and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d) (provided, that, if the Administrative Agent shall have polled the applicable Lenders and ascertained that the highest Borrowing Base then acceptable to all of the Tranche A Lenders (or, if all Tranche A Commitments have been terminated and all Obligations with respect to Tranche A Loans have been repaid in full, the Tranche B Lenders) increases the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d)).
(d)    Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved by all of the Tranche A Lenders (or, if all Tranche A Commitments have been terminated and all Obligations with respect to Tranche A Loans have been repaid in full, the Tranche B Lenders) or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:
(i)    in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and Section 8.12(d) in a timely and complete manner, then, (x) on or about the Initial Redetermination Date, and thereafter, (y) on or about May 1st and

November 1st (or, in each case, such date promptly after the delivery of the New Borrowing Base Notice as identified in such New Borrowing Base Notice), or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and Section 8.12(d) in a timely and complete manner, then on the Business Day next succeeding delivery of such New Borrowing Base Notice; and
(ii)    in the case of an Interim Redetermination on the Business Day next succeeding delivery of such New Borrowing Base Notice.
Such amount shall then become the Borrowing Base until the next Redetermination Date or the next adjustment to the Borrowing Base under the Borrowing Base Adjustment Provisions, whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.
(e)    Administrative Agent Data. The Administrative Agent hereby agrees to provide an updated Bank Price Deck to the Borrower (i) promptly, and in any event within one (1) Business Day, after the Administrative Agent’s request for an Interim Redetermination, (ii) promptly, and in any event within one (1) Business Day, upon any request of the Borrower, and (iii) reasonably promptly after the Administrative Agent becoming aware of any change to the Bank Price Deck from the version most recently delivered to the Borrower. In addition, the Administrative Agent and the Lenders agree, upon request, to meet with the Borrower to discuss their evaluation of the reservoir engineering of the Oil and Gas Properties included in any Reserve Report and their respective methodologies for valuing such properties and the other factors considered in calculating the Borrowing Base.
(f)    Reduction of Borrowing Base Upon Issuance of Permitted Specified Debt. Upon the issuance of any Permitted Additional Debt or Other Secured Debt (other than any Permitted Refinancing Indebtedness in respect thereof) (the “Specified Additional Debt”) after the Effective Date by the Borrower or any Guarantor, the Borrowing Base then in effect shall be automatically reduced by an amount equal to (i) 0.25 multiplied by (ii) the stated principal amount of such Indebtedness (without regard to any initial issue discount), and, in each case, the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such issuance, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank, and the Lenders on such date until the next redetermination or adjustment of the Borrowing Base pursuant to this Agreement.
(g)    Reduction of Borrowing Base in Connection with Asset Sales and Liquidation of Swap Agreements. In the event of (i) any Disposition of any Borrowing Base Properties by the Borrower or any Credit Party to any Person other than the Borrower or another Credit Party or (ii) any Liquidation of any Swap Agreements by the Borrower or any Credit Party, if, upon (and after giving effect to) any such Disposition or Liquidation, the sum of (A) the PV-10 of all Borrowing Base Properties Disposed by any Credit Party to any Person other than another Credit Party plus (B) the Swap PV of all Swap Agreements Liquidated, in each case, since the later of (x) the last Redetermination Date and (y) the last adjustment of the Borrowing Base pursuant to this clause (g), exceeds five percent (5%) of the then-effective Borrowing Base (as reasonably determined by the Administrative Agent after (1) giving effect to any acquisitions of and other

Investments in Oil and Gas Properties by the Credit Parties during such period with respect to which the Borrower has delivered a Reserve Report that is reasonably acceptable to the Administrative Agent and (2) taking into account any other Swap Agreements permitted hereunder entered into during such period that are in effect at the time of such determination), individually or in the aggregate, then the Borrowing Base will automatically be reduced by an amount not to exceed the Borrowing Base Value of such Borrowing Base Properties or such Liquidated Swap Agreements and, upon any such reduction, the Administrative Agent shall promptly inform the Borrower of the amount of the adjusted Borrowing Base. For the purposes of this Section 2.07(g), (I) the Disposition of Stock in any Credit Party owning such Borrowing Base Properties and/or commodity Swap Agreements shall be deemed the Disposition of the Borrowing Base Properties and the Liquidation of commodity Swap Agreements owned by such Credit Party and (II) a Disposition of Borrowing Base Properties shall be deemed to include the designation of a Restricted Subsidiary that is a Credit Party as an Unrestricted Subsidiary and the Disposition of Borrowing Base Properties, or Stock in any Credit Party, to an Unrestricted Subsidiary.
(h)    Reduction of Borrowing Base Related to Title Defects. If the Required Lenders have adjusted the Borrowing Base in accordance with Section 8.13(c), so that, after giving effect to such reduction, the Borrower shall have provided reasonably satisfactory title information in respect of the required percentage of the value of the Borrowing Base Properties pursuant to Section 8.13, the Administrative Agent shall promptly notify the Borrower in writing (which shall constitute a New Borrowing Base Notice for all purposes) and, upon receipt of such notice, the new Borrowing Base will simultaneously become effective.
Section 2.08    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Subsidiaries that is a Restricted Subsidiary, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof. The aggregate amount of the outstanding Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s LC Issuance Limit and the aggregate amount of all outstanding Letters of Credit issued by all Issuing Banks shall not exceed the LC Commitment. Each Letter of Credit shall be in a minimum face amount of Twenty-Five Thousand Dollars ($25,000) (or such lesser amount as may be agreed to by the applicable Issuing Bank). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. On the Effective Date, the Existing Letter of Credit shall be deemed to have been issued pursuant to, and shall constitute a Letter of Credit for all purposes under, this Agreement by the Issuing Bank, without payment of any fees otherwise due upon the issuance of a Letter of Credit, and the Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Bank, a participation, to the extent of such Lender’s Applicable Percentage, in the Existing Letter of Credit pursuant to Section 2.08(d).

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver, electronically transmit or facsimile (or transmit by other means reasonable acceptable to the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (not less than three (3) (or such lesser number as may be agreed upon by the Administrative Agent and the Issuing Bank) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:
(i)    requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended (which notice may be on such Issuing Bank’s customary application for the issuance of Letters of Credit);
(ii)    specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);
(iii)    specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));
(iv)    specifying the amount of such Letter of Credit;
(v)    specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and
(vi)    specifying the amount of the then-effective Available Borrowing Base and the then-effective Total Tranche A Commitment and whether a Borrowing Base Deficiency exists at such time and the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).
In addition, if requested by the applicable Issuing Bank in connection with any Letter of Credit issuance, the Borrower shall have entered into a Letter of Credit Agreement. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control.
Each notice shall constitute a representation and warranty by the Borrower that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (A) the LC Exposure shall not exceed the LC Commitment, (B) the aggregate amount of outstanding Letters of Credit issued by the applicable Issuing Bank does not exceed the LC Issuance Limit of such Issuing Bank, (C) the total Revolving Credit Exposures do not exceed the Loan Limit and (D) the Aggregate Credit Exposures do not exceed the Total Tranche A Commitments.

Additionally, an Issuing Bank shall not be under any obligation to issue any Letter of Credit if:
(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it; or
(ii)    the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally, so long as, in the case of the immediately preceding clauses (i) and (ii), such Issuing Bank, or the Administrative Agent on behalf of such Issuing Bank, after receipt of the applicable request for issuance of a Letter of Credit, has promptly (but, in any case, within two (2) Business Day) notified the Borrower of the occurrence of any such event or circumstance, describing in reasonable detail such event or circumstance and stating in good faith that as a result of such events or circumstances, such Issuing Bank refuses to issue the requested Letter of Credit pursuant to this Section 2.08(b).
(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension), and (ii) the date that is seven (7) Business Days prior to the Tranche A Termination Date. Each Letter of Credit with a one (1) year term may provide for the renewal thereof for additional one (1) year periods; provided that no such period shall extend beyond the date described in clause (ii) above unless cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Tranche A Lender, and each Tranche A Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Tranche A Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Tranche A Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Tranche A Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or the reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the next Business Day immediately following the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on (i) the next Business Day after the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the next Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, unless the Borrower has notified the Administrative Agent that it intends to reimburse all or part of such LC Disbursement without using Tranche A Loan proceeds or has submitted a Borrowing Request with respect thereto, the Borrower shall be deemed (without regard to the satisfaction of the conditions specified in Section 6.02) to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with a Borrowing of ABR Tranche A Loans in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of ABR Tranche A Loans. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Tranche A Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Tranche A Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Tranche A Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Tranche A Loans made by such Tranche A Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Tranche A Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Tranche A Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Tranche A Lenders have made payments pursuant to this Section 2.08(e) to reimburse such Issuing Bank, then to such Tranche A Lenders and such Issuing Bank as their interests may appear. Any payment made by a Tranche A Lender pursuant to this Section 2.08(e) to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of ABR Tranche A Loans as contemplated above) shall not constitute a Tranche A Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or any

other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise due care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or by such Issuing Bank’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. Each Issuing Bank shall, within the period stipulated by terms and conditions of Letter of Credit, following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. After such examination and provided drawing documents are compliant, each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile or electronic mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed such Issuing Bank for such LC Disbursement (either with its own funds or a Tranche A Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Tranche A Lender pursuant to Section 2.08(e) to reimburse such Issuing Bank shall be for the account of such Tranche A Lender to the extent of such payment.
(i)    Replacement of Issuing Banks. Each Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. Schedules 1.02(b) and 1.02(d) shall be amended upon the written agreement of the Borrower, the Administrative Agent and any successor Issuing Bank to set forth such Issuing Bank’s LC Issuance Limit, and no successor Issuing Bank shall be an “Issuing Bank” hereunder until such amendment is effective.
(j)    Cash Collateralization.
(i)    If the Borrower is required to Cash Collateralize the excess attributable to LC Exposure in connection with any prepayment pursuant to Section 3.04(c), or the Borrower is required to Cash Collateralize a Defaulting Lender’s LC Exposure pursuant to Section 4.05(a)(iv), then the Borrower shall Cash Collateralize such LC Exposure or the excess attributable to such LC Exposure, as the case may be, as of such date. In addition, if the Tranche A Commitments are terminated or the Tranche A Loans become due and payable pursuant to Section 10.02(a) or the Tranche A Loans are not paid in full on the Tranche A Termination Date, then the Borrower shall deposit, in an account with the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure.
(ii)    The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Collateral Agent, for the benefit of the Issuing Banks and the Lenders, a security interest in and Lien on each account (a “Collateral Account”) in which the Borrower has Cash Collateralized any obligation hereunder and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all Investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor (collectively, the “Cash Collateral”). The Borrower, and to the extent granted by any Defaulting Lender, such Defaulting Lender, agrees to maintain, or cause to be maintained, such security interest as an exclusive first priority and continuing perfected security interest. If at any time the Administrative Agent or the Collateral Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Collateral Agent and the Issuing Banks as herein provided (other than Permitted Liens), or that the total amount of such Cash Collateral is less than the minimum collateral amount required hereunder, the Borrower will, promptly upon demand by the Administrative Agent or the Collateral Agent, as the case may be, pay or provide to the Collateral Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iii)    The Borrower’s obligation to Cash Collateralize pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any Restricted Subsidiary may now or hereafter have against any such beneficiary, any Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever.
(iv)    Each Collateral Account and all Cash Collateral shall secure the payment and performance of the Borrower’s and the Guarantors’ Obligations under this Agreement and the other Loan Documents. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over each Collateral Account and the Cash Collateral. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Collateral Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in each Collateral Account. Moneys in such account shall be applied by the Collateral Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Tranche A Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to Cash Collateralize hereunder in connection with any prepayment pursuant to Section 3.04(c), then such Cash Collateral will be returned to the Borrower within three (3) Business Days after the Borrowing Base Deficiency or amount in excess of the Loan Limit, as applicable, ceases to exist; provided that such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents. If the Borrower is required to Cash Collateralize hereunder pursuant to Section 4.05(a)(iv), then such Cash Collateral shall no longer be required to be held as Cash Collateral pursuant to this Section 2.08(j) following the elimination or reduction of the applicable LC Exposure (including by the termination of Defaulting Lender status of the applicable Lender) such that there exists excess Cash Collateral; provided that, subject to Section 4.05 the Person providing Cash Collateral and the Issuing Banks may agree that Cash Collateral shall be held to support future anticipated LC Exposure or other obligations, and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall be returned to the Borrower but shall remain subject to the security interest granted pursuant to the Loan Documents. If the Borrower is required to Cash Collateralize hereunder pursuant to the final sentence of Section 2.08(j)(i), then such Cash Collateral shall be returned to the Borrower within three (3) Business Days after the LC Exposure has been reduced to zero.
(k)    Letters of Credit Issued for Account of Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Restricted Subsidiary, or states that a Restricted Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Restricted Subsidiary in respect of such Letter of Credit, the Borrower shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) in accordance with the terms of this Agreement as if such Letter of Credit had been issued solely for the account of the Borrower. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries that are Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.
ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01    Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Tranche A Termination Date or the Tranche B Maturity Date, as applicable.
Section 3.02    Interest.
(a)    ABR Loans. The Loans comprising each Borrowing of ABR Loans shall bear interest at the ABR plus the Applicable Margin for Borrowings of ABR Loans, but in no event to exceed the Highest Lawful Rate.
(b)    LIBOR Loans. The Loans comprising each Borrowing of LIBOR Loans shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for Borrowings of LIBOR Loans, but in no event to exceed the Highest Lawful Rate.
(c)    Post-Default Rate. Notwithstanding the foregoing, if an Event of Default specified in Section 10.01(a) or Section 10.01(b) has occurred and is continuing, then, at the direction of the Majority Lenders, the relevant overdue Loans and other overdue obligations outstanding under this Agreement shall bear interest at a rate per annum equal to (A) in the case of the principal or amount of interest on any Loan, two percent (2.00%) plus the rate otherwise applicable to such Loan as provided in Section 3.02(a) or Section 3.02(b), or (B) in the case of any fees, two percent (2.00%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate (the “Post-Default Rate”).
(d)    Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that interest accrued pursuant to Section 3.02(c) shall be payable on demand. In the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Tranche A Termination Date or the Tranche B Maturity Date, as the case may be), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    Rate and Fee Bases. All per annum rates hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted LIBO Rate or LIBOR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.
Section 3.03    Alternate Rate of Interest.
(a)    Subject to clauses (b) through (e) of this Section 3.03, if prior to the commencement of any Interest Period for a Borrowing of LIBOR Loans:
(i)    the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or LIBOR, as applicable (including because the LIBOR Screen Rate is not available or published on a current basis) for such Interest Period; or
(ii)    the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBOR, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of LIBOR Loans shall be ineffective, and if any Borrowing Request requests a Borrowing of LIBOR Loans, such Borrowing shall be made as a Borrowing of ABR Loans.
(b)    Benchmark Replacement.
(i)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.
(ii)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (b)(ii) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.
(c)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.
(e)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Borrowing of LIBOR Loans of, conversion to or continuation of LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
Section 3.04    Prepayments.
(a)    Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay as follows: (i) first, to the extent that there are any Tranche A Loans outstanding, any Tranche A Borrowing in whole or in part; and (ii) second, if there are no Tranche A Loans outstanding, any Tranche B Borrowing in whole or in part, in each case, subject to prior notice in accordance with Section 3.04(b).
(b)    Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by electronic means acceptable to Administrative Agent) of any optional prepayment hereunder (i) in the case of prepayment of a Borrowing of LIBOR Loans, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of a Borrowing of ABR Loans, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall specify the prepayment date, the Type and Class of such Borrowing, and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each such partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and Class as provided in Section 2.02. Each such prepayment of a Borrowing shall be applied ratably to the same Class of Loans included in the prepaid Borrowing and shall be accompanied by accrued interest to the extent required by Section 3.02. Each such notice of prepayment may state that such prepayment is conditioned upon the effectiveness of other credit facilities or equity issuances, the proceeds of which shall be used to repay the Obligations, in which case such notice may be revoked by the Borrower (by written notice provided to the Administrative Agent in accordance with this Section 3.04(b)) if such condition is not satisfied.
(c)    Mandatory Prepayments.
(i)    Upon Optional Termination and Reduction of Commitments. If, after giving effect to any termination or reduction in the Total Tranche A Commitments pursuant to Section 2.06(b), the total Revolving Credit Exposures exceed the Loan Limit or the total Revolving Credit Exposures exceed the Total Tranche A Commitment, then the Borrower shall prepay the applicable Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, Cash Collateralize such excess as provided in Section 2.08(j).

(ii)    Upon Redeterminations and Title Related Borrowing Base Adjustments. If there is a Borrowing Base Deficiency (A) on any Redetermination Date as a result of any redetermination in accordance with Section 2.07 or (B) as a result of a Borrowing Base adjustment pursuant to Section 2.07(h), then upon receipt by the Borrower of written notice from the Administrative Agent of such Redetermination Date or the occurrence of such Borrowing Base adjustment (the date of delivery of such notice, the “Deficiency Date”), the Borrower shall eliminate such Borrowing Base Deficiency in its entirety by electing (with written notice to the Administrative Agent) within ten (10) Business Days of the Deficiency Date to take one or more of the following actions (and if the Borrower fails to make an election within such ten (10) Business Day period, then Borrower shall be deemed to have selected the prepayment option specified in clause (C) below):
(A)    within thirty (30) days after such Deficiency Date, prepaying the Borrowings in an aggregate principal amount equal to such Borrowing Base Deficiency and if any Borrowing Base Deficiency, and if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of an LC Exposure, Cash Collateralizing such excess as provided in Section 2.08(j);
(B)    within thirty (30) days after such Deficiency Date, adding additional Oil and Gas Properties of the Borrower and the other Credit Parties to the Reserve Report (and, if required under Section 8.14, mortgaging additional Borrowing Base Properties in compliance with the requirements of Section 8.14, with acceptable title information to at least 85% of the PV-10 value of such Oil and Gas Properties to follow within sixty (60) days of the delivery of the Mortgages delivered pursuant to Section 8.14) that, in each case, are reasonably acceptable to the Administrative Agent and the Lenders and would result in an increase to the Borrowing Base (in an amount proposed by the Administrative Agent and approved by the Required Lenders) that is sufficient to eliminate such Borrowing Base Deficiency;
(C)    make three (3) equal monthly payments that collectively prepay the Borrowings plus accrued interest thereon until such Borrowing Base Deficiency (as it may be further increased or reduced during such three (3) month period) is reduced to zero (and if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of an LC Exposure, Cash Collateralize such excess as provided in Section 2.08(j)), with the first such payment being due and payable within thirty (30) days after such Deficiency Date, and each subsequent payment being due and payable on the same day in each of the subsequent calendar months; or
(D)    any combination of the foregoing;
provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.
(iii)    Upon the Issuance of Indebtedness or Certain Asset Sales or Liquidations. If any Borrowing Base Deficiency occurs as the result of any adjustment to the Borrowing Base pursuant to Section 2.07(f) or Section 2.07(g), then the Borrower shall prepay the Borrowings in an aggregate principal amount equal to such Borrowing Base Deficiency and if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of an LC

Exposure, Cash Collateralize such excess as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or Cash Collateralize such excess within one Business Day after it receives the net cash proceeds from the transactions under Section 2.07(f) or Section 2.07(g); provided that all payments required to be made pursuant to this Section 3.04(c)(iii) must be made, with respect to any Tranche A Loans or any LC Exposure, on or prior to the Tranche A Termination Date and, with respect to any other Obligations, on or prior to the Termination Date.
(iv)    Upon the Occurrence and Continuation of a Borrowing Base Deficiency. In addition to the foregoing mandatory prepayments set forth in this Section 3.04(c), at any time that Indebtedness (other than Other Secured Debt or any Permitted Refinancing Indebtedness) shall be incurred or issued while a Borrowing Base Deficiency exists, the Borrower shall to the extent necessary to cure such Borrowing Base Deficiency (calculated after giving effect to the Borrowing Base adjustment required pursuant to Section 2.07(f) in connection with such Indebtedness), within one (1) Business Day of the incurrence or issuance of such Indebtedness, prepay the Loans in an aggregate amount equal to the lesser of (A) one hundred percent (100%) of the net cash proceeds received in respect of such Indebtedness and (B) the aggregate principal amount equal to (1) such Borrowing Base Deficiency and (2) if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such remaining Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.08(j).
(v)    Excess Cash. If the Borrower and the Restricted Subsidiaries have any Excess Cash outstanding for more than three (3) Business Days, the Borrower shall prepay Tranche A Loans on the next succeeding Business Day, which prepayment shall be in an amount equal to the amount of such Excess Cash as of such third (3rd) Business Day; provided that all payments required to be made pursuant to this Section 3.04(c)(v) must be made, with respect to any Tranche A Loans or any LC Exposure, on or prior to the Tranche A Termination Date.
(vi)    Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any Tranche A Borrowings of ABR Loans then outstanding, second, to any Tranche A Borrowings of LIBOR Loans then outstanding, and if more than one Tranche A Borrowing of LIBOR Loans is then outstanding, to each such Tranche A Borrowing of LIBOR Loans in order of priority beginning with the Tranche A Borrowing of LIBOR Loans with the least number of days remaining in the Interest Period applicable thereto and ending with the Tranche A Borrowing of LIBOR Loans with the most number of days remaining in the Interest Period applicable thereto.
(vii)    Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied to installments of the Loans as directed by the Borrower (or in the absence of direction from the Borrower, in the direct order of maturity) to the Loans included in the prepaid Borrowings provided, however, that in each case Tranche A Loans will be repaid first and no Tranche B Loans will be repaid until all such Tranche A Loans are repaid in full. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d)    No Premium or Penalty. All prepayments permitted or required under this Section 3.04 shall include breakage expense, if any, required under Section 5.02 and shall be without premium or penalty.
Section 3.05    Fees.
(a)    Commitment Fees. Except as otherwise provided in Section 4.05(a)(iii), the Borrower agrees to pay to the Administrative Agent for the account of each Tranche A Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Tranche A Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Tranche A Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Tranche A Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Tranche A Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to LIBOR Loans on the average daily amount of such Tranche A Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Tranche A Lender’s Tranche A Commitment terminates and the date on which such Tranche A Lender ceases to have any LC Exposure. The Borrower also agrees to pay to the Issuing Bank, for its own account, (i) a fronting fee, which shall be payable at issuance of each Letter of Credit in an amount equal to 0.125% of the face amount of such Letter of Credit (which, for purposes of this clause (i), shall mean the maximum face amount of such Letter of Credit after giving effect to all provisions in such Letter of Credit providing for future automatic increases in the amount that may be drawn under such Letter of Credit) and (ii) the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Tranche A Termination Date and any such fees accruing after the Tranche A Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within ten (10) days after demand. All participation fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)    Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in the Fee Letters.
ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, and, except as otherwise provided in Section 5.03, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances, absent manifest error. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) assignments or participations in the Loans and assignments or participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such assignments or participations are purchased and all or any portion of the payment giving rise thereto is recovered, such assignments or participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Restricted Subsidiary thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such assignments or participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such assignments or participation.
Section 4.02    Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 4.03    Deductions by the Administrative Agent.
(a)    Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.08(d), Section 2.08(e) or Section 4.02, or otherwise hereunder, then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid or (ii) hold any such amounts in a segregated account as Cash Collateral for, and application to, any future funding obligations of such Lender hereunder, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
(b)    Payments to Defaulting Lenders. If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Credit Exposure which results in its Credit Exposure being less than its Applicable Percentage of the Aggregate Credit Exposures, then (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.05 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) no payments will be made to such

Defaulting Lender until such time as such Defaulting Lender shall have complied with Section 4.05, and all amounts due and owing to the Lenders have been equalized in accordance with each Lender’s respective pro rata share of the Obligations. Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, subject to the first sentence of this Section 4.03(b), all principal will be paid ratably as provided in Section 10.02(c).
Section 4.04    Collection of Proceeds of Production. The Security Instruments contain an assignment by the Borrower and/or the Guarantors to and in favor of the Collateral Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, unless an Event of Default has occurred and is continuing, the Collateral Agent and the Lenders will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Collateral Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and the other Credit Parties and the Lenders hereby authorize the Collateral Agent or the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and the other Credit Parties.
Section 4.05    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, to the extent not prohibited by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders and Majority Lenders and in Section 12.02(b).
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 3.05(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit fees pursuant to Section 3.05(b) for any period during which that Tranche A Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.08(j).
(iv)    Reallocation of LC Exposure. If any LC Exposure exists at the time such Tranche A Lender becomes a Defaulting Lender then:
(A)    all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any Non-Defaulting Lender, cause such Non-Defaulting Lender’s Revolving Credit Exposure to exceed its Tranche A Commitment;

(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, within one (1) Business Day following the written request of the Administrative Agent, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.08(j);
(C)    if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (B) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;
(D)    if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to clause (A) above, then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages; and
(E)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor Cash Collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all fees payable under Section 3.05(a) that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until and to the extent that such LC Exposure is reallocated and/or Cash Collateralized.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 4.05(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Letters of Credit. If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Tranche A Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Tranche A Commitments of the Non-Defaulting Lenders constituting Tranche A Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 4.05(a)(iv), and LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders constituting Tranche A Lenders in a manner consistent with Section 4.05(a)(iv)(A) (and such Defaulting Lender shall not participate therein).
ARTICLE V
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01    Increased Costs.
(a)    Changes in Law. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, Loan principal, Commitments, Letters of Credit or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or liquidity or on the capital or liquidity of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing

Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time, upon receipt of a certificate described in the following clause (c) the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
(c)    Certificates. A certificate of a Lender or the Issuing Bank setting forth, in reasonable detail, the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 4.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 5.02    Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default but excluding any prepayment of Loans on account of a Benchmark Transition Event), (b) the conversion of any LIBOR Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any LIBOR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.05, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to be the excess, if any, of (x) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.
A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 5.03    Taxes.
(a)    Issuing Bank. For purposes of this Section 5.03, the term “Lender” includes Issuing Bank and the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes, except as otherwise required by applicable law. If an applicable Withholding Agent shall be required to deduct or withhold any Indemnified Taxes from such payments under applicable law (as determined in the good faith of an applicable Withholding Agent), then (i) the sum payable shall be increased as necessary so that after making any required deductions or withholding of Indemnified Taxes (including deductions applicable to additional sums payable under this Section 5.03(b)), the Administrative Agent, any Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made, (ii) the Borrower or such Guarantor (or other applicable Withholding Agent) shall make such deductions or withholding and (iii) the Borrower or such Guarantor (or other applicable Withholding Agent) shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.
(c)    Payment of Other Taxes by the Borrower. Without duplication of the Borrower’s obligations under Section 5.03(b), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes that have been paid by the Administrative Agent.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes paid or payable by such Recipient, or required to be withheld or deducted from a payment to such Recipient, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03, but without duplication of any amount indemnified or paid under any provisions of this Agreement) and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, in each case, other than any interest, additions to tax or penalties resulting from the bad faith or willful misconduct of any Recipient. A certificate of the Administrative Agent, a Lender or the Issuing Bank as to the amount of such payment or liability, and setting forth in reasonable detail the basis for such Indemnified Taxes, delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the

Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower or Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, or otherwise, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution, and submission of such documentation (other than such documentation set forth in Section 5.03(g)(ii)(A), (ii)(B), or (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a

Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party, duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(2)    duly completed copies of Internal Revenue Service Form W-8ECI,
(3)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable;
(4)    to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner; or
(C)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to the Borrower pursuant to this clause (h) to the extent such payment would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.
(i)    The Administrative Agent, and any successor or supplemental Administrative Agent, shall deliver to the Borrower (in such number of copies as shall reasonably be requested by the recipient) on or prior to the date on which the Administrative Agent becomes the Administrative Agent hereunder or under any other Loan Document (and from time to time thereafter upon the reasonable request of the Borrower) executed copies of either (i) IRS Form W-9 (or any successor form) or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement with the Borrower to be treated as a U.S. person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (with respect to amounts received on its own account). The Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(j)    Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or the Collateral Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 5.04    Mitigation Obligations; Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section 5.05    Replacement of Lenders. If (a) any Lender requests compensation under Section 5.01, (b) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, and such Lender has not prevented such required payment by designating a different lending office in accordance with Section 5.04, (c) any Lender is a Defaulting Lender, (d) any Lender fails to consent to (i) an amendment, waiver or modification that pursuant to Section 12.02 requires the consent of the Required Lenders, which is otherwise consented to by the Majority Lenders or (ii) a Borrowing Base increase or an election, consent, approval, amendment, waiver or other modification to this Agreement or any other Loan Document that requires the consent of all Lenders or of all Lenders affected thereby, and such Borrowing Base increase, election, consent, amendment, waiver or other modification is otherwise consented to by the Required Lenders, or (e) any Lender has given notice pursuant to Section 5.06 that it is unable to make or maintain LIBOR Loans but Lenders constituting Majority Lenders have not given such notice, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.04(b)(ii)(C), (ii) if such assignee is not already a Lender, the Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Bank, which consent shall not unreasonably be withheld, (iii) such assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.02), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iv) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments, (v) such assignment does not conflict with applicable law; and (vi) in the case of any assignment resulting from a Lender not consenting to a Borrowing Base increase or an election, consent, approval, amendment, waiver or other modification as described in clause (d) above, the applicable assignee shall have consented to the applicable Borrowing Base increase, election, consent, approval, amendment, waiver or other modification. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (x) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants) and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.
Section 5.06    Illegality. Other than in respect of Section 3.03(b), notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain LIBOR Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such LIBOR Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such LIBOR Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.
ARTICLE VI
CONDITIONS PRECEDENT

Section 6.01    Effective Date. The rights and obligations under this Agreement (including the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder) shall not become effective until the date on which each of the following conditions has been satisfied (or waived in accordance with Section 12.02):
(a)    The Administrative Agent, the Collateral Agent, the Arrangers and the Lenders shall have received all commitment and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, without duplication, (i) fees payable pursuant to Section 3.05(c), (ii) fees payable pursuant to the Fee Letters and (iii) to the extent invoiced at least three (3) Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder and under the Commitment Letter (including the fees and expenses of Sidley Austin LLP, counsel to the

Administrative Agent), in each case, substantially concurrently with the initial extensions of credit under this Agreement which amounts may be offset against the proceeds of the Loans.
(b)    The Administrative Agent shall have received a certificate of the Secretary, Assistant Secretary or a Responsible Officer of the Borrower and each Guarantor setting forth (i) resolutions of the members, board of directors or other appropriate governing body with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower or such Guarantor who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the limited liability company agreement, the articles or certificate of incorporation and bylaws (or comparable organizational documents) of the Borrower and such Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.
(c)    The Administrative Agent shall have received certificates of the appropriate State agencies from (i) the jurisdiction of organization of each Credit Party with respect to the existence and good standing of the Borrower and each other Credit Party and (ii) each jurisdiction (if any) where each Credit Party holds material Borrowing Base Properties with respect to the qualification of the Borrower or such Credit Party to operate as a foreign corporation, or its equivalent.
(d)    On the Effective Date, the representations and warranties of the Borrower and the other Credit Parties contained in Article VII shall be true and correct in all material respects, except that (i) in the case of any representation or warranty which expressly relates to a given date or period, such representation or warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (ii) to the extent that any representation or warranty is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the same shall be true and correct in all respects.
(e)    The Administrative Agent shall have received from each party hereto counterparts (in such number as may be reasonably requested by the Administrative Agent) of this Agreement signed on behalf of such party.
(f)    The Administrative Agent shall have received a duly executed Note payable to each Tranche A Lender and each Tranche B Lender that has requested a Note at least two (2) Business Days before the Effective Date in a principal amount equal to its Tranche A Commitment or Tranche B Commitment, as the case may be, dated as of the date hereof.
(g)    The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be reasonably requested by the Administrative Agent) of the Security Instruments described on Exhibit E. Subject to Section 8.20, in connection with the execution and delivery of the Security Instruments, the Administrative Agent shall be reasonably satisfied that (i) the Liens under the Security Instruments will, upon the recording of the Security Instruments, be first priority (subject to Permitted Liens), perfected Liens on all other Property purported to be pledged as Collateral pursuant to the Security Instruments (including all of the Stock in the Borrower and each Restricted Subsidiary that are owned by a Credit Party (and to the extent any such Stock are certificated, the Borrower shall also have caused the applicable Credit Party to deliver to the Collateral Agent the original stock certificates evidencing such Stock together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof)) and (ii) upon recording the Security Instruments, in the appropriate filing offices, it shall have a first priority Lien (subject to Permitted Liens) on at least ninety percent (90%) of the PV-10 of the Borrowing Base Properties; provided that, notwithstanding anything to the contrary in this clause (g), with respect to all Collateral constituting personal property, the Credit Parties shall not be required to take any action to perfect a Lien on any such assets unless such perfection may be accomplished by (A) the filing of a UCC-1 financing statement or other equivalent filing, (B) delivery of any certificates representing any Stock constituting Collateral, in each case, with appropriate endorsements or transfer powers, or (C) delivery to the Collateral Agent all Account Control Agreements (in each case duly executed and delivered by the relevant Credit Party and relevant depository bank) covering all Deposit Accounts and Security Accounts (other than any Excluded Accounts) existing as of the Effective Date; provided that subject to the Borrower and the other Credit Parties using commercially reasonable efforts to deliver such Account Control Agreements by the Effective Date, if such Account Control Agreements have not been delivered on or prior to the Effective Date, the delivery of such Account Control Agreements shall not be a condition to the occurrence of the Effective Date and shall instead be required to be delivered pursuant to Section 8.20(b).
(h)    The Administrative Agent shall have received an opinion of (i) Kirkland & Ellis LLP, special New York counsel to the Borrower and the Guarantors and (ii) local counsel to the Borrower and the Guarantors in the State of Oklahoma, Louisiana, Pennsylvania and Texas, in each case in form and substance reasonably satisfactory to the Administrative Agent.
(i)    The Administrative Agent shall have received a certificate of insurance coverage of the Borrower and the other Credit Parties evidencing that the Borrower and the other Credit Parties are carrying insurance in accordance with Section 7.12; provided that subject to the Borrower and the other Credit Parties using commercially reasonable efforts to deliver the applicable insurance certificates and/or endorsements referenced therein by the Effective Date, if such certificates and/or endorsements have not been delivered on or prior to the Effective Date, the delivery of such certificates and/or endorsements shall not be a condition to the occurrence of the Effective Date and shall instead be required to be delivered pursuant to Section 8.20(c).
(j)    The Administrative Agent shall have received a solvency certificate (giving pro forma effect to the Transactions contemplated to occur on the Effective Date) substantially in the form of Exhibit J and signed by a Financial Officer.
(k)    The Administrative Agent shall have received (i) a reasonably satisfactory Initial Reserve Report (it being agreed that the reserve report with an “as of” date of January 1, 2021 previously provided by the Borrower to the Administrative Agent is reasonably satisfactory) and (ii) lease operating statements and production reports with respect to the Borrowing Base

Properties evaluated in the Initial Reserve Report for each fiscal quarter ended since the Petition Date and ending at least sixty (60) days prior to the Effective Date and, to the extent that the Effective Date occurs on or after the day that is 60 days after the fiscal year ended December 31, 2020, for the fiscal year ended December 31, 2020, which shall be in form and substance reasonably satisfactory to the Administrative Agent.
(l)    The Administrative Agent shall have received title information in form and substance acceptable to it covering not less than 85% of the total PV-10 of the Borrowing Base Properties evaluated in the Initial Reserve Report; provided that subject to the Borrower and the other Credit Parties using commercially reasonable efforts to deliver such title information by the Effective Date, if such title information has not been delivered on or prior to the Effective Date, the delivery of such title information shall not be a condition to the occurrence of the Effective Date and shall instead be required to be delivered pursuant to Section 8.20(a).
(m)    The Administrative Agent shall have received appropriate customary UCC, tax and judgment searches with respect to the Credit Parties reflecting no prior Liens encumbering the Properties of the Borrower and the other Credit Parties for the State of Delaware and any other jurisdiction reasonably requested by the Administrative Agent, other than those being released on or prior to the Effective Date or Permitted Liens.
(n)    The Administrative Agent shall have received evidence reasonably satisfactory to it that (i) the Transactions are being consummated substantially concurrently with the initial fundings under this Agreement and all loans and other obligations under, and the agreements in respect of, the Pre-Petition Credit Agreement and the DIP Credit Agreement, in each case, are being repaid or otherwise satisfied in full and terminated in a manner consistent with the Plan of Reorganization, other than Existing Letters of Credit deemed issued under this Agreement on the Effective Date and (ii) the Liens securing the obligations under the Pre-Petition Credit Agreement and the DIP Credit Agreement, in each case, are being released substantially contemporaneously with the occurrence of the Effective Date. After giving effect to the Transactions, the Borrower and its Subsidiaries shall have no Indebtedness outstanding other than (A) the Obligations and (B) any other Indebtedness permitted by Section 9.02 (other than clauses (p), (s), (x) and (y) of Section 9.02). The Administrative Agent shall have received evidence reasonably satisfactory to it that all Liens on the assets of the Borrower and its Subsidiaries (other than Permitted Liens) have been (or will be concurrently with the initial funding of Loans under this Agreement on the Effective Date) released or terminated and that duly executed recordable releases and terminations in forms reasonably acceptable to the Administrative Agent with respect thereto have been obtained by the Borrower or its Subsidiaries, as applicable.
(o)    The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying the absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that would reasonably be expected to have a material adverse effect on the consummation of the Plan of Reorganization.
(p)    The Administrative Agent and each Lender who has requested the same shall have received, at least five (5) Business Days prior to the Effective Date, (i) all documentation and other information regarding the Borrower in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in a form reasonably satisfactory to the Administrative Agent and each requesting Lender, in the case of clauses (i) and (ii), to the extent reasonably requested in writing at least ten (10) Business Days prior to the Effective Date (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (q) shall be deemed to be satisfied).
(q)    The Administrative Agent shall be reasonably satisfied and shall have received a certificate from a Financial Officer of the Borrower stating that, after giving pro forma effect to the Transactions that will occur on the Effective Date (including the initial Borrowings hereunder), (i) the Consolidated Secured Indebtedness Coverage Ratio as of the Effective Date shall be no less than 1.5 to 1.0 and (ii) the Consolidated Total Net Leverage Ratio is no greater than 2.25 to 1.00; provided, that for purposes of calculating Consolidated Secured Indebtedness Coverage Ratio and Consolidated Total Net Leverage Ratio for this clause (q), EBITDAX and Indebtedness shall be an amount equal to Borrower’s good faith best estimate of EBITDAX for the fiscal quarter ending on December 31, 2020 multiplied by 4 and Indebtedness, as applicable.
(r)    The Administrative Agent shall have received a certificate from a Financial Officer of the Borrower (i) stating that (x) the Borrower has received cash equity contributions in an aggregate amount no less than $600 million pursuant to the Backstop Commitment Agreement (as defined in the Restructuring Support Agreement), (y) after giving effect to the Transactions, the total Credit Exposures of the Lenders shall be no greater than $1,250 million and (z) after giving effect to the Transactions, minimum liquidity (including unrestricted cash on hand and Availability) of the Borrower and the Restricted Subsidiaries shall be no less than $500 million, (ii) attaching the Historical Financial Statements or providing a link thereto on which such documents are posted on an Internet or intranet website (including the SEC’s EDGAR website) to which each Lender and the Administrative Agent have access and (iii) setting forth the calculation of Adjusted Consolidated Net Tangible Assets of the Effective Date after giving effect to the Transactions to occur on the Effective Date.
(s)    The Borrower and the Restricted Subsidiaries shall have paid to the DIP Lenders holding DIP Loans all other payments as provided for in any final orders entered in connection with the DIP Credit Agreement and/or use of cash collateral, and the Plan of Reorganization, which amounts shall be applied to the repayment of the obligations under the DIP Credit Agreement in accordance with the Plan of Reorganization. Immediately prior to the Effective Date, the DIP Credit Agreement and the Restructuring Support Agreement shall be in full force and effect and no default or event of default shall have occurred and be continuing pursuant to the terms of the DIP Credit Agreement or the Restructuring Support Agreement.
(t)    The (i) terms of the Plan of Reorganization, the Confirmation Order and any related order of the Bankruptcy Court (and any amendments or modifications to any of the foregoing) shall be consistent with the Restructuring Support Agreement (other than any changes to the terms described therein that would not reasonably be expected to adversely affect the interests of the Administrative Agent or the Lenders in any material respect) and be in substance reasonably satisfactory to the Administrative Agent and shall provide for approval of this Agreement and contain customary releases and exculpations, in each case that are reasonably acceptable to the Administrative Agent (it being agreed and understood that the Plan of Reorganization attached hereto as Exhibit K is reasonably satisfactory to the Administrative Agent) and (ii) the Bankruptcy Court shall have entered the Confirmation Order approving the Plan of Reorganization, which such order shall in full force and effect and be reasonably satisfactory to the Administrative Agent, and such order shall have become a final order of the Bankruptcy Court and shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified in any manner and shall not be subject to any pending appeals other than appeals that result of which would not have a materially adverse effect on the rights and interests of the Administrative Agent and the Lenders.
(u)    The Administrative Agent shall have received satisfactory evidence as to the payment in full on the Plan Effective Date of all material administrative expense claims, priority claims and other claims (including professional and transaction fees) required to be paid upon the Plan Effective Date.
(v)    The Plan Effective Date shall have occurred, all conditions precedent to the confirmation and effectiveness of the Plan, as set forth in the Plan (other than the effectiveness of this Agreement and the other Loan Documents, which shall occur contemporaneously with the Plan Effective Date) shall have been fulfilled or waived as permitted therein, including, without limitation, all transactions contemplated in the Plan or the Confirmation Order to occur on the Plan Effective Date shall have been substantially consummated in accordance with the terms thereof and in compliance with applicable law, Bankruptcy Court and regulatory approvals.
(w)    The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that (i) all material governmental and third party approvals necessary in connection with by the terms of the Loan Documents, the consummation of the Plan of Reorganization and the other Transactions, and the continuing operations of the Borrower and its Subsidiaries shall have been obtained (or will be substantially concurrently obtained) and be in full force and effect, and (ii) since the Petition Date, no Material Adverse Effect shall have occurred. For purposes of this Section 6.01(w) only, “Material Adverse Effect” means any material adverse change in, or material adverse effect on the business, operations, property, liabilities (actual or contingent) or condition (financial or otherwise) of the Credit Parties, taken as a whole, other than any change, event, or occurrence, arising individually or in the aggregate, from events that could reasonably be expected to result from the filing or commencement of the Chapter 11 Cases or the announcement or the filing or commencement of the Chapter 11 Cases.
(x)    The Arrangers shall have received the Historical Financial Statements (it being agreed and understood that the financial statements described in clauses (a) and (b) in the definition of “Historical Financial Statements” have been satisfied with respect to the fiscal year of the Borrower ended December 31, 2019 and the fiscal quarter ended March 31, 2020).
(y)    The Administrative Agent shall have received reasonably satisfactory evidence that the Borrower and its Restricted Subsidiaries have entered into Swap Agreements with one or more Approved Counterparties meeting the requirements under Section 8.19.
Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this

Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6.01 to be consented to or approved by or acceptable to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
Section 6.02    Each Credit Event. The obligation of each Lender to make any new Loan, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions (including without limitation, the Loans and issuances of Letters of Credit on the Effective Date):
(a)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
(b)    The representations and warranties of the Credit Parties set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except (i) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall be true and correct in all material respects as of such specified earlier date, and (ii) to the extent that any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Effect, such representation and warranty (as so qualified) shall be true and correct in all respects.
(c)    At the time of and immediately after giving effect to such Borrowing (and the application of the proceeds thereof on the date of the requested Borrowing) or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Borrower and the Restricted Subsidiaries shall not have any Excess Cash immediately before or after giving effect to such Borrowing, in each case determined after giving effect to any intended use of proceeds in the ordinary course of business (as certified by the Borrower, to the extent applicable, in the related Borrowing Request, and including, for the avoidance of doubt, any purpose permitted by Section 9.11) on or before the date that is three Business Days after the date the Borrower receives the funds from such Borrowing, nor may such Borrowing, after giving effect to any such intended use of proceeds in the ordinary course of business (as certified by the Borrower, to the extent applicable, in the related Borrowing Request), be in an amount that would trigger a mandatory prepayment under Section 3.04(c)(v), and such Loans shall be funded into and maintained until used in accordance with this Agreement in (A) an account of the Borrower over which the Collateral Agent has “control” (within the meaning of Section 9-104 of the UCC) or (B) an Excluded Account to the extent permitted in accordance with the definition thereof.
(d)    The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit (including an amendment, extension or renewal of a Letter of Credit) in accordance with Section 2.08(b), as applicable.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the foregoing clauses (a) through (c).
ARTICLE VII
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders, on the Effective Date and on each other date as required by this Agreement and each other Loan Document, that:

Section 7.01    Corporate Status; Organization; Powers. Each of the Borrower and each Restricted Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged, and (c) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except in each case referred to in clauses (b) and (c), where the failure to have such power and authority or be so qualified would not reasonably be expected to result in a Material Adverse Effect.
Section 7.02    Authority; Enforceability. After giving effect to the Confirmation Order and the Plan of Reorganization, the Borrower and each Restricted Subsidiary has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Each of the Borrower and each Guarantor has duly executed and delivered each Loan Document to which it is a party and each such Loan Document constitutes the legal, valid and binding obligation of the Borrower and such Guarantor enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).
Section 7.03    No Violation. After giving effect to the Confirmation Order and the Plan of Reorganization, none of the execution, delivery or performance by any Credit Party of the Loan Documents to which it is a party or the compliance with the terms and provisions thereof will (a) contravene any material applicable provision of any material Requirement of Law, (b) result in any breach of any terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any property or assets of such Credit Party or any Restricted Subsidiary (other than Liens created under the Loan Documents) pursuant to the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Credit Party or any Restricted Subsidiary is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) except to the extent such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or

(c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Credit Party or any Restricted Subsidiary.
Section 7.04    Financial Condition; No Material Adverse Effect.
(a)    The Historical Financial Statements present fairly in all material respects the combined consolidated financial position of the Borrower and the combined consolidated Subsidiaries at the dates of such information and for the period covered thereby and have been prepared in accordance with GAAP consistently applied (subject to the impact of fresh start accounting) except to the extent provided in the notes thereto, if any, subject, in the case of the unaudited financial information, to changes resulting from audit, normal year end audit adjustments and to the absence of footnotes.
(b)    Neither the Borrower nor any Restricted Subsidiary has any material Indebtedness (including Disqualified Stock), off balance sheet liabilities, partnership liabilities for taxes, or unusual forward or long-term commitments that, in each case, are not reflected or provided for in the Historical Financial Statements, except as would not reasonably be expected to have a Material Adverse Effect.
(c)    No Material Adverse Effect has occurred since the Effective Date.
Section 7.05    Litigation
. After giving effect to the Confirmation Order and the Plan of Reorganization, except as set forth on Schedule 7.05, there are no actions, suits or proceedings pending or, to the knowledge of a Responsible Officer of the Borrower, threatened with respect to the Borrower or any Restricted Subsidiary, that would reasonably be expected to result in a Material Adverse Effect.
Section 7.06    Environmental Laws.
(a)    Except as would not reasonably be expected to have a Material Adverse Effect: (i) the Borrower and each of the Restricted Subsidiaries and all Oil and Gas Properties are in compliance with all applicable Environmental Laws; (ii) neither the Borrower nor any Restricted Subsidiary has received written notice of any liability under any applicable Environmental Law; (iii) neither the Borrower nor any Restricted Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any applicable Environmental Law at any location; and (iv) there has been no Release or, to the knowledge of any Responsible Officer of the Borrower, threatened Release of any Hazardous Materials at, on or under any Oil and Gas Properties currently owned or leased by the Borrower or any Restricted Subsidiary.
(b)    Except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any Restricted Subsidiary has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Oil and Gas Properties in a manner that would reasonably be expected to give rise to liability of the Borrower or any Restricted Subsidiary under any applicable Environmental Law.

Section 7.07    Governmental Approvals; No Defaults.
(a)    After giving effect to the Confirmation Order and the Plan of Reorganization, the execution, delivery and performance of each Loan Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Instruments, (iii) any reports required to be filed by the Borrower with the SEC pursuant to the Exchange Act, (iv) those that may be required from time to time in the ordinary course of business that may be required to comply with certain covenants contained in the Loan Documents, and (v) such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.
(b)    No Credit Party is in default under or with respect to any Contractual Requirement that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transactions.
Section 7.08    Investment Company Act. No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 7.09    Taxes. Except where the failure of which would not be reasonably expected to have a Material Adverse Effect, each of the Borrower and the Restricted Subsidiaries has filed all U.S. federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid or caused to be paid all material Taxes payable by it that have become due, other than those (i) not yet delinquent, (ii) being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided to the extent required by and in accordance with GAAP, or (iii) the nonpayment of which is permitted or required pursuant to the Bankruptcy Code.
Section 7.10    ERISA. No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect. Each Plan is in compliance with applicable provisions of ERISA, the Code and other applicable laws except to the extent failure to comply would not reasonably be expected to result in a Material Adverse Effect.
Section 7.11    True and Complete Disclosure; Beneficial Ownership Certification.
(a)    None of the written factual information and written data (taken as a whole) furnished by or on behalf of the Borrower, any Subsidiary or any of their respective authorized representatives to the Administrative Agent, any Arranger, and/or any Lender (including all such information and data contained in the Loan Documents) for purposes of or in connection with this Agreement or any Transaction contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time (after giving effect to all supplements so furnished before such time) in light of the circumstances under which such information or data was furnished; it being understood and agreed that for purposes of this Section 7.11(a), such factual information and data shall not include pro forma financial information, projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.
(b)    The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in Section 7.11(a) were based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made; it being recognized by the Administrative Agent and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and the Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.
(c)    As of the Effective Date, the information in the Beneficial Ownership Certifications delivered to the Administrative Agent or any Lender is true and correct in all material respects.
Section 7.12    Insurance. The Borrower has, and has caused the Restricted Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Requirements of Law (including Flood Insurance Regulations) and all material agreements and (b) insurance coverage in at least such amounts and against such risks as are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and the Restricted Subsidiaries (it being understood and agreed that the Borrower and its Subsidiaries may self-insure to the extent and in a manner customary for companies engaged in the same or similar business of similar size and financial condition). The Collateral Agent, on behalf of the Lenders, has been named as additional insureds in respect of such liability insurance policies and the Collateral Agent, on behalf of the Lenders, has been named as a loss payee with respect to such property loss insurance covering Collateral.
Section 7.13    Pari Passu or Priority Status. After giving effect to the Confirmation Order and the Plan of Reorganization, no Credit Party has taken any action which would cause the claims of unsecured creditors of any Credit Party (other than claims of such creditors to the extent that they are statutorily preferred or Excepted Liens) to have priority over the claims of the Collateral Agent and the Secured Parties against the Credit Parties under the Loan Documents.
Section 7.14    Subsidiaries. Schedule 7.14 lists each Material Subsidiary existing on the Effective Date. Each Guarantor, Material Subsidiary and Unrestricted Subsidiary as of the Effective Date has been so designated on Schedule 7.14.
Section 7.15    [Reserved].
Section 7.16    Properties. After giving effect to the Confirmation Order and the Plan of Reorganization:
(a)    Each Credit Party has good and defensible title to all of its material properties and assets, free and clear of all Liens other than Liens permitted under Section 9.03 and of all impediments to the use of such properties and assets in such Credit Party’s business, except that no representation or warranty is made with respect to any oil, gas or mineral property or interest to which no proved oil or gas reserves are properly attributed. Except for Liens permitted under Section 9.03, each Credit Party will respectively own in the aggregate, in all material respects, the net interests in production attributable to all material wells and units owned by the Credit Party.
(b)    The ownership of such properties shall not in the aggregate in any material respect obligate such Credit Party to bear the costs and expenses relating to the maintenance, development and operations of such properties in an amount materially in excess of the working interest of such properties.
(c)    Each Credit Party has paid in all material respects all royalties payable under the oil and gas leases to which it is operator, except those contested in accordance with the terms of the applicable joint operating agreement or otherwise contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Credit Party.
Section 7.17    Swap Agreements and Qualified ECP Counterparty. The Swap Agreements of the Credit Parties are in compliance with Section 8.19 and Section 9.18. The Borrower is a Qualified ECP Counterparty.
Section 7.18    Use of Proceeds; Margin Regulations.
(a)    The Borrower will use the proceeds of the Loans (i) to pay Transaction Expenses, (ii) to make Restricted Payments permitted to be made hereunder, (iii) to finance the acquisition, development and exploration of Oil and Gas Properties, (iv) to redeem, defease, prepay or repay Indebtedness permitted to be incurred hereunder, including any fees, premiums and expenses associated therewith and (v) for working capital, capital expenditures and other general corporate purposes of the Borrower and its Restricted Subsidiaries.
(b)    The Borrower will use Letters of Credit for general corporate purposes and to support deposits required under purchase agreements pursuant to which the Borrower or its Subsidiaries may acquire Oil and Gas Properties and other assets.
(c)    The Borrower shall not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, a payment, a promise to pay, or an authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in violation of applicable Sanctions or (iii) in any manner that would result in the violation of any applicable Sanctions by the Borrower or any of its Subsidiaries.
(d)    The proceeds of the Loans or Letters of Credit will not be used by the Borrower or any Subsidiary in violation of the provisions of Regulation T, Regulation U or Regulation X of the Board. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock.

Section 7.19    Solvency. After giving effect to the Confirmation Order, the Plan of Reorganization, the Transactions and the other transactions contemplated hereby and thereby and each Borrowing and issuance, amendment, renewal or extension of any Letter of Credit made hereunder, the Borrower, on a consolidated basis with its Restricted Subsidiaries, is Solvent.
Section 7.20    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Responsible Officers of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Responsible Officers of the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Responsible Officers of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Transactions, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other Transactions will violate Anti-Corruption Laws or applicable Sanctions.
Section 7.21    Affected Financial Institutions. No Credit Party is an Affected Financial Institution.
Section 7.22    Security Instruments. After giving effect to the Confirmation Order and the Plan of Reorganization, every Security Instrument is (or, in the case of Security Instruments executed after the Effective Date, will be) effective to create in favor of the Collateral Agent, for its benefit and the benefit of the other Secured Parties, a legal, valid and enforceable Lien in all Collateral (with such exceptions as may be agreed to by the Administrative Agent) described therein owned by the Credit Parties and, when recorded and financing statements in proper form have been filed in the appropriate jurisdictions, constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such property in which a perfected Lien can be obtained by the filing of such a financing statement, in each case prior and superior in right to any other Lien other than Excepted Liens.
ARTICLE VIII
AFFIRMATIVE COVENANTS

Until Payment in Full, the Borrower covenants and agrees with the Lenders that:
Section 8.01    Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to each Lender):
(a)    Annual Financial Statements. As soon as available and in any event within five Business Days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year), the audited consolidated balance sheet of the Borrower and the Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years (and, if more than 5% of Adjusted Consolidated Net Tangible Assets for such fiscal year is attributable to Unrestricted Subsidiaries, a reasonably detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand, for such fiscal year), all in reasonable detail and prepared in accordance with GAAP and, except with respect to such reconciliation, certified by independent certified public accountants of recognized national standing whose opinion shall not be materially qualified with a “going concern” or like qualification or exception (other than with respect to, or resulting from, (i) the occurrence of the Tranche A Termination Date or the Tranche B Maturity Date, as applicable, within one year from the date such opinion is delivered or (ii) any potential inability to satisfy the Financial Performance Covenants on a future date or in a future period).
(b)    Quarterly Financial Statements. As soon as available and in any event within five Business Days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 60 days after the end of each such quarterly accounting period), the consolidated balance sheet of the Borrower and the Subsidiaries as at the end of such quarterly period and the related consolidated statements of operations, shareholders’ equity and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year (and, if more than 5% of Adjusted Consolidated Net Tangible Assets for such quarterly accounting period is attributable to Unrestricted Subsidiaries, a reasonably detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand, for such quarterly accounting period), all of which shall be certified by an Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows, of the Borrower and its consolidated Subsidiaries (or, in the case of such reconciliation, the Borrower and its Restricted Subsidiaries) in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes.
(c)    Other Information.
(i)    Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any Subsidiary (other than amendments to any registration statement, exhibits to any registration statement and, if applicable, any registration statements on Form S-8), (A) copies of all financial statements, proxy statements, notices and reports that the Borrower or any Subsidiary shall send to the holders of any publicly issued debt of the Borrower and/or any Subsidiary, in each case in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and (B) with reasonable promptness, but subject to the limitations set forth in the last sentences of Section 8.08(a) and Section 12.04, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time
(ii)    Subject to any applicable limitations set forth in the Loan Documents, the Borrower will deliver to the Collateral Agent for filing, registration or recording all documents and instruments, including UCC or other applicable personal property and financing statements (A) required to satisfy the Collateral Requirements and (B) otherwise reasonably requested by the Collateral Agent or the Administrative Agent to be filed, registered or recorded to create or continue, as applicable, the Liens intended to be created by any Security Instrument and perfect such Liens to the extent required by, and with the priority required by, such Security Instrument to the Collateral Agent and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for Liens permitted under Section 9.03.
(iii)    Promptly following any request therefor, (i) such other information regarding the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request in writing or (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws.
Documents required to be delivered pursuant to Sections 8.01(a), (b) and (c) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 12.01, (ii) on which such documents are transmitted by electronic mail to the Administrative Agent or (iii) on which such documents are filed of record with the SEC. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of such documents from the Administrative Agent and maintaining its copies of such documents.
(d)    Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a certificate of a Responsible Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the Financial Performance Covenants (other than the Consolidated Secured Indebtedness Coverage Ratio) as at the end of such fiscal year or period, as the case may be, (ii) a specification of any change in the identity of the Restricted Subsidiaries, Material Subsidiaries, Guarantors and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Material Subsidiaries, Guarantors and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Effective Date or the most recent fiscal year or period, as the case may be, (iii) change in (w) the jurisdiction in which the Borrower or any Restricted Subsidiary is incorporated, formed, or otherwise organized, (x) the location of the Borrower’s or any Restricted Subsidiary’s chief executive office, (y) the Borrower’s or any Guarantor’s identity or corporate, limited liability or partnership structure, or (z) the Borrower’s or any Restricted Subsidiary’s organizational identification number in such jurisdiction of organization or federal taxpayer identification number, (iv) reasonably detailed calculations demonstrating compliance with Section 8.19 and with Section 9.18, (v) at the time of the delivery of the financial statements provided for in Section 8.01(a), reasonably detailed calculations demonstrating the value of Adjusted Consolidated Net Tangible Assets, Free Cash Flow and Distributable Free Cash Flow, as applicable, of as the last day of the relevant period; provided that the first delivery of the calculations demonstrating the value of Adjusted Consolidated Net Tangible Assets, Free Cash Flow and Distributable Free Cash Flow shall not be required to be delivered at the time of the first delivery of the financial statements provided for in Section 8.01(a) and shall instead be delivered at the time of the first delivery of the financial statements provided for in Section 8.01(b).
(e)    Production Report and Lease Operating Statements. At the time of the delivery of the certificate required under Section 8.12(d), a report setting forth, for each calendar month during the then-current fiscal year to date, the volume of production for each such calendar month from the Borrowing Base Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month, substantially in the form of such report provided by the Borrower in the DIP Credit Agreement.
(f)    Issuance and Incurrence of Indebtedness. Within three (3) Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior to incurrence thereof, written notice of the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness (to the extent constituting Material Indebtedness), any Permitted Refinancing Indebtedness in respect thereof or any Material Indebtedness, as well as the amount thereof, the proposed closing date and the then-current draft of definitive documentation for the foregoing and any other related information reasonably requested by the Administrative Agent (to the extent permitted by, and subject to, the confidentiality provisions thereof).
(g)    Opening of Accounts. Promptly, but in any event, within ten (10) Business Days (or such longer period as the Administrative Agent may agree in its sole discretion) after the opening thereof, written notice (such notice to include reasonably detailed information regarding the account number, purpose and applicable bank or other institution in respect of such Deposit Account, Commodities Account or Securities Account) to the Administrative Agent of any Deposit Account, Commodities Account or Securities Account (other than an Excluded Account) opened by the Borrower or any other Credit Party.
Documents required to be delivered pursuant to Section 8.01(a), (b), (c)(i) and (f) may be delivered electronically and shall be deemed to have been so delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s public website or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website (including the SEC’s EDGAR website), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).
The Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Company Materials”) by posting the Company Materials on an Approved Electronic Platform. The Borrower hereby acknowledges that certain of the Lenders may from time to time elect to be “public-side” Lenders

(i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”) and the Borrower hereby agrees that (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Company Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Company Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Approved Electronic Platform designated “Public Investor” and (z) the Administrative Agent shall be entitled to treat Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Approved Electronic Platform not designated “Public Investor.”
Section 8.02    Notices of Material Events. In addition to the notices required under Section 8.01, the Borrower will furnish to the Administrative Agent (which shall promptly make such information available to each Lender) notice of the following:
(a)    Notice of Default; Litigation. Promptly (and in the case of clause (i) below, in any event within five (5) Business Days after a Responsible Officer of the Borrower obtains actual knowledge thereof), notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Borrower or any Subsidiary for which it would reasonably be expected that an adverse determination is probable, and that such determination would result in a Material Adverse Effect.
(b)    Environmental Matters. Promptly, and in any event within fifteen (15) Business Days after a Responsible Officer of the Borrower obtains written notice from any Governmental Authority of any one or more of the following environmental matters (or by such later date as the Administrative Agent may agree in its sole discretion), unless such environmental matters would not, individually, or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:
(i)    any condition or occurrence on any Oil and Gas Properties of any Credit Party that would reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law;
(ii)    any condition or occurrence on any Oil and Gas Properties that would reasonably be anticipated to cause such Oil and Gas Properties to be subject to any restrictions on the ownership, occupancy, use or transferability of such Oil and Gas Properties under any Environmental Law; and
(iii)    the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, Release or threatened Release of any Hazardous Material on, at, under or from any Oil and Gas Properties.

All such notices delivered under this Section 8.02 shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto.
(c)    Change in Beneficial Ownership Certification. Upon knowledge of any Responsible Officer of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification, the Borrower will promptly notify the Administrative Agent and each Lender, but in any event within ten (10) Business Days, of any change in such information (or by such later date as the Administrative Agent may agree in its sole discretion).
Section 8.03    Existence. The Borrower will do, and will cause each Restricted Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its legal existence, corporate (or equivalent) rights and authority, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; but the Borrower and its Restricted Subsidiaries may consummate any transaction permitted under Sections 9.06, 9.09 or 9.10. The Borrower will, and will cause each Restricted Subsidiary to maintain its legal existence in Delaware, another State within the United States of America or the District of Columbia.
Section 8.04    Payment of Taxes. After giving effect to the Confirmation Order and the Plan of Reorganization, the Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, before the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a material Lien upon any properties of the Borrower or any Restricted Subsidiary; but neither the Borrower nor any Restricted Subsidiary shall be required to pay or discharge any such Tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto to the extent required by, and in accordance with, GAAP or the failure to pay or discharge would not reasonably be expected to result in a Material Adverse Effect.
Section 8.05    Performance of Obligations under Loan Documents. The Borrower will pay the Loans in accordance with the terms hereof, and the Borrower will, and will cause each Restricted Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents.
Section 8.06    Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, except in each case where the failure to so comply or cause would not reasonably be expected to result in a Material Adverse Effect:
(a)    operate its Oil and Gas Properties and other material properties or cause such Oil and Gas Properties and other material properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable Contractual Requirements and all applicable Requirements of Law, including applicable proration requirements and applicable Environmental Laws, and all applicable Requirements of Law of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;
(b)    keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and depletion excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear and depletion excepted) all of its material Oil and Gas Properties and other material properties, including all equipment, machinery and facilities; and
(c)    to the extent a Credit Party is not the operator of any property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section, but failure of the operator to so comply will not constitute a Default or an Event of Default hereunder.
Section 8.07    Insurance.
(a)    The Borrower will, and will cause each Restricted Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Collateral Agent, upon written request from the Collateral Agent or the Administrative Agent, information presented in reasonable detail as to the insurance so carried.
(b)    The Secured Parties shall be the additional insureds on any such liability insurance as their interests may appear and, if property insurance is obtained, the Collateral Agent shall be the additional loss payee under any such property insurance; but, so long as no Event of Default has occurred and is then continuing, the Secured Parties will provide any proceeds of such property insurance to the Borrower to the extent that the Borrower undertakes to apply such proceeds to the reconstruction, replacement or repair of the property insured thereby. The Borrower shall use commercially reasonable efforts to ensure that all policies of insurance required by the terms of this Agreement or any Security Instrument shall provide that each insurer shall endeavor to give at least 30 days’ prior written notice to the Collateral Agent of any cancellation of such insurance (or at least 10 days’ prior written notice in the case of cancellation of such insurance due to non-payment of premiums).
Section 8.08    Books and Records; Inspection Rights.
(a)    The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Majority Lenders (as accompanied by the Administrative Agent) to visit and inspect any property or asset of the Borrower or such Subsidiary in whosoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, upon reasonable advance notice to the Borrower, all at such reasonable times and intervals during normal business hours and to such reasonable extent as the Administrative Agent or the Majority Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); but, excluding any such visits and inspections during the continuation of an Event of Default (i) only the Administrative Agent on behalf of the Majority Lenders may exercise rights of the Administrative Agent and the Lenders under this Section, and (ii) only one such visit shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of the Majority Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Majority Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary contained herein, neither the Borrower nor any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.
(b)    The Borrower will, and will cause each of the Restricted Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied (subject to the impact of fresh start accounting) shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.
Section 8.09    Compliance with Laws. The Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures regarding compliance by the Borrower, its Subsidiaries and each of their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section 8.10    Environmental Matters.
(a)    Each of the Borrower will at its sole expense: (i) comply, and cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, to the extent the breach thereof would be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, to the extent such Release or threatened Release would reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties, to the extent such failure to obtain or file would reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required of the Borrower or any Subsidiary under applicable Environmental Laws because of or in connection with the actual or suspected Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties, to the extent failure to do so would reasonably be expected to have a Material Adverse Effect; and (v) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not unreasonably expose any Property or Person to Hazardous Materials that would reasonably be expected to cause the Borrower or its Subsidiaries to owe damages or compensation pursuant to applicable Environmental Laws that would reasonably be expected to cause a Material Adverse Effect.
(b)    If the Borrower or any Restricted Subsidiary receives written notice of any action or, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against the Borrower or its Restricted Subsidiaries or their Properties, in each case in connection with any Environmental Laws, the Borrower will within fifteen (15) days after any Responsible Officer obtains actual knowledge thereof give written notice of the same to Administrative Agent if such action, investigation, inquiry, demand or lawsuit would reasonably be expected to cause a Material Adverse Effect.
(c)    In connection with any acquisition by the Borrower or any Restricted Subsidiary of any Oil and Gas Property, other than an acquisition of additional interests in Oil and Gas Properties in which the Borrower or any Restricted Subsidiary previously held an interest, to the extent the Borrower or such Restricted Subsidiary obtains or is provided with same, the Borrower will, and will cause each Restricted Subsidiary to, promptly following the Borrower’s or such Restricted Subsidiary’s obtaining or being provided with the same, deliver to the Administrative Agent such final and non-privileged material environmental reports of such Oil and Gas Properties as are (and to the extent) reasonably requested by the Administrative Agent.
Section 8.11    Further Assurances.
(a)    Subject to the applicable limitations set forth in Section 8.14 and the Security Instruments, the Borrower at its sole expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent or the Collateral Agent, as applicable, all such other documents, agreements and instruments reasonably requested by the Administrative Agent or the Collateral Agent, as applicable, to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Restricted Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Obligations (including exhibits to Security Instruments (which shall be in recordable form for the applicable jurisdiction) and any other information reasonably requested in connection with the identification of any Collateral), or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created or intended to be created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents that may be reasonably necessary or appropriate in connection therewith, or to take all such further actions to may be required under any applicable Requirements of Law.
(b)    The Borrower hereby authorizes the Collateral Agent (or its designee) to file one or more financing or continuation statements, and amendments thereto, describing all or any part of the Collateral without the signature of the Borrower or any Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. The Borrower acknowledges and agrees that any such financing statement may describe the collateral as “all assets” of the applicable Credit Party or words of similar effect as may be required by the Collateral Agent.
Section 8.12    Reserve Reports.
(a)    In addition to the Initial Reserve Report which has been delivered on or prior to the Effective Date, on or before each date set out in the “Delivery Date” column of the following table, the Borrower shall furnish to the Administrative Agent and the Lenders (i) a Reserve Report evaluating the Oil and Gas Properties of the Borrower and the Guarantors (other than VPP Properties) constituting Proved Reserves and located within the geographic boundaries of the United States of America (or the Outer Continental Shelf adjacent to the United States of America) (other than Oil and Gas Properties that are uneconomic based upon the pricing assumptions consistent with the most recent Bank Price Deck provided by the Administrative Agent to the Borrower) as of the date set out in the same line in the “As-of Date” column of such table and (ii) a Swap Schedule of the Credit Parties:

As-of Date	Delivery Date
July 1, 2021 January 1, 2022 and each January 1 thereafter	September 1, 2021 the next following April 1
July 1, 2022 and each July 1 thereafter	the next following October 1

(b)    The Reserve Reports as of January 1 of each year shall be prepared by one or more Approved Petroleum Engineers with respect to at least 80% of the aggregate volumes of the Borrowing Base Properties, with the balance prepared by or under the supervision of the Borrower’s chief engineer, and the Reserve Reports as of July 1 of each year or any Reserve Reports delivered in connection with any Interim Redeterminations shall be prepared at the Borrower’s option, either by Approved Petroleum Engineers (with respect to at least 80% of the aggregate volumes of the Borrowing Base Properties) or by the internal reserve engineering staff of the Borrower, provided that if the July 1 Reserve Report is prepared by the internal reserve engineering staff of the Borrower, such Reserve Report shall be (i) certified by the chief engineer of the Borrower as true and accurate in all material respects and (ii) prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report.

(c)    In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders (i) a Reserve Report prepared either by Approved Petroleum Engineers or by the Borrower’s chief engineer, in each case in accordance with the procedures used in the immediately preceding January 1 Reserve Report and (ii) a Swap Schedule. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent and such Swap Schedule, in each case, as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.
(d)    With the delivery of each Reserve Report (other than the Initial Reserve Report), the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer on behalf of the Borrower certifying that in all material respects (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects, (ii) the Borrower or its Restricted Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Permitted Liens, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any of its Restricted Subsidiaries to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of the Borrowing Base Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all such Borrowing Base Properties sold, (v) since filing the Borrower’s most recent Form 10-K, the Borrower and its Restricted Subsidiaries have not engaged in marketing activities for any Hydrocarbons or entered into any contracts related thereto other than such marketing activities materially consistent with those described in the most recently filed Form 10-K filing of the Borrower, unless any such marketing activities would rise to the materiality thresholds required to be disclosed on the next Form 10-K filing of the Borrower, in which case, such activities will be described on an exhibit to the certificate and (vi) in the case of any Reserve Report delivered pursuant to Section 8.12(a), if Other Secured Debt was outstanding as of the applicable Coverage Ratio Test Date, setting forth the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the Consolidated Secured Indebtedness Coverage Ratio as of the most recent Coverage Ratio Test Date.
(e)    Contemporaneously with the delivery of each Swap Schedule while any Forecasted Production Swap Agreement is outstanding, and as more frequently as the Borrower may elect, the Borrower shall furnish to the Administrative Agent a Forecasted Production Report.
Section 8.13    Title Information.
(a)    No later than thirty (30) days after the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrower shall, if applicable, deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties of the Borrower and the Guarantors evaluated by such Reserve Report, so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 85% of the total PV-10 of the Borrowing Base Properties of the Borrower and the Guarantors evaluated by such Reserve Report.
(b)    If the Borrower has provided title information for additional Oil and Gas Properties under Section 8.13(a), the Borrower shall, within sixty (60) days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Oil and Gas Properties (or such longer period as the Administrative Agent may approve in its sole discretion), either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions having an equivalent or greater value or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 85% of the PV-10 of the Borrowing Base Properties of the Borrower and the Guarantors evaluated by such Reserve Report.
(c)    If the Borrower is unable to cure any title defect requested by the Administrative Agent to be cured within the 60-day period of time required by clause (b) above (as may be extended) or the Borrower does not comply with the requirements to provide acceptable title information covering at least 85% of the PV-10 of the Borrowing Base Properties of the Borrower and the Guarantors evaluated in the most recent Reserve Report within such 60-day period (as may be extended), such failure shall not be a Default, but instead the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders (which amount may be proposed by the Administrative Agent) to cause the Borrower to be in compliance with the requirement to provide reasonably acceptable title information covering at least 85% of the PV-10 of the Borrowing Base Properties evaluated by such Reserve Report and any Mortgaged Property with unacceptable title shall not count towards the mortgage requirement in Section 8.14(a) effective beginning as of the next date compliance is required to be tested under Section 8.14(a) unless such defect is cured. This new Borrowing Base shall become effective immediately after receipt of such notice.
Section 8.14    Additional Guarantors, Grantors and Collateral.
(a)    In connection with each redetermination of the Borrowing Base following the Effective Date, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(d)) to ascertain whether the Mortgaged Properties represent at least 90% of the total PV-10 of the Borrowing Base Properties of the Borrower and the Guarantors evaluated by such Reserve Report, after giving effect to exploration and production activities, acquisitions, Dispositions and production. In the event that the Mortgaged Properties do not satisfy the foregoing requirements, then the Borrower shall, and shall cause its Restricted Subsidiaries to, promptly grant, within thirty (30) days (or such later date as the Administrative Agent may agree in its sole discretion, but in any event no later than the date that is sixty (60) days after delivery of the certificate required under Section 8.12(d)) after delivery of the certificate required under Section 8.12(d), to the Collateral Agent, as security for the Obligations, Security Instruments covering additional Borrowing Base Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will comply with such requirements. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, mortgages, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its Oil and Gas Properties for the benefit of the Collateral Agent and such Restricted Subsidiary is not a Guarantor, then, it shall become a Guarantor and comply with Section 8.14(b).
(b)    The Borrower shall promptly cause (x) each direct or indirect Subsidiary (other than Excluded Subsidiaries) and (y) each direct or indirect Subsidiary that ceases to be an Excluded Subsidiary, in each case, to guarantee the Obligations pursuant to the Guaranty and Collateral Agreement. In connection with any such guaranty, the Borrower shall, or shall cause such Subsidiary to, promptly, but in any event no later than thirty (30) days (as may be extended by the Administrative Agent in its sole discretion but in any event no later than the date that is sixty (60) days after delivery of the certificate required under Section 8.12(d)) the formation or acquisition (or other similar event) of such Subsidiary, or the date such Subsidiary ceases to be an Excluded Subsidiary, to (i) execute and deliver a supplement to the Guaranty and Collateral Agreement, executed by such Subsidiary, (ii) pledge all of the Stock of such Subsidiary that are owned by the Borrower or any Guarantor (and deliver the original stock certificates, if any, evidencing the Stock of such Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (iii) grant Liens in favor of the Collateral Agent on all Property of such Subsidiary (other than Property excluded from the grant of such Liens pursuant to the terms of the Security Instruments) and (iv) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent or the Collateral Agent. It is agreed and understood that the Borrower may (in its sole discretion) cause any Subsidiary to become a Guarantor and to execute and deliver the Guaranty and Collateral Agreement (or a supplement to such document).
(c)    The Borrower shall cause all Borrowing Base Properties to at all times be owned by the Borrower or a Wholly-Owned Subsidiary until Disposed of in a transaction permitted hereunder.
(d)    Notwithstanding any provision in any of the Loan Documents to the contrary, (i) in no event is any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) owned by the Borrower or any other Credit Party required to be included in the Mortgaged Property and no Building or Manufactured (Mobile) Home shall be encumbered by any Security Instrument; provided, that the Borrower’s and the other Credit Parties’ interests in all lands and Hydrocarbons situated under any such Building or Manufactured (Mobile) Home shall not be excluded from the Mortgaged Property and shall be encumbered by all applicable Security Instruments and (ii) no Foreign Subsidiary shall be required to be a Guarantor.
Section 8.15    Unrestricted Subsidiaries. The Borrower:
(a)    will cause the management, business and affairs of each of the Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries to be conducted in such a manner

(including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and the Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from the Borrower and the Restricted Subsidiaries;
(b)    will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Indebtedness of any of the Unrestricted Subsidiaries; and
(c)    will not permit any Unrestricted Subsidiary to hold any Stock in, or any Indebtedness of, the Borrower or any Restricted Subsidiary.
Section 8.16    Commodity Exchange Act Keepwell Provisions. The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide to each Credit Party (other than the Borrower) such funds or other support as may be needed from time to time by such Credit Party in order for such Credit Party to honor its Obligations with respect to any Swap Agreements or CFTC Hedging Obligations for which it is liable, whether such Swap Agreements or CFTC Hedging Obligations are entered into directly by such Credit Party or are guaranteed under the Guaranty and Collateral Agreement (provided, however, that the Borrower shall only be liable under this Section 8.16 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.16, or otherwise under this Agreement or any Loan Document, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 8.16 shall remain in full force and effect until this Agreement is terminated in accordance with its terms. Borrower intends that this Section 8.16 constitute a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Section 8.17    Use of Proceeds and Letters of Credit.
(a)    The Borrower will use the proceeds of the Loans (i) to fund a portion of the Transactions, including to pay Transaction Expenses, (ii) to make Restricted Payments permitted to be made hereunder, (iii) to finance the acquisition, development and exploration of Oil and Gas Properties, (iv) to redeem, defease, prepay or repay Indebtedness permitted to be incurred hereunder, including any fees, premiums and expenses associated therewith and (v) for working capital, capital expenditures and other general corporate purposes of the Borrower and its Restricted Subsidiaries.
(b)    The Borrower will use Letters of Credit for general corporate purposes and to support deposits required under purchase agreements pursuant to which the Borrower or its Subsidiaries may acquire Oil and Gas Properties and other assets.
(c)    The Borrower shall not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, a payment, a promise to pay, or an authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in violation of applicable Sanctions or (iii) in any manner that would result in the violation of any applicable Sanctions by the Borrower or any of its Subsidiaries. The Borrower shall, and shall cause each Subsidiary to, maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower and its directors, officers, employees and agents with Anti-Corruption Laws.
Section 8.18    Deposit Accounts, Commodities Accounts and Securities Accounts; Location of Proceeds of Loans.
(a)    Subject to Section 8.20(b), the Borrower will, and will cause each other Credit Party to, cause each of their respective Deposit Accounts, Commodities Accounts or Securities Accounts (in each case, other than Excluded Accounts) to, within 10 Business Days (or such later date as the Administrative Agent may agree in its sole discretion) following the opening or acquisition of any such account, at all times be subject to an Account Control Agreement in accordance with and to the extent required by the Guaranty and Collateral Agreement.
(b)    Subject to Section 8.20(b), the Borrower will, and will cause each other Credit Party to, until the proceeds of any Loans are transferred to a third party in a transaction not prohibited by the Loan Documents, hold the proceeds of any Loans made under this Agreement in a Deposit Account and/or a Securities Account that is subject to an Account Control Agreement (unless such proceeds are transferred to an Excluded Account described in clauses (c) through (f) of the definition thereof to be used exclusively for the purposes described therein).
Section 8.19    Swap Agreements. The Borrower and its Restricted Subsidiaries shall have entered into, and thereafter maintain, as of the Effective Date and the last day of each fiscal quarter of the Borrower thereafter (provided that the Administrative Agent may extend any such date of compliance by up to thirty (30) days in its sole discretion), Swap Agreements with one or more Approved Counterparties that have notional volumes of not less than (a) on the Effective Date, 80% of the projected production of (i) oil and (ii) natural gas liquids and natural gas (taken together), in each case, from the Borrower’s and its Restricted Subsidiaries’ total Proved Developed Producing Reserves (based on the Reserve Report most recently delivered to the Administrative Agent), calculated separately, for the 12-month period following the Effective Date and 65% of the projected production of (i) oil and (ii) natural gas liquids and natural gas (taken together), in each case, from the Borrower’s and its Restricted Subsidiaries’ total Proved Developed Producing Reserves (based on the Reserve Report most recently delivered to the Administrative Agent), calculated separately, for months 13 through 24 following the Effective Date, and (b) on the last day of each fiscal quarter on a rolling basis, 50% of the projected production of (i) oil and (ii) natural gas liquids and natural gas (taken together), in each case, from the Borrower’s and its Restricted Subsidiaries’ total Proved Developed Producing Reserves (based on the Reserve Report most recently delivered to the Administrative Agent), calculated separately, for the 24-month period succeeding thereafter (clauses (a) and (b), collectively, the “Required Swaps”) (it being understood and agreed that compliance with this Section 8.19 shall be determined in accordance with the Ten-Year Strip Price); provided, that solely to the extent the Borrower and its Restricted Subsidiaries are unable to enter into and thereafter maintain the Required Swaps as of the last day of any fiscal quarter after the use of commercially reasonable efforts to do so (as determined by the Borrower in good faith), the Borrower and its Restricted Subsidiaries shall be required to enter into the Required Swaps no later than the date that is thirty (30) days after such fiscal quarter end (or such later date as the Administrative Agent may agree in its sole discretion) (the “Extended Hedge Deadline”); provided, further, that if the Borrower reasonably determines in good faith that, after working in good faith with the applicable Approved Counterparties, such Approved Counterparties have insufficient aggregate capacity or are unwilling or otherwise fail or refuse to enter into the Required Swaps with one or more Credit Parties on commercially reasonable terms substantially consistent with terms available to other similarly situated borrowers under reserve-based revolving credit facilities in the oil and gas industry by the Extended Hedge Deadline (the “Hedge Availability Shortfall Event”), then on and after the Extended Hedge Deadline, the minimum percentages specified in the definition “Required Swaps” shall be reduced for purposes of compliance with this Section 8.19 solely to the extent necessary to reflect the maximum volumes for which such Approved Counterparties have sufficient aggregate capacity, willingness or otherwise agree to enter into with respect to such Required Swaps (as determined by the Borrower in good faith); provided, that the reduction of such minimum percentages described in the immediately preceding proviso shall automatically terminate, and such immediately preceding proviso shall be of no further force and effect during the term of this Agreement, on the first date on which the Hedge Availability Shortfall Event is no longer continuing.
Section 8.20    Post-Effective Date Covenants.
(a)    To the extent that the Borrower and the other Credit Parties have not delivered appropriate title information required pursuant to Section 6.01(l) as of the Effective Date, within thirty (30) after the Effective Date (or such later date as the Administrative Agent may approve in its sole discretion), the Administrative Agent shall have received appropriate title information in form and substance reasonably satisfactory to the Administrative Agent setting forth the status of title to at least 85% of the PV-10 of the Borrowing Base Properties of the Borrower and the Guarantors evaluated by the Initial Reserve Report.
(b)    To the extent that the Borrower and the other Credit Parties have not delivered the Account Control Agreements required pursuant to Section 6.01(g) as of the Effective Date, within ten (10) Business Days after the Effective Date (or such later date as the Administrative Agent may approve in its sole discretion), the Borrower shall, and shall cause each other Credit Party to deliver to the Collateral Agent Account Control Agreements (in each case duly executed and delivered by the relevant Credit Party and relevant depository bank) covering all Deposit Accounts and Security Accounts (other than any Excluded Accounts) existing as of the Effective Date.
(c)    To the extent that the Borrower and the other Credit Parties have not delivered the insurance deliverables required pursuant to Section 6.01(i) as of the Effective Date, within ten (10) Business Days after the Effective Date (or such later date as the Administrative Agent may approve in its sole discretion), the Collateral Agent shall have received from the Borrower a certificate of insurance coverage of the Borrower and the other Credit Parties evidencing that the Borrower and the other Credit Parties are carrying insurance in accordance with Section 7.12.

ARTICLE IX
NEGATIVE COVENANTS

Until Payment in Full, the Borrower covenants and agrees with the Lenders that:
Section 9.01    Financial Covenants.
(a)    Consolidated First Lien Net Leverage Ratio. Commencing with the fiscal quarter ending June 30, 2021, the Borrower will not permit the Consolidated First Lien Net Leverage Ratio as of the last day of any fiscal quarter to exceed 2.75 to 1.00.
(b)    Consolidated Total Net Leverage Ratio. Commencing with the fiscal quarter ending June 30, 2021, the Borrower will not permit the Consolidated Total Net Leverage Ratio as of the last day of any fiscal quarter to exceed 3.50 to 1.00.
(c)    Consolidated Secured Indebtedness Coverage Ratio. At any time that Other Secured Debt is outstanding as of any Coverage Ratio Test Date, the Borrower will not permit the Consolidated Secured Indebtedness Coverage Ratio as of each such Coverage Ratio Test Date to be less than 1.50 to 1.00.
(d)    Current Ratio. Commencing with the fiscal quarter ending June 30, 2021, the Borrower will not permit, as of the last day of any fiscal quarter, the Current Ratio as of such date to be less than 1.0 to 1.0.
Section 9.02    Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, incur, create, assume or suffer to exist any Indebtedness, except:
(a)    the Loans, any Notes and other Obligations arising under the Loan Documents;
(b)    Indebtedness existing on the Effective Date and that is disclosed to the Lenders on Schedule 9.02 and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;
(c)    (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of, or assumed in connection with, the acquisition, construction, lease, repair, replacement, expansion or improvement of fixed or capital assets to finance the acquisition, construction, lease, repair, replacement expansion, or improvement of such fixed or capital assets, (ii) Indebtedness arising under Capital Leases, other than (A) Capital Leases in effect on the Effective Date and (B) Capital Leases entered into pursuant to subclause (i) above (but, in the case of each of the foregoing subclauses (i) and (ii), the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants); and (iii) any Permitted Refinancing Indebtedness issued or incurred to Refinance any such Indebtedness;
(d)    Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);
(e)    Intercompany loans and advances made by the Borrower to any Restricted Subsidiary or made by any Restricted Subsidiary to the Borrower or its Restricted Subsidiaries so long as such Indebtedness is subordinated to the Obligations on terms set forth in the Global Intercompany Note and not giving rise to material adverse tax consequences;
(f)    subject to compliance with Section 9.06, Guarantee Obligations of (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement; but (A) if the Indebtedness being guaranteed under this Section 9.02(f) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the guarantee by the Credit Parties of the Obligations in the Guaranty and Collateral Agreement on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (B) no guarantee by any Restricted Subsidiary of any Permitted Additional Debt (or Indebtedness under clause (b) above) shall be permitted unless such Restricted Subsidiary shall have also provided a guarantee of the Obligations substantially on the terms set forth in the set forth in the Guaranty and Collateral Agreement;
(g)    Guarantee Obligations incurred (i) in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors, licensees or sublicensees and (ii) otherwise constituting Investments permitted by Section 9.06;
(h)    [Reserved.]
(i)    Indebtedness consisting of secured financings by a Foreign Subsidiary in which no Credit Party’s assets are used to secure such Indebtedness;
(j)    Obligations under any Treasury Management Agreements and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;
(k)    Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;
(l)    Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with any acquisition or Disposition permitted hereunder;
(m)    Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums on policies required by Section 8.07 or (ii) obligations contained in firm transportation or supply agreements or other take or pay contracts, in each case arising in the ordinary course of business;

(n)    Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) and the Restricted Subsidiaries incurred in the ordinary course of business;
(o)    Indebtedness to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) permitted by Section 9.04;
(p)    Indebtedness, including the FLLO Term Loan, secured by Liens on the Collateral (A) the priority of which are subordinated to the Lien securing the Obligations under the Security Instruments or (B) which are separate from, but the priority of which are equal and ratable with, the Liens securing the Obligations and subject to an Acceptable Collateral Trust Agreement providing for payment priority of the Obligations ahead of such Indebtedness, if in each case that:
(i)    at the time of, and after giving pro forma effect to, the incurrence of such Indebtedness, (x) no Default, Event of Default, or Borrowing Base Deficiency shall exist, and be continuing, (y) the Consolidated Total Net Leverage Ratio shall be no greater than 3.00 to 1.00 on a Pro Forma Basis and (z) the Collateral Requirements shall be satisfied; provided, that the Borrowing Base in effect on the date of issuance shall be reduced by the amount equal to 25% of the principal amount of such Indebtedness in accordance with Section 2.07(f),
(ii)    (A) to the extent the terms and documentation for such Indebtedness are not substantially consistent with the corresponding Loan Documents (excluding terms as to interest rates, fees, floors, funding discounts and redemption or prepayment premiums), either (1) such terms and documentation shall be reasonably satisfactory to the Administrative Agent or (2) such terms and documentation shall either (X) not be materially more restrictive, taken as a whole, to the Borrower and its Restricted Subsidiaries, than the Loan Documents (or the Lenders receive the benefit of the more restrictive terms which, for avoidance of doubt, may be provided to them without their consent), in each case, as certified by an Responsible Officer of the Borrower in good faith or (Y) apply after the Maturity Date and (B) the Administrative Agent shall have received an opinion of special counsel to the Borrower covering such matters as the Administrative Agent shall reasonably request,
(iii)    the holders of such Indebtedness or their representative will have entered into an Acceptable Intercreditor Agreement or joinder thereto and/or an Acceptable Collateral Trust Agreement or joinder thereto, as applicable,
(iv)    such Indebtedness will not have scheduled amortization and will not mature by its terms before 91 days after the Maturity Date in effect at the time such Indebtedness is incurred, and
(v)    the Available Borrowing Base in effect on the date of issuance shall be reduced by an amount equal to the principal amount of such Indebtedness;
and any Permitted Refinancing Indebtedness issued or incurred to refinance such Indebtedness;

(q)    Indebtedness under Swap Agreements permitted pursuant to Section 8.19 and Section 9.18;
(r)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice;
(s)    Indebtedness of any Restricted Subsidiary that is not a party to the Security Agreement at the time such Indebtedness is incurred; but the aggregate principal amount of Indebtedness outstanding at any time pursuant to this clause (s), together with any Permitted Refinancing Indebtedness issued or incurred to refinance such Indebtedness, shall not at the time of incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, exceed the greater of $50,000,000 and 1.0% of the Adjusted Consolidated Net Tangible Assets (as measured at the time of incurrence; provided, that if any such Indebtedness is issued or incurred in reliance on Adjusted Consolidated Net Tangible Assets and any Permitted Refinancing Indebtedness issued or incurred to refinance such Indebtedness would cause the percentage of Adjusted Consolidated Net Tangible Assets (as measured at the time of incurrence) to be exceeded if calculated based on the Adjusted Consolidated Net Tangible Assets on the date of such refinancing, such percentage of Adjusted Consolidated Net Tangible Assets will not be deemed to be exceeded to the extent such Permitted Refinancing Indebtedness does not exceed the amount permitted under clause (A) of the definition of Permitted Refinancing Indebtedness);
(t)    endorsements of negotiable instruments for collection in the ordinary course of business and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, in each case, so long as such Indebtedness is extinguished within 5 Business Days of the incurrence thereof;
(u)    Indebtedness associated with bonds or surety obligations required by Requirements of Law or by Governmental Authorities in connection with the operation of Oil and Gas Properties in the ordinary course of business;
(v)    Permitted Additional Debt at any time outstanding, if immediately after giving effect to the incurrence of such Indebtedness, (1) no Default or Event of Default has occurred and is continuing or would result therefrom, (2) after giving pro forma effect to, the incurrence of such Indebtedness, the Consolidated Total Net Leverage Ratio shall be no greater than 3.00 to 1.00 on a Pro Forma Basis, (3) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants, and any Permitted Refinancing Indebtedness issued or incurred to refinance such Indebtedness; provided, that the Borrowing Base in effect on the date of issuance shall be reduced by the amount equal to 25% of the principal amount of such Indebtedness (other than Permitted Refinancing Indebtedness) in accordance with Section 2.07(f);
(w)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in the other clauses of this Section 9.02;

(x)     Indebtedness constituting a Real Estate Financing;
(y)    Indebtedness of a Person or Indebtedness attaching to the assets of Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person or any of its Subsidiaries) and becomes a Guarantor in accordance with the time periods set forth in Section 8.14 (other than any Excluded Subsidiary unless such Restricted Subsidiary is exclusively an Excluded Subsidiary on account of clause (e)(i) of the definition of “Excluded Subsidiary”) or Indebtedness attaching to the assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Effective Date as the result of a transaction permitted under this Agreement, but
(i)    such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof;
(ii)    such Indebtedness is not secured by Oil and Gas Properties to which Proved Reserves are attributed;
(iii)    (A) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants; provided that after giving pro forma effect to such acquisition or merger, (i) the Consolidated Total Net Leverage Ratio shall be no greater than 2.25 to 1.00 on a Pro Forma Basis and (B) Availability shall be at least 20% of the Loan Limit then in effect; and any Permitted Refinancing Indebtedness issued or incurred to refinance such Indebtedness.
(z)    any other Indebtedness, together with any Permitted Refinancing Indebtedness issued or incurred to refinance such Indebtedness, in an aggregate principal amount not to exceed the greater of $75,000,000 and 2.5% of Adjusted Consolidated Net Tangible Assets (as measured at the time of incurrence) at any time outstanding; provided, that if any such Indebtedness is issued or incurred in reliance on Adjusted Consolidated Net Tangible Assets and any Permitted Refinancing Indebtedness issued or incurred to refinance such Indebtedness would cause the percentage of Adjusted Consolidated Net Tangible Assets (as measured at the time of incurrence) to be exceeded if calculated based on the Adjusted Consolidated Net Tangible Assets on the date of such refinancing, such percentage of Adjusted Consolidated Net Tangible Assets will not be deemed to be exceeded to the extent such Permitted Refinancing Indebtedness does not exceed the amount permitted under clause (A) of the definition of Permitted Refinancing Indebtedness.
Section 9.03    Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:
(a)    Liens securing the Obligations;

(b)    Excepted Liens;
(c)    Liens (including liens arising under Capital Leases to secure Indebtedness under Capital Leases) securing Indebtedness permitted pursuant to Section 9.02(c); if (i) such Liens attach concurrently with or within 270 days after the acquisition, lease, repair, replacement, construction, expansion or improvement (as applicable) being financed with such Indebtedness, (ii) other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and the proceeds and the products thereof and customary security deposits and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capital Leases; but individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(d)    Liens existing on the Effective Date; but any Lien existing on the Effective Date securing Indebtedness in excess of (i) $5,000,000 individually or (ii) $10,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (d) that are not listed on Schedule 9.03) shall only be permitted to the extent such Lien is listed on Schedule 9.03;
(e)    the modification, replacement, extension or renewal of (i) any Lien permitted by clauses (a), (b), (c), (d), (f), (i), (r) and (s) (other than in respect of Liens securing Indebtedness permitted under Section 9.02(s)) of this section upon or in the same assets theretofore subject to such Lien or upon or in after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) in the case of Liens permitted by clause (f), subject to a Lien securing Indebtedness permitted under Section 9.02, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof or (ii) Liens securing Indebtedness incurred in replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of secured Indebtedness, to the extent the replacement, extension or renewal of the Indebtedness secured thereby is permitted by Section 9.02;
(f)    Liens existing on the assets of any Person that becomes a Restricted Subsidiary, or existing on assets acquired, pursuant to a transaction permitted by this Agreement to the extent the Liens on such assets secure Indebtedness permitted by Section 9.02(y); if such Liens attach at all times only to the same assets that such Liens (or upon or in after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing Indebtedness permitted under Section 9.02(y), the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the proceeds and products thereof) attached to, and secure only, the same Indebtedness or obligations (or any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness permitted by Section 9.02(y) that such Liens secured, immediately before such transaction);

(g)    Liens securing Indebtedness or other obligations (i) of the Borrower or a Restricted Subsidiary in favor of a Credit Party and (ii) of any Restricted Subsidiary that is not a Credit Party in favor of any Restricted Subsidiary that is not a Credit Party;
(h)    Liens (i) of a collecting bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);
(i)    (i) Liens on cash advances in favor of the seller of any property to be acquired in an transaction permitted by this Agreement to be applied against the purchase price for such property, and (ii) Liens consisting of an agreement to Dispose of any property in a transaction permitted by this Agreement;
(j)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business permitted by this Agreement;
(k)    Liens in respect of any Qualifying VPP;
(l)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business;
(m)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;
(n)    Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;
(o)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(p)    the prior right of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;
(q)    agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(r)    Liens on Stock in a joint venture that does not constitute a Restricted Subsidiary securing obligations of such joint venture so long as the assets of such joint venture do not constitute Collateral;
(s)    Liens securing any Indebtedness permitted by Section 9.02(i), Section 9.02(p), Section 9.02(s) and Section 9.02(x);
(t)    additional Liens on property other than the Collateral, so long as the aggregate principal amount of the obligations secured thereby at the time of the incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, does not exceed the greater of $75,000,000 and 2.5% of Adjusted Consolidated Net Tangible Assets (measured, in each case, as of the date such Lien or the obligations secured is incurred based upon the financial statements most recently available before such date); but for purposes of determining the amount secured by Liens under this Section 9.03(t) such amount shall be the lesser of the outstanding amount of the secured obligations or the Fair Market Value of the property subject to such Lien;
(u)    Liens arising pursuant to Section 107(l) of CERCLA, or other Environmental Law, unless such Lien (i) by action of the lienholder, or by operation of law, takes priority over any Liens arising under the Loan Documents on the property upon which it is a Lien, and (ii) relates to a liability of the Borrower or any Restricted Subsidiary that is reasonably likely to exceed $30,000,000;
(v)    Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 10.01(k); and
(w)    Liens on cash or cash equivalents and held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions, in each case solely to the extent the relevant release, discharge, redemption or defeasance would be permitted hereunder.
Section 9.04    Restricted Payments. The Borrower will not, and will not permit any Restricted Subsidiary to, pay any dividends (other than Restricted Payments payable solely in its Stock (or the right to receive Stock) that is not Disqualified Stock) or return any capital to its equity holders or make any other distribution, payment or delivery of property or cash to its equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any Restricted Subsidiary to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 9.06) any Stock or Stock Equivalents of the Borrower, now or hereafter outstanding (all of the foregoing, “Restricted Payments”); except that:
(a)    the Borrower may (or may make Restricted Payments to a Parent Entity to permit any Parent Entity thereof to) make Restricted Payments in the form of (or in the right to receive) Stock or Stock Equivalents or in exchange for another class of its (or such parent’s) Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents, if such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders in all material respects to their interests as those contained in the Stock or Stock Equivalents redeemed thereby, and the Borrower may pay Restricted Payments payable solely in the Stock and Stock Equivalents (other than Disqualified Stock not otherwise permitted by Section 9.02) of the Borrower;
(b)    to the extent constituting Restricted Payments, the Borrower may make Investments permitted by Section 9.06;
(c)    to the extent constituting Restricted Payments, the Borrower may enter into and consummate transactions expressly permitted by any provision of Section 9.10;
(d)    the Borrower may repurchase Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) upon exercise of stock options or warrants if such Stock or Stock Equivalents represents all or a portion of the exercise price of such options or warrants;
(e)    the Borrower or any Restricted Subsidiary may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any acquisition permitted hereby and (ii) so long as, immediately after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing and (B) no Borrowing Base Deficiency exists, honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms (and Borrower may make a Restricted Payment to any Parent Entity for such purpose);
(f)    the Borrower may make Restricted Payments in an amount not to exceed 100% of the Borrower’s Distributable Free Cash Flow as of the time such Restricted Payment is made, so long as (A) after giving pro forma effect thereto, (x) Availability is at least 20% of the Loan Limit then in effect and (y) the Consolidated Total Net Leverage Ratio is less than or equal to 2.00 to 1.00 on a Pro Forma Basis, (B) at the time of and immediately after giving effect thereto, no Event of Default or Borrowing Base Deficiency exists and is continuing and (C) the Borrower represents and warrants to the Lenders on the date that such Restricted Payment is made that (x) clauses (A) and (B) of this Section 9.04(f) shall be true and correct and (y) after giving effect to the Restricted Payment, the Borrower’s Distributable Free Cash Flow shall be greater than $0;
(g)    the Borrower may make Restricted Payments consisting of cash dividends to the holders of its Stock in an aggregate amount not to exceed $12,500,000 in any fiscal quarter; provided that any unused amounts from a fiscal quarter may be carried forward to future fiscal quarters as long as the aggregate cash dividends under this clause (g) does not exceed $50,000,000 in any fiscal year (including, for the avoidance of doubt, fiscal year ending December 31, 2021);
(h)    the Borrower may pay any Restricted Payment within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;
(i)    Restricted Subsidiaries may make Restricted Payments (i) to the Borrower or any other Restricted Subsidiary and (ii) ratably to all holders of its outstanding Stock and Stock Equivalents;

(j)    if Borrower is a member (but not the parent) of a consolidated, combined, unitary or similar group or a disregarded entity of a corporation, in each case, for federal, state or local income tax purposes, any Credit Party may make payments and distributions to Borrower, and from Borrower to the parent of such group, as the case may be, to pay consolidated, combined or similar income or franchise taxes provided that such amounts for any taxable year shall not exceed the income or franchise tax liability that would have been payable by Borrower and its wholly owned Domestic Subsidiaries on a stand-alone basis for such year if Borrower was the parent of a consolidated, combined, unitary or similar group including such subsidiaries and had filed such return on a stand-alone basis,
(k)    the Borrower may make payments described in Sections 9.11(a), (c), (d), (e), (h), and (i) (subject to the conditions set out therein);
(l)    the distribution, by dividend or otherwise, of Stock and Stock Equivalents of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, an Unrestricted Subsidiary (or a Restricted Subsidiary that owns an Unrestricted Subsidiary); provided that such Restricted Subsidiary owns no assets other than Stock and Stock Equivalents of an Unrestricted Subsidiary (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Permitted Investments); and
(m)    payments made or expected to be made by the Borrower (or any direct or indirect parent company) or any of the Restricted Subsidiaries in respect of required withholding or similar non-U.S. Taxes with respect to any future, present or former employee, director, manager or consultant and any repurchases of Stock and Stock Equivalents in consideration of such payments including deemed repurchases in connection with the exercise of stock options.
Section 9.05    Limitations on Debt Payments and Amendments.
(a)    The Borrower will not, and will not permit any Restricted Subsidiary to, optionally prepay, repurchase or redeem or otherwise defease any Permitted Additional Debt or Other Secured Debt (it being understood that payments of regularly scheduled cash interest and fees in respect of, and payment of principal on the scheduled maturity date of such other Indebtedness shall be permitted); but the Borrower or any Restricted Subsidiary may optionally prepay, repurchase, redeem or defease any Permitted Additional Debt or Other Secured Debt (i) with the proceeds of or in exchange for any Permitted Refinancing Indebtedness, (ii) by converting or exchanging such Permitted Additional Debt or Other Secured Debt to Stock (other than Disqualified Stock) of the Borrower or a Parent Entity, (iii) so long as no Event of Default or Borrowing Base Deficiency has occurred and is continuing or would result therefrom, the Borrower or the applicable Restricted Subsidiary may, substantially contemporaneously with (and, in any case, within sixty (60) days of) its receipt of any cash proceeds from any sale by the Borrower of Stock (other than Disqualified Stock) in Borrower, optionally prepay, repurchase or redeem or otherwise defease any Permitted Additional Debt or Other Secured Debt in an amount up to the amount of net cash proceeds received from the sale of such Stock of the Borrower and (iv) in an amount not to exceed 100% of the Borrower’s Distributable Free Cash Flow as of the time such prepayment, repurchase, redemption or defeasement of Permitted Additional Debt or Other Secured Debt is made so long as (A) after giving pro forma effect thereto, (x) Availability is at least 20% of the Loan Limit then in effect and (y) the Consolidated Total Net Leverage Ratio is less than or equal to 2.00 to 1.00 on a Pro Forma Basis, (B) at the time of and immediately after giving effect thereto, no Event of Default or Borrowing Base Deficiency exists and is continuing and (C) the Borrower represents and warrants to the Lenders on the date that such prepayment, repurchase, redemption or defeasement is made that (x) clauses (A) and (B) of this Section 9.05(a)(iv) shall be true and correct and (y) after giving effect to such prepayment, repurchase, redemption or defeasement, the Borrower’s Distributable Free Cash Flow shall be greater than $0.
(b)    The Borrower will not amend or modify the documentation governing any Other Secured Debt or Permitted Additional Debt or the terms applicable to any of the foregoing to the extent that (i) any such amendment or modification, taken as a whole, would be adverse to the Lenders in any material respect (it being agreed and understood that the payment of customary consent fees shall not be adverse to the Lenders) or (ii) the documentation governing any such Other Secured Debt or such Permitted Additional Debt, as so amended or modified, would not (A) be permitted to be included in the documentation governing any senior subordinated or subordinated Permitted Additional Debt or Other Secured Debt (as provided in the definitions thereof) or (B) permit such Indebtedness to be incurred pursuant to Section 9.02(p) or Section 9.02(v).
Section 9.06    Investments, Loans and Advances. The Borrower will not, and will not permit any Restricted Subsidiary to, make any Investment except:
(a)    extensions of trade credit and purchases of assets and services (including purchases of inventory, supplies and materials) in the ordinary course of business;
(b)    Investments in assets that constituted Permitted Investments at the time such Investments were made;
(c)    Investments received in connection with the bankruptcy, reorganization or restructuring of suppliers, customers or other third parties that are not Affiliates and in settlement of delinquent obligations of, and other disputes with or judgments against, customers , suppliers or other third parties that are not Affiliates arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(d)    Investments to the extent that payment for such Investments is made with Stock or Stock Equivalents (other than Disqualified Stock not otherwise permitted by Section 9.02) of the Borrower (or any direct or indirect parent thereof) or the proceeds from a contribution thereto or an issuance thereof;
(e)    Investments constituting non-cash proceeds of Dispositions of assets to the extent such Disposition is permitted by Section 9.10;
(f)    Investments made to repurchase or retire Stock or Stock Equivalents of the Borrower or any direct or indirect parent thereof owned by any employee or any stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof);

(g)    loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, Restricted Payments to the extent permitted to be made to such parent in accordance with Section 9.04;
(h)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
(i)    Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;
(j)    advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors;
(k)    Guarantee Obligations of the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
(l)    other Investments by the Borrower or a Restricted Subsidiary in direct ownership interests in additional Oil and Gas Properties and gathering, transportation, processing electricity and power generation or related systems or related to gas and mineral leases, unitization agreements, joint bidding agreements, service contracts, operating agreements, processing agreements, area of mutual interest agreements, farm-in, farm-out, joint operating agreement or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America;
(m)    Investments in Swap Agreements permitted by Section 9.18 and Section 8.19;
(n)    Investments consisting of Indebtedness, Restricted Payments, fundamental changes and Dispositions permitted under Sections 9.02, 9.04, 9.09 and 9.10 (other than Section 9.04(c));
(o)    Investments (a) by the Borrower or any Restricted Subsidiary in any Restricted Subsidiary or by any Restricted Subsidiary in the Borrower or (b) by the Borrower or any Restricted Subsidiary in or to any Person that will, upon making such Investment, become a Restricted Subsidiary (and to the extent required by and within the time periods provided herein a Guarantor) or made by any Restricted Subsidiary (including any Person that will upon making such Investment, become a Restricted Subsidiary) in or to the Borrower or any other Restricted Subsidiary (including any Person that will, upon making such Investment, become a Restricted Subsidiary);
(p)    Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(q)    Investments constituting Restructuring Transactions;
(r)    other Investments so long as such Investment is made in an amount not to exceed 100% of the Borrower’s Distributable Free Cash Flow and (A) after giving pro forma effect thereto, (x) Availability is at least 20% of the Loan Limit then in effect and (y) the Consolidated Total Net Leverage Ratio is less than or equal to 2.00 to 1.00 on a Pro Forma Basis, (B) at the time of and immediately after giving effect thereto, no Event of Default or Borrowing Base Deficiency exists and is continuing and (C) the Borrower represents and warrants to the Lenders on the date that such Investment is made that (x) clauses (A) and (B) of this Section 9.06(r) shall be true and correct and (y) after giving effect to such Investment, the Borrower’s Distributable Free Cash Flow shall be greater than $0.
(s)    other Investments that do not exceed the greater of $75,000,000 and 2.5% of Adjusted Consolidated Net Tangible Assets (measured at the time the Investment is made) in the aggregate at any time;
(t)    the contribution of the Real Estate Financing Assets into an Unrestricted Subsidiary or other Person in which the Borrower or any Restricted Subsidiary owns Stock or Stock Equivalents;
(u)    Investments held by a Person acquired (including by way of merger, amalgamation or consolidation) after the Effective Date otherwise in accordance with this Section 9.06 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(v)     Investments resulting from pledges and deposits under clause (c) of the definition of “Excepted Liens” and clauses (i), (l), (p) and (w) of Section 9.03;
(w)    advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or the relevant Restricted Subsidiary; and
(x)    (i) Investments existing on the Effective Date as set forth on Schedule 9.06 and (ii) any extensions, modifications, replacements, renewals or reinvestments thereof, so long as the amount of any Investment made pursuant to this clause (x) is not increased at any time above the amount of such Investment as of the Effective Date.
Section 9.07    Change in Business. The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and its Restricted Subsidiaries on the date hereof and other business activities incidental or reasonably related thereto.
Section 9.08    ERISA Compliance. The Borrower will not, and will not permit any Subsidiary to, at any time:
(a)    engage in any transaction in connection with which the Borrower or a Subsidiary could be subjected to either a civil penalty assessed pursuant to subsections (i) or (l) of section 502 of ERISA or a tax imposed by section 4975 of the Code, except where such penalty or tax would not reasonably be expected to have a Material Adverse Effect;
(b)    fail to make full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, Borrower or a Subsidiary is required to pay as contributions thereto, except where such failure would not reasonably be expected to have a Material Adverse Effect; or
(c)    contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA that provides benefits to retirees or former employees of such entities that may not be terminated by such entities in their sole discretion at any time without any liability other than for benefits due as of, or claims incurred prior to, the effective date of such termination, except where such contribution or assumption of an obligation would not reasonably be expected to have a Material Adverse Effect.
Section 9.09    Limitation on Fundamental Changes. Except as permitted by Section 9.06 or 9.10 the Borrower will not, and will not permit any Restricted Subsidiary to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all its assets, except that:
(a)    the Borrower may merge, consolidate or amalgamate with any Person (including any Subsidiary), if (i) the Borrower shall be the surviving, continuing or resulting entity or, if the foregoing is not the case, the surviving, continuing, or resulting entity shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under the Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Borrowing Base Deficiency, Default or Event of Default has occurred and is continuing at the date of such merger, amalgamation or consolidation or would result from such consummation of such merger, amalgamation or consolidation, and (iv) if such merger, amalgamation or consolidation involves the Borrower and a Person that, before the consummation of such merger, amalgamation or consolidation, is not a Subsidiary of the Borrower (A) the Successor Borrower shall be in compliance, on a Pro Forma Basis with the Financial Performance Covenants, (B) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation (or unless the Successor Borrower is the Borrower) shall have confirmed in a writing in form and substance acceptable to the Administrative Agent that the Guaranty and Collateral Agreement shall apply to the Successor Borrower’s obligations under this Agreement (and shall have confirmed that its obligations under the Security Instruments shall apply to the Successor Borrower’s obligations under this Agreement), (C) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement and (D) if reasonably requested by the Administrative Agent, an opinion of counsel shall be required to be provided to the effect that such merger, amalgamation or consolidation does not violate any Loan Document;

provided, further, that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement;
(b)    any Restricted Subsidiary may merge, amalgamate or consolidate with (i) any Credit Party (but if the Borrower is involved in the case of any such merger, amalgamation or consolidation, the provisions of clause (a) above shall govern) or (ii) any other Person (including any other Subsidiary); if (A) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (1) a Restricted Subsidiary shall be the continuing or surviving Person or the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (B) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guaranty and Collateral Agreement and any applicable Mortgage, each in form and substance reasonably satisfactory to the Administrative Agent in order for the surviving Person to become a Guarantor and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties within the time period required under Section 8.14, (C) no Borrowing Base Deficiency, Default or Event of Default has occurred and is continuing on the date of such merger, amalgamation or consolidation or would result from the consummation of such merger, amalgamation or consolidation, and (D) if such merger, amalgamation or consolidation involves a Subsidiary and a Person that, before the consummation of such merger, amalgamation or consolidation, is not a Restricted Subsidiary, the Borrower shall be in compliance, on a Pro Forma Basis with the Financial Performance Covenants;
(c)    any Restricted Subsidiary that is not a Guarantor may merge, amalgamate or consolidate with, or Dispose of all or substantially all of its assets to, the Borrower or any other Restricted Subsidiary (but if the Borrower is involved in the case of any such merger, amalgamation or consolidation, the provisions of clause (a) above shall govern);
(d)    any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise Disposed of or transferred in accordance with Section 9.06 or 9.10, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution; and
(e)    to the extent that no Borrowing Base Deficiency, Default or Event of Default would result from the consummation of such Disposition, the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 9.10.
Section 9.10    Limitations on Sales of Assets. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, (x) make any voluntary Disposition of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired or (y) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Stock and Stock Equivalents, except that:
(i)    the Borrower and the Restricted Subsidiaries may Dispose of (A) inventory and other goods held for sale, including Hydrocarbons, obsolete, worn out, used or surplus equipment, vehicles and other assets (other than accounts receivable) in the ordinary course of business (including equipment that is no longer necessary for the business of the Borrower or its Restricted Subsidiaries or is replaced by equipment of at least comparable value and use), (B) Permitted Investments, and (C) assets for the purposes of community and public outreach, including charitable contributions and similar gifts, funding of or participation in trade, business and technical associations, and political contributions made in accordance with applicable Requirements of Law, to the extent such assets are not material to the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;
(ii)    the Borrower and the Restricted Subsidiaries may Dispose of any Oil and Gas Properties (including pursuant to a Qualifying VPP) or any interest therein or the Stock or Stock Equivalents of any Restricted Subsidiary owning Oil and Gas Properties, if such Disposition is for Fair Market Value; provided, further, that if such Disposition of Oil and Gas Properties or of any Stock or Stock Equivalents of any Restricted Subsidiary owning Oil and Gas Properties involves Borrowing Base Properties included in the most recently delivered Reserve Report, then no later than two Business Days’ before the date of consummation of any such Disposition, the Borrower shall provide notice to the Administrative Agent and the Collateral Agent of such Disposition and the Borrowing Base Properties so Disposed and the Borrowing Base shall be adjusted in accordance with the provisions of Section 2.07(g); provided, further, that to the extent that the Borrower is notified by the Administrative Agent that a Borrowing Base Deficiency could result from an adjustment to the Borrowing Base resulting from such Disposition, after the consummation of such Disposition(s), the Borrower shall have received net cash proceeds, or shall have cash on hand, sufficient to eliminate any such potential Borrowing Base Deficiency;
(iii)    the Borrower and the Restricted Subsidiaries may Dispose of property or assets to the Borrower or to a Restricted Subsidiary; but if the transferor of such property is a Credit Party, either (A) the transferee thereof shall be a Credit Party (or shall become a Credit Party substantially contemporaneously with such Disposition) or (B) such transaction shall be permitted under Section 9.06;
(iv)    the Borrower and any Restricted Subsidiary may affect any transaction permitted by Sections 9.04, 9.06 or 9.09;
(v)    the Borrower and the Restricted Subsidiaries may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;
(vi)    Dispositions constituting like-kind exchanges (including reverse like-kind exchanges) of Borrowing Base Properties will be permitted to the extent that (A) (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such Disposition are applied to the purchase price of similar replacement property, in each case under Section 1031 of the Code or otherwise, and (B) if such Disposition results in a reduction of the Borrowing Base pursuant to Section 2.07(g), the Borrower satisfies the requirements of Section 3.04(c)(ii);
(vii)    (A) Dispositions of Hydrocarbon Interests to which no Proved Reserves are attributable will be permitted, and farm-outs of undeveloped acreage to which no Proved Reserves are attributable and assignments in connection with such farm-outs will be permitted and (B) Dispositions of surface interests or properties that are not Oil and Gas Properties in connection with the development of solar assets on such surface interests or properties;
(viii)    Dispositions of Investments in joint ventures (regardless of the form of legal entity) will be permitted to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements to the extent the same would be permitted under Section 9.06;
(ix)    transfers of property will be permitted if such transfer is subject to a Casualty Event or in connection with any condemnation proceeding with respect to Collateral or property that does not constitute Collateral;
(x)    Dispositions of accounts receivable will be permitted (A) in connection with the collection or compromise thereof or (B) to the extent the proceeds thereof are used to prepay any Loans then outstanding;
(xi)    the unwinding, terminating and/or offsetting of any Swap Agreement will be permitted (subject to the terms of Section 2.07(g)); but no later than one Business Day after the date of consummation of any unwinding, terminating and/or offsetting of any Scheduled Swap Agreement, the Borrower shall provide notice to the Administrative Agent of such unwinding, terminating and/or offsetting of such Scheduled Swap Agreement and the Borrowing Base shall be adjusted in accordance with and to the extent provided by the provisions of Section 2.07(g); provided, that to the extent that the Borrower is notified by the Administrative Agent that a Borrowing Base Deficiency could result from an adjustment to the Borrowing Base resulting from such unwinding, terminating and/or offsetting of any Scheduled Swap Agreement, after the consummation of such unwinding, terminating and/or offsetting of such Scheduled Swap Agreement, the Borrower shall have received net cash proceeds, or shall have cash on hand, sufficient to eliminate any such potential Borrowing Base Deficiency;
(xii)    Dispositions of Oil and Gas Properties and other assets not included in the Borrowing Base will be permitted;
(xiii)    Disposition of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to this Section 9.10 will be permitted;
(xiv)    any Disposition of Stock or Stock Equivalents in, or Disposition of Indebtedness or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Stock or Stock Equivalents of such Unrestricted Subsidiary); and

(xv)    Disposition of any easement on any surface rights to any Governmental Authority to satisfy the requirements of any “conservation easements” or similar programs established by any Governmental Authority; provided that such Disposition does not materially impair the exploitation and development of the affected Oil and Gas Properties.
(b)    The Borrower will not, and will not permit any Restricted Subsidiary to, make any voluntary Disposition of Borrowing Base Properties, unless (i) no Default or Event of Default has occurred and is continuing or would result therefrom (after giving effect to any Mortgage executed and delivered to the Collateral Agent substantially concurrently with such Disposition), (ii) the Borrower shall be in compliance with the Financial Performance Covenants on a Pro Forma Basis and (iii) immediately after giving effect to such Disposition (and to any Mortgage executed and delivered to the Collateral Agent substantially concurrently with such Disposition), no Borrowing Base Deficiency shall exist.
Section 9.11    Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to conduct, any material transaction with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction), unless the terms of such transaction (taken as a whole) are substantially at least as favorable to the Borrower or such Restricted Subsidiary as it would obtain at the time in a comparable arm’s-length transaction (which includes, for the avoidance of doubt, any transaction consummated for Fair Market Value) with a Person that is not an Affiliate (or, if no comparable transaction is available with which to compare such transaction, such transaction is otherwise fair to the Borrower or the relevant Restricted Subsidiary as determined by a Responsible Officer of the Borrower in good faith); but the foregoing restrictions shall not apply to:
(a)    the payment of Transaction Expenses,
(b)    loans, advances and other transactions between or among the Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower or such Subsidiary, but for the Borrower’s or such Subsidiary’s ownership of Stock or Stock Equivalents in such joint venture or such Subsidiary) to the extent permitted under Article IX,
(c)    employment and severance arrangements and health, disability, retirement savings, employee benefit and similar insurance or benefit plans between the Borrower (or any direct or indirect parent thereof) and the Subsidiaries and their respective directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Stock or Stock Equivalents pursuant to put/call rights or similar rights with current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the Board of Directors of the Borrower (or any direct or indirect parent thereof),
(d)    the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the

Borrower (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of, or in connection with any services provided to, the Borrower and the Subsidiaries,
(e)    transactions pursuant to agreements in existence on the Effective Date and set forth on Schedule 9.11 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect,
(f)    Restricted Payments, redemptions, repurchases and other actions permitted under Section 9.04 or Section 9.05 and Investments permitted under Section 9.06,
(g)    any issuance of Stock or Stock Equivalents or other payments, awards or grants in cash, securities, Stock, Stock Equivalents or otherwise pursuant to, or the funding of, employment, consultant and director arrangements, equity options and equity ownership plans approved by the Board of Directors of the Borrower (or any direct or indirect parent thereof),
(h)    transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its Subsidiaries,
(i)    payments by the Borrower (or any direct or indirect parent thereof) and the Subsidiaries pursuant to tax sharing agreements among the Borrower (and any such parent) and the Subsidiaries on customary terms; but payments by Borrower and the Subsidiaries under any such tax sharing agreements shall not exceed the excess (if any) of the amount they would have paid on a standalone basis over the amount they actually pay directly to Governmental Authorities,
(j)    payments of loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by the majority of the Board of Directors of the Borrower in good faith,
(k)    any lease entered into between the Borrower or any Restricted Subsidiary, as lessee and any Affiliate of the Borrower, as lessor, which is approved by a majority of the disinterested members of the Board of Directors in good faith or, any lease entered into between the Borrower or any Restricted Subsidiary, as lessee, and any Affiliate of the Borrower, as lessor, in the ordinary course of business; and
(l)    transactions with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors, are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.
Section 9.12    Negative Pledge Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any Contractual Requirement (other than the Loan Documents or any documentation in respect of (a) secured Indebtedness or Permitted Additional Debt otherwise permitted hereunder or (b) the Credit Parties’ Oil and Gas Properties to the extent that the property covered thereby is not required to be pledged as Collateral pursuant to the definition of “Collateral Requirements”) that limits the ability of the Borrower or any

Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents; but the foregoing shall not apply to Contractual Requirements that (i)(x) exist on the Effective Date and (to the extent not otherwise permitted by this section) are listed on Schedule 9.12 and (y) to the extent Contractual Requirements permitted by clause (x) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or obligation so long as such Permitted Refinancing Indebtedness does not expand the scope of such restriction in such Contractual Requirement, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary (or are binding on property at the time such property first becomes property of the Borrower or a Restricted Subsidiary), so long as such Contractual Requirements were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary (or such property becomes property of the Borrower or a Restricted Subsidiary), (iii) represent Indebtedness of a Restricted Subsidiary that is not a Guarantor to the extent such Indebtedness is permitted by Section 9.02 so long as such Contractual Requirement applies only to such Subsidiary, (iv) arise pursuant to agreements entered into with respect to any Disposition permitted hereunder and are applicable solely to assets which are the subject of such Disposition, (v) are customary provisions in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements (with a third party acting as a co-venturer) relating solely to such joint venture or property or otherwise arise in (A) agreements which restrict the Disposition or distribution of assets or property in oil and gas leases, joint operating agreements, joint exploration and/or development agreements, participation agreements or (B) any production sharing contract or similar instrument on which a Lien cannot be granted without the consent of a third party and, in each case, other similar agreements entered into in the ordinary course of the oil and gas exploration and development business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 9.02, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 9.02 to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary or in leases prohibiting Liens on retained property rights of the lessor in connection with operations of the lessee conducted on the leased property, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) restrict the use of cash or other deposits imposed by customers or suppliers under contracts entered into in the ordinary course of business, (xii) are imposed by any Requirement of Law, (xiii) exist under any documentation governing any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness but only to the extent such Contractual Requirement was contained in the document evidencing the Indebtedness being Refinanced, (xiv) are customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations, and (xv) are restrictions regarding licenses or sublicenses by the Borrower and its Restricted Subsidiaries of

intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property) (clauses (i) through (xv), collectively, “Permitted Restrictions”).
Section 9.13    Limitations on Subsidiary Distributions. The Borrower will not, and will not permit any Restricted Subsidiary that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Stock or with respect to any other interest or participation in, or measured by, its profits or transfer any property to the Borrower or any Restricted Subsidiary except (in each case) for such encumbrances or restrictions existing under or by reason of:
(a)    Contractual Requirements in effect on the Effective Date that are described on Schedule 9.13 or pursuant to the Loan Documents;
(b)    purchase money obligations for property acquired in the ordinary course of business and obligations in respect of Capital Leases that impose restrictions on transferring the property so acquired;
(c)    Requirement of Law or any applicable rule, regulation or order;
(d)    any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;
(e)    contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the Disposition of all or substantially all of the Stock or assets of such Subsidiary;
(f)    secured Indebtedness otherwise permitted to be incurred pursuant to Sections 9.02 and 9.03 that limit the right of the debtor to Dispose of the assets securing such Indebtedness;
(g)    restrictions on cash or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business;
(h)    other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Effective Date pursuant to Section 9.02 and either (i) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Borrower, taken as a whole, as determined by a Responsible Officer of the Borrower in good faith, than the provisions contained in this Agreement or (ii) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by a Responsible Officer of the Borrower in good faith, to make scheduled payments of cash interest on the Obligations when due;
(i)    customary provisions in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements relating solely to such joint venture or property;
(j)    customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;
(k)    provisions contained in agreements which prohibit the transfer of all or substantially all of the assets of the obligor thereunder unless the transferee shall assume the obligations of the obligor under such agreement;
(l)    Permitted Restrictions; and
(m)    any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (j) above, if such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those before such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
Section 9.14    Designation and Conversion of Restricted and Unrestricted Subsidiaries.
(a)    Any Person that becomes a Subsidiary of the Borrower or any Restricted Subsidiary shall be a Restricted Subsidiary unless such Person (i) is designated as an Unrestricted Subsidiary on Schedule 7.14, as of the date hereof, (ii) is designated as an Unrestricted Subsidiary after the date hereof in compliance with Section 9.14(b), or (iii) is a subsidiary of an Unrestricted Subsidiary.
(b)    The Borrower may designate by written notification thereof to the Administrative Agent, any Person that would otherwise be a Restricted Subsidiary of the Borrower, including a newly formed or newly acquired Person that would otherwise be a Restricted Subsidiary of the Borrower, as an Unrestricted Subsidiary if (i) prior, and after giving effect, to such designation, neither a Default nor a Borrowing Base Deficiency would exist, (ii) such Person does not own or operate any Borrowing Base Properties, other than Borrowing Base Properties permitted to be sold or otherwise transferred pursuant to Section 9.10 (which shall count as a Disposition thereunder), (iii) such Person is not a guarantor or the primary obligor with respect to any Other Secured Debt or any other Material Indebtedness unless such Person will be released contemporaneously with such designation, (iv) such Person is not a party to any agreement, contract, arrangement or understanding with the Borrower or any Subsidiary unless the terms of such agreement, contract, arrangement or understanding are permitted by Section 9.11, (v) such designation is deemed to be an Investment in an Unrestricted Subsidiary and such Investment would be permitted to be made under Section 9.06 and (vi) the Administrative Agent shall have received a certificate of a Responsible Officer certifying that such designation complies with the requirements of this Section 9.14(b). For purposes of the foregoing, the designation of a Person as an Unrestricted Subsidiary shall be deemed to be the designation of all present and future subsidiaries of such Person as Unrestricted Subsidiaries. Except as provided in this Section 9.14(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.
(c)    The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Borrower and the other Credit Parties contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such redesignation except to the extent (A) any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such redesignation, such representations and warranties shall be true and correct in all material respects as of such specified earlier date and (B) to the extent that any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Effect, such representation and warranty (as so qualified) shall be true and correct in all respects on and as of the date of such redesignation, (ii) no Event of Default would exist as a result of such designation and (iii) the Borrower complies with the requirements of Section 8.14, Section 8.15 and Section 9.14(a). Upon any such designation, an amount equal to the lesser of the fair market value of the Borrower’s direct and indirect ownership interest in such Subsidiary or the amount of the Borrower’s cash investment previously made in such Subsidiary shall be deemed no longer outstanding for purposes of the limitation on Investments under Section 9.06.
Section 9.15
[Reserved].
Section 9.16    Sanctions; Anti-Corruption Use of Proceeds. The Borrower will not knowingly, directly or indirectly, use the proceeds of the Loans or use the Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Law, or (ii) (A) to fund, in violation of applicable Sanctions, any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (B) in any other manner that would result in a violation of applicable Sanctions by any Person (including any Person participating in the Loans or Letters of Credit), whether as agent bank, letter of credit issuer, lender, underwriter, advisor, investor, or otherwise.
Section 9.17    Use of Proceeds. The Borrower will not, and will not permit any Subsidiary to, use the proceeds of any Loans or Letter of Credit in violation of the provisions of Regulation T, Regulation U or Regulation X of the Board.
Section 9.18    Swap Agreements.
(a)    The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreements with any Person other than:
(i)    Swap Agreements with an Approved Counterparty not for speculative purposes in respect of commodities fixing a price for a term of not more than sixty (60) months and the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than put or floor options as to which an upfront premium has been paid or basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, (x) ninety percent (90%) of the reasonably anticipated projected production from the total Proved Reserves of the Credit Parties (as forecast based upon the most recently delivered Reserve Report) for each of (A) crude oil and (B) natural gas and natural gas liquids (taken together), calculated separately (on a monthly basis) for the period from the Effective Date through the 24th month following the Effective Date and (y) eighty percent (80%) of the reasonably anticipated projected production from the total Proved Reserves of the Credit Parties (as forecast based upon the most recently delivered Reserve Report) for each of (A) crude oil and (B) natural gas and natural gas liquids (taken together), calculated separately (on a monthly basis) for the period representing the 25th month following the date of the Effective Date through the 48th month following the Effective Date; provided that the Borrower shall have the option to update the reasonably anticipated projected production from Oil and Gas Properties between the delivery of Reserve Reports hereunder (which updates shall be provided to the Administrative Agent in writing and shall be in form and substance reasonably satisfactory to the Administrative Agent) and shall have the option to enter into commodity Swap Agreements with respect to such updated projected production subject to the foregoing limitation on aggregate notional volumes;
(ii)    Swap Agreements with an Approved Counterparty not for speculative purposes in respect of interest rates, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect) do not exceed eighty-five percent (85%) of the then outstanding principal amount of the Borrower’s Indebtedness for borrowed money; and
(iii)    in addition to Swap Agreements under Section 9.18(a)(i), in connection with a proposed acquisition of Oil and Gas Properties or Stock or Stock Equivalents of a Person owning Oil and Gas Properties (a “Proposed Acquisition”), the Borrower or any Restricted Subsidiary may also enter into incremental Swap Agreements with respect to the reasonably anticipated projected production from the Oil and Gas Properties subject of the Proposed Acquisition so long as (A) the Borrower or a Restricted Subsidiary has signed a definitive acquisition agreement in connection with a Proposed Acquisition and (B) the aggregate notional volumes associated with such incremental Swap Agreements do not exceed eighty-five percent (85)% of the reasonably anticipated projected production from the total Proved Reserves that are the subject of such Proposed Acquisition (as forecast based upon the reserve report for the Oil and Gas Properties subject of such Proposed Acquisition which has been delivered to the Lenders) of crude oil, natural gas and natural gas liquids, calculated separately, for each calendar quarter during the period of thirty-six (36) months (unless otherwise approved by the Administrative Agent in its sole discretion) following the date such incremental Swap Agreement is executed. The Borrower may permit such incremental Swap Agreements to remain in place so long as none of the following has occurred: (1) the sixtieth (60th) day (or such longer period as the Administrative Agent may reasonably agree) after the date of the termination of the definitive acquisition agreement in connection with such Proposed Acquisition has passed or (2) the ninetieth (90th) day (or such longer period as the Administrative Agent may reasonably agree) after such definitive acquisition agreement in connection with such Proposed Acquisition was executed (or, in the event parties mutually extended the closing date, the one hundred and twentieth (120th) day after such definitive acquisition agreement in connection with such Proposed Acquisition was executed) has passed and the Proposed Acquisition has not been consummated. If such incremental Swap Agreements are not permitted to remain in place pursuant to the preceding sentence, the Borrower shall promptly terminate or unwind such Swap Agreements.
Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries will be permitted to enter into additional non-speculative Swap Agreements with Approved Counterparties to hedge or manage any of the risks related to Forecasted Production (such Swap Agreements, “Forecasted Production Swap Agreements”) so long as, at the time such Forecasted Production Swap Agreement is entered into (1) such Forecasted Production Swap Agreement relates only to the twenty-four (24) calendar months covered by the most recently delivered Forecasted Production Report and (2) the notional volumes of Hydrocarbons subject to such Forecasted Production Swap Agreement (when aggregated with all other commodity Swap Agreements then in effect, other than puts, floors and basis differential swaps on volumes already hedged pursuant to other Swap Agreements) shall not exceed the lesser of (x) 80% of the Forecasted Production for such month (calculated separately for (i) crude oil and (ii) natural gas and natural gas liquids (for purposes of this clause (ii) only, taken together)) as set forth in the most recently delivered Forecasted Production Report and (y) 80% of the reasonably anticipated projected monthly production from Oil and Gas Properties which are classified as Proved Reserves (calculated separately for (i) crude oil and (ii) natural gas and natural gas liquids (for purposes of this clause (ii) only, taken together)) based on the most recent Reserve Report delivered by the Borrower to the Administrative Agent in accordance with Section 8.12.
Notwithstanding the foregoing, in no event shall any Swap Agreement, (i) contain any requirement, agreement or covenant for the Borrower or any Subsidiary to post collateral or margin to secure their obligations under such Swap Agreement other than the benefit of the Security Instruments as contemplated herein or (ii) have a tenor longer than sixty (60) months.
(b)    If, after the end of any calendar quarter (the “Test Quarter”), the Borrower determines that the aggregate volume of all commodity Swap Agreements (other than puts, floors and basis differential swaps on volumes already hedged pursuant to other Swap Agreements) for which settlement payments were calculated during such Test Quarter exceeded the actual production of Hydrocarbons in such quarter, then the Borrower shall, within thirty (30) days of such determination (as such date may be extended by the Administrative Agent in its sole discretion but, in any event, by not more than thirty (30) days), terminate, create off-setting positions or otherwise unwind existing Swap Agreements (other than basis differential swaps) such that, at such time, future hedging volumes will not exceed, on a quarterly basis, the volume limitations imposed in this Section 9.18 above for each subsequent quarterly period after the Test Quarter.
(c)    It is understood that for purposes of this Section 9.18, the following Swap Agreements shall be deemed not to be speculative or entered into for speculative purposes: (i) any commodity Swap Agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and or forecasted Hydrocarbon production of the Borrower or its Restricted Subsidiaries (whether or not contracted) and (ii) any Swap Agreement intended, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or its Restricted Subsidiaries, (B) for foreign exchange or currency exchange management, (C) to manage commodity portfolio exposure associated with changes in interest rates or (D) to hedge any exposure that the Borrower or its Restricted Subsidiaries may have to counterparties under other Swap Agreements such that the combination of such Swap Agreements is not speculative taken as a whole.
Section 9.19    Amendments to Organizational Documents. Except with the prior written approval of the Majority Lenders (such consent not to be unreasonably withheld or delayed), the Borrower will not, and will not permit any Restricted Subsidiary to amend, supplement or modify its Organizational Documents in a manner, or take any action that would impair its rights under its Organizational Documents, in each case, that would have a materially adverse effect on the rights and interests of the Administrative Agent and the Lenders.
Section 9.20    Changes in Fiscal Year. The Borrower shall not, and shall not permit any Subsidiary to, have its fiscal year end on a date other than December 31 or change its method of determining fiscal quarters.
ARTICLE X
EVENTS OF DEFAULT; REMEDIES

Section 10.01    Events of Default. One or more of the following events shall constitute an “Event of Default”:
(a)    the Borrower shall fail to pay (i) any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise or (ii) any interest on the Loans when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) days;
(b)    the Borrower shall fail to pay any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;

(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder that (i) was subject to a materiality qualifier (by reference to Material Adverse Effect or otherwise) shall prove to have been incorrect when made or deemed made or (ii) was not subject to a materiality qualifier shall prove to have been incorrect in any material respect when made or deemed made;
(d)    the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(d) or (f), Section 8.02(b)(i), Section 8.03 (solely with respect to the Borrower), Section 8.14, Section 8.17, Section 8.18, Section 8.19, Section 8.20 or Article IX;
(e)    the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b), Section 10.01(c) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) a Responsible Officer of the Borrower or any Restricted Subsidiary having knowledge of such default, or (ii) receipt of notice thereof by the Borrower from the Administrative Agent;
(f)    the Borrower or any Restricted Subsidiary shall fail to make any payment of principal or interest on any Material Indebtedness (other than the Indebtedness described in Section 10.01(a) and Section 10.01(b)), when and as the same shall become due and payable, and such failure to pay shall extend beyond any applicable period of grace;
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Restricted Subsidiary to make an offer in respect thereof (unless such offer is subject to the prior Payment in Full) (other than (A) as a result of a regularly scheduled required prepayment or as a mandatory prepayment, redemption or offer or redemption, (B) in the case of any Indebtedness in respect of any Swap Agreement, as a result of a termination event or equivalent event under such Swap Agreement and (C) secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement);
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking liquidation, reorganization or other relief in respect of the Borrower or any Specified Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Specified Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    the Borrower or any Specified Subsidiary shall voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Specified Subsidiary or for a substantial part of its assets, file an answer admitting the material allegations of a petition filed against it in any such proceeding, make a general assignment for the benefit of creditors, or take any action for the purpose of effecting any of the foregoing;
(j)    the Borrower or any Specified Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)    one or more judgments for the payment of money in an aggregate amount in excess of the greater of $75,000,000 and 2.0% of Adjusted Consolidated Net Tangible Assets (to the extent not covered by independent third party insurance as to which the insurer, which is not subject to an insolvency proceeding, does not dispute coverage) shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall not be either discharged, satisfied, vacated or stayed within sixty (60) days after becoming a final judgment;
(l)    the Guaranty and Collateral Agreement, any Mortgage or any other material Security Instrument after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or any Restricted Subsidiary party thereto, or shall be repudiated by any of them, or cease to create valid and perfected Liens of the priority required thereby on the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement or the Security Instruments, or the Borrower or any Restricted Subsidiary or any of their Affiliates shall so state in writing;
(m)    other than transactions contemplated by the Plan of Reorganization to occur on the Effective Date, a Change in Control shall occur; or
(n)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.
Section 10.02    Remedies.
(a)    In the case of an Event of Default other than one described in Section 10.01(h) or Section 10.01(i), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by written notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments and/or the LC Commitments, and thereupon the Commitments and/or the LC Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued under this Agreement, the Notes and the other Loan Documents (including the payment of Cash Collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately upon the notice described above, without presentment, demand, protest, prior notice of intent to accelerate, or other notice of any kind, all of which are hereby waived by the Borrower and each other Credit Party; and in case of an Event of Default described in Section 10.01(h), or Section 10.01(i), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued under this Agreement, the Notes and the other Loan Documents (including the payment of Cash Collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.
(b)    In the case of the occurrence and continuation of an Event of Default, the Administrative Agent, Collateral Agent and the Lenders will have all other rights and remedies available at law and equity, subject in all respects to Section 11.07.
(c)    Subject to any Acceptable Intercreditor Agreement, any Acceptable Collateral Trust Agreement and any Acceptable Hedge Intercreditor Agreement, all proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Loans, whether from the Borrower or another Credit Party, by acceleration or otherwise, shall be applied:
(i)    first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent or the Collateral Agent in their capacities as such;
(ii)    second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lenders;
(iii)    third, pro rata to payment of accrued interest on the Loans;
(iv)    fourth, pro rata to payment of principal outstanding on the Tranche A Loans, to serve as Cash Collateral to secure outstanding LC Exposure, to payment of Secured Swap Obligations then due and owing to Secured Swap Parties and to payment of Obligations then due and owing to Treasury Management Lenders under Lender Treasury Management Agreements;
(v)    fifth, pro rata to payment of principal outstanding on the Tranche B Loans;
(vi)    sixth, pro rata to any other Obligations then due and owing;
(vii)    seventh, any excess, after all of the Obligations (other than with respect to contingent indemnity obligations for which no claim has been made) shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Requirement of Law.
(d)    In the case of the occurrence of an Event of Default which results in the termination of the Commitments, then each of the Facility Amount and the Borrowing Base shall automatically and concurrently be reduced to $0.
Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause, the Collateral Agent and the Administrative Agent shall make such adjustments as they determine are appropriate to distributions pursuant to clause fourth above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause fourth above).
ARTICLE XI
THE AGENT

Section 11.01    Authorization and Action.
(a)    Each Lender and each Issuing Bank hereby irrevocably appoints the entities named as Administrative Agent and Collateral Agent in the heading of this Agreement and their successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and each Issuing Bank authorizes each of the Administrative Agent and the Collateral Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Collateral Agent, as the case may be, under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes each of the Administrative Agent and the Collateral Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent or the Collateral Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent or the Collateral Agent may have under such Loan Documents. Unless otherwise specifically set forth herein, the Collateral Agent shall have all the rights and benefits of the Administrative Agent set forth in this Article.
(b)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), each of the Administrative Agent and the Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that (i) the Administrative Agent or the Collateral Agent in good faith believes exposes it to liability unless the Administrative Agent or the Collateral Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent and the Collateral Agent may seek clarification or direction from the Majority Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent and the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent, Collateral Agent or any of their respective Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent or the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)    In performing its functions and duties hereunder and under the other Loan Documents, each of the Administrative Agent and the Collateral Agent is acting solely on behalf of the Lenders and the Issuing Banks (except, in the case of the Administrative Agent, in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(i)    the Administrative Agent and the Collateral Agent do not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or Issuing Bank other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent or the Collateral Agent based on an alleged breach of fiduciary duty by the Administrative Agent or the Collateral Agent in connection with this Agreement and/or the transactions contemplated hereby;
(ii)    where the Collateral Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of the United States, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Collateral Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;

(iii)    nothing in this Agreement or any Loan Document shall require the Administrative Agent or the Collateral Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent or the Collateral Agent for its own account;
(d)    Each of the Administrative Agent and the Collateral Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent or the Collateral Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final judgment that the Administrative Agent or the Collateral Agent, as the case may be, acted with gross negligence or willful misconduct in the selection of such sub-agent.
(e)    No Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
(f)    In case of the pendency of any proceeding with respect to any Credit Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent and the Collateral Agent (irrespective of whether the principal of any Loan or any reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent or the Collateral Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks, the Administrative Agent and the Collateral Agent (including any claim under Section 3.02, 3.05, 5.01, 5.03 and 12.03) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent and the Collateral any amount due to it, in their respective capacities as the Administrative Agent and the Collateral Agent, under the Loan Documents (including under Section 12.03). Nothing contained herein shall be deemed to authorize the Administrative Agent or the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent or the Collateral Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.
(g)    The provisions of this Article (other than Section 11.05 and Section 11.07) are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions (other than Section 11.05 and Section 11.07). Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.
Section 11.02    Administrative Agent’s and Collateral Agent’s Reliance, Limitation of Liability, Etc.
(a)    The Administrative Agent, the Collateral Agent and their respective Related Parties shall not be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent, the Collateral Agent or any of their respective Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or the Collateral Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s or the Collateral Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Credit Party to perform its obligations hereunder or thereunder.
(b)    Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. Further, neither the Administrative Agent nor the Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or the Collateral Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or the Collateral Agent, as the case may be or (vi) the creation, perfection or priority of Liens on the Collateral.
(c)    Without limiting the foregoing, each of the Administrative Agent and Collateral Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 12.04, (ii) may rely on the Register to the extent set forth in Section 12.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Credit Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Section 11.03    Posting of Communications.
(a)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND BY A FINAL AND NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
(d)    Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)    Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)    Nothing herein shall prejudice the right of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
Section 11.04    The Administrative Agent and the Collateral Agent Individually. With respect to its Commitments, Loans, LC Commitments and Letters of Credit, the Person serving as the Administrative Agent or the Collateral Agent, respectively, shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Majority Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent or the Collateral Agent, respectively, in its individual capacity as a Lender, Issuing Bank or as one of the Majority Lenders or Required Lenders, as applicable. The Person serving as the Administrative Agent or the Collateral Agent, as applicable, and their respective Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent or the Collateral Agent, as applicable, and without any duty to account therefor to the Lenders or the Issuing Banks.
Section 11.05    Successor Agents.
(a)    Each of the Administrative Agent and the Collateral Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent or successor Collateral Agent has been appointed. At any time the Administrative Agent or the Collateral Agent, as the case may be, is a Defaulting Lender, either the Majority Lenders or the Borrower may replace the Administrative Agent and the Collateral Agent at any time by giving 30 days’ prior written notice thereof to the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks and (if applicable) the Borrower. Upon any such resignation or removal, the Majority Lenders shall have the right, subject to the consent of the Borrower (so long as no Event of Default under Section 10.01(a) or Section 10.01(i) is continuing), to appoint a successor Administrative Agent and a successor Collateral Agent. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the applicable notice referred to above in this paragraph (a), then the retiring or replaced Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent or any appointment as Collateral Agent by a successor Collateral Agent, as applicable, such successor Administrative Agent or such Collateral Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring or replaced Administrative Agent or Collateral Agent, as the case may be. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent or the acceptance of appointment as Collateral Agent by a successor Collateral Agent, the retiring or replaced Administrative Agent or Collateral Agent, as the case may be, shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring or replaced Administrative Agent’s or Collateral Agent’s resignation or replacement hereunder as Administrative Agent or Collateral Agent, as the case may be, the retiring or replaced Administrative Agent or Collateral Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent or successor Collateral Agent in its rights as Administrative Agent or Collateral Agent under the Loan Documents, including the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable or as the Majority Lenders may request in order to continue the perfection of the Liens granted or purported to be granted by the Security Instruments. The fees payable by the Borrower (following the effectiveness of such appointment) to the successor Administrative Agent and the successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.
(b)    Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent or successor Collateral Agent shall have been so appointed and shall have accepted such appointment within 30 days after the applicable notice referred to in the first or second sentence of paragraph (a) above, the retiring Administrative Agent or the retiring Collateral Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring or replaced Administrative Agent or Collateral Agent, as the case may be, shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Collateral Agent under any Security Instrument for the benefit of the Secured Parties, the retiring or replaced Collateral Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Instrument and Loan Document, and, in the case of any Collateral in the possession of the Collateral Agent, shall continue to hold such Collateral, in each case until such time as a successor Collateral Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring or replaced Collateral Agent shall have no duty or obligation to take any further action under any Security Instrument, including any action required to maintain the perfection of any such security interest), and (ii) the Majority Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s or the Collateral Agent’s resignation or removal from its capacity as such, the provisions of this Article and Section 12.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or replaced Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or replaced Administrative Agent or Collateral Agent, as the case may be, was acting as Administrative Agent or Collateral Agent and in respect of the matters referred to in the proviso under clause (i) above.

Section 11.06    Acknowledgements of Lenders and Issuing Banks.
(a)    Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)    Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
Section 11.07    Collateral Matters.
(a)    Except with respect to the exercise of setoff rights in accordance with Section 12.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent on behalf of the Secured Parties in accordance with the terms thereof.
(b)    In furtherance of the foregoing and not in limitation thereof, no Lender Treasury Management Agreements nor Secured Swap Agreement will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a Treasury

Management Lender or a Secured Swap Party shall be deemed to have appointed the Administrative Agent to serve as administrative agent and Collateral Agent to serve as collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.
(c)    [Reserved].
(d)    [Reserved].
(e)    Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.
(f)    The Secured Parties hereby agree that (w) the Collateral Agent’s entry into any Acceptable Intercreditor Agreement, any Acceptable Collateral Trust Agreement and any Acceptable Hedge Intercreditor Agreement is reasonable and consent to such Acceptable Intercreditor Agreement, any such Acceptable Collateral Trust Agreement and any such Acceptable Hedge Intercreditor Agreement and to the Collateral Agent’s execution thereof, (x) the Collateral Agent is authorized, without any further consent of any Secured Party, to enter into or amend any other intercreditor agreement or collateral trust agreement with the agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted under this Agreement, in each case for the purpose of adding the holders of such Indebtedness (or their representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto (it being understood that any such amendment, amendment and restatement or supplement may make such other changes to the applicable intercreditor agreement or the applicable collateral trust agreement as, in the good faith determination of the Collateral Agent, are required to effectuate the foregoing), (y) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are permitted and (z) any such intercreditor agreement or collateral trust agreement referred to in clause (x) above and any Acceptable Intercreditor Agreement, any Acceptable Collateral Trust Agreement and any Acceptable Hedge Intercreditor Agreement, entered into by the Collateral Agent, shall be binding on the Secured Parties.
Section 11.08    Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured

Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Majority Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 12.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
Section 11.09    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Collateral Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)    The Administrative Agent, the Collateral Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE XII
MISCELLANEOUS

Section 12.01    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, to any party hereto at its address set forth on Schedule 12.01, and if to any Lender that becomes a Lender after the Effective Date, to it at its address (or facsimile number) set forth in its Administrative Questionnaire. Notices delivered through Approved Electronic Platforms, to the extent provided in clause (b) below, shall be effective as provided in said clause (b).
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Articles II, III, IV or V, unless otherwise agreed by the Administrative Agent, Collateral Agent and the applicable Lender, if any, in writing. The Administrative Agent, Collateral Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
(c)    Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
(d)    The Administrative Agent, Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and telephonic communications with the Administrative Agent or Collateral Agent may be recorded by such Agent, and each of the parties hereby consents to such recording.

Section 12.02    Waivers; Amendments.
(a)    No failure on the part of the Administrative Agent, Collateral Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, Collateral Agent, any other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Subject to Section 2.06(c)(ii)(G) and Section 3.03, neither this Agreement nor any provision hereof nor any other Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall:
(i)    increase the Loans or Commitments (or extend the expiry date thereof) of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute any increase or extension of any Loan or Commitment of any Lender);
(ii)    increase the Borrowing Base without the written consent of each Tranche A Lender (other than any Defaulting Lender) (or, if all Tranche A Commitments have been terminated and all Obligations with respect to Tranche A Loans have been repaid in full, the Tranche B Lenders); provided that a Scheduled Redetermination and the delivery of a Reserve Report may be postponed by the Majority Lenders;
(iii)     (A) decrease or maintain the Borrowing Base without the consent of the Required Lenders; provided that a Scheduled Redetermination and the delivery of a Reserve Report may be postponed by the Majority Lenders; provided further that it is understood that any waiver (or amendment or modification that would have the effect of a waiver) to the Borrowing Base Adjustment Provisions shall require the consent of the Required Lenders or (B) reduce the percentages set forth in Section 8.14(a) to less than 85% without the consent of the Required Lenders;
(iv)    reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other

Obligations hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby, except in connection with any amendment or waiver of the applicability of any post-default increase in interest rates, which shall be effective with the written consent of the Majority Lenders;
(v)    postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement (other than with respect to prepayments to be made pursuant to Section 3.04(c)(ii)) (solely in respect of a Borrowing Base adjustment pursuant to Section 2.07(h), Section 3.04(c)(iii) or Section 3.04(c)(v)), or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date or the Maturity Date (other than any extension thereof for administrative convenience) without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an extension of any Commitment by any Lender, and such waivers shall be effective with the written consent of the Majority Lenders);
(vi)    change Section 4.01(b), Section 4.01(c), the definition of “Applicable Percentage” or any other term or condition hereof in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby;
(vii)    waive or amend Section 10.02(c), without the written consent of each Lender directly and adversely affected thereby;
(viii)    release all or substantially all of the value of the Guaranty and Collateral Agreement (except as set forth in the Guaranty and Collateral Agreement or pursuant to a transaction permitted by this Agreement), or release all or substantially all of the Collateral (except as set forth in the Guaranty and Collateral Agreement or pursuant to a transaction permitted by this Agreement), without the written consent of each Lender;
(ix)    no such agreement shall amend, modify or waive this Agreement (including, without limitation, Section 10.02(c)) or any other Loan Document so as to alter the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Secured Swap Agreements or the definition of “Secured Swap Party”, “Approved Counterparty”, “Secured Parties”, “Swap Agreement”, “Secured Swap Agreement”, “Secured Swap Obligations”, “Obligations” or “Secured Obligations” (as such terms (or terms with similar meanings) are defined in this Agreement or any applicable Loan Document), in each case in a manner adverse to any Secured Swap Party without the written consent of any such Secured Swap Party; or
(x)    change any of the provisions of this Section 12.02(b) or the definitions of “Required Lenders” or “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, any other Agent or the Issuing Bank hereunder or under any other

Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, such other Agent or the Issuing Bank, as the case may be. Notwithstanding the foregoing, (1) any supplement to Schedule 7.14 shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, (2) the Borrower and the Administrative Agent and/or the Collateral Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency, omission or defect or correct any typographical error or other manifest error in any Loan Document, and (3) the Administrative Agent and/or the Collateral Agent and the Borrower may, without the consent of any Lender, enter into any amendment, modification or waiver of this Agreement or any other Loan Document or enter into any agreement or instrument to add additional Guarantors as contemplated in Section 8.14(b) or to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or Property to become Collateral to secure the Obligations for the benefit of the Lenders or as required by any Requirement of Law to give effect to, protect or otherwise enhance the rights or benefits of any Lender under the Loan Documents. Notwithstanding the foregoing, (i) Schedules 1.02(b) and 1.02(d) may be amended by the Borrower and Administrative Agent to add an Issuing Bank, remove an Issuing Bank or modify the LC Issuance Limit of any Issuing Bank; provided that the LC Commitment of any Issuing Bank may be increased with only the consent of the Borrower, the Administrative Agent and such Issuing Bank (and the consent of the Majority Lenders shall not be required) and (ii) amendment and waivers of the Financial Performance Covenants (or any of the financial definitions included (and for the purposes of) the Financial Performance Covenants will require only the consent of the Majority Lenders, and no other consents or approvals shall be required).
(c)    Notwithstanding anything to the contrary contained in any Loan Documents, the Commitment of any Defaulting Lender may not be increased without its consent (it being understood, for avoidance of doubt, that no Defaulting Lender shall have any right to approve or disapprove any increase, decrease or reaffirmation of the Borrowing Base) and the Administrative Agent may with the consent of, the Borrower and the non-Defaulting Lenders amend, modify or supplement the Loan Documents to effectuate an increase to the Borrowing Base where such Defaulting Lender does not consent to an increase to its Commitment, including not increasing the Borrowing Base by the portion thereof applicable to the Defaulting Lender.
Section 12.03    Expenses, Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Arrangers and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the Collateral Agent, and the Arrangers, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of surveys and appraisals within ten (10) days after written demand thereof; provided that, in the case of legal counsel, such fees charges and disbursements shall be limited to (A) the actual reasonable and documented out-of-pocket fees, disbursements and other charges of a single outside counsel to the Administrative Agent, the Collateral Agent, the Arrangers and their respective Affiliates, taken as a whole, and (if necessary) one local counsel in each relevant material jurisdiction to the Administrative Agent, the Collateral Agent, the Arrangers and their respective Affiliates, taken as a whole, and (B) solely in the event of an actual or perceived conflict of interest, one additional outside counsel (and, if necessary one local counsel in each relevant material jurisdiction) to the Administrative Agent, the Collateral Agent, the Arrangers and their respective Affiliates) in connection with the Transactions, the Chapter 11 Cases, the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent and the Collateral Agent as to the rights and duties of the Administrative Agent, the Collateral Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, assessments and other charges incurred by the Administrative Agent and the Collateral Agent (or any sub-agent of such Agents) or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iv) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, each Issuing Bank or any Lender within ten (10) days after written demand thereof, including the fees, charges and disbursements of counsel for the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender and any consultants or advisors (limited to one financial advisor and one investment banker) for the Administrative Agent, the Collateral Agent and the Lenders, taken as a whole, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses (subject to the limitations in this clause (iv)) incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT (AND ANY SUB-AGENT OF SUCH AGENTS), THE ARRANGERS, EACH ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE AND DOCUMENTED FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE (BUT LIMITED IN THE CASE OF LEGAL FEES AND EXPENSES TO ACTUAL REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES, DISBURSEMENTS AND OTHER CHARGES OF ONE OUTSIDE COUNSEL TO ALL INDEMNITEES TAKEN AS A WHOLE AND, IF NECESSARY, ONE LOCAL COUNSEL FOR ALL INDEMNITEES TAKEN AS A WHOLE IN EACH RELEVANT MATERIAL JURISDICTION, AND IN THE CASE OF AN ACTUAL OR PERCEIVED CONFLICT OF INTEREST, ONE ADDITIONAL COUNSEL AND (IF REASONABLY NECESSARY) ONE LOCAL COUNSEL IN EACH RELEVANT MATERIAL JURISDICTION TO THE AFFECTED INDEMNITEES SIMILARLY SITUATED), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR

INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, (ii) THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (iii) THE FAILURE OF THE BORROWER OR ANY RESTRICTED SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, (iv) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (v) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE TRANSACTIONS, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY LIABILITY UNDER ENVIRONMENTAL LAW WITH RESPECT TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING WITH RESPECT TO THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON¬COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF THE BORROWER’S SUBSIDIARIES, (xii) ANY LIABILITY UNDER ENVIRONMENTAL LAWS RELATED IN ANY WAY TO THE BORROWER OR ANY OF THE BORROWER’S SUBSIDIARIES, OR ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiii) ANY ACTUAL OR THREATENED CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO OR WHETHER BROUGHT BY THE BORROWER, ANY GUARANTOR OR ANY OTHER PARTY, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE

OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM (I) THE BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE AND (II) DISPUTES SOLELY AMONG INDEMNITEES THAT DO NOT INVOLVE ANY ACTION OR OMISSION BY ANY CREDIT PARTY, OR ANY SUBSIDIARY THEREOF AND THAT ARE NOT RELATED TO A CLAIM AGAINST THE ARRANGERS, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE ISSUING BANKS OR ANY OF THEIR AFFILIATES IN THEIR RESPECTIVE CAPACITIES OR IN FULFILLING THEIR RESPECTIVE ROLES AS ARRANGERS, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ISSUING BANKS OR ANY SIMILAR ROLE UNDER THIS AGREEMENT.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), the Arrangers or any Issuing Bank under Section 12.03(a) or (b) or any Related Party of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Arrangers or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof),the Arrangers or such Issuing Bank in its capacity as such.
(d)    All amounts due under this Section 12.03 (other than the amounts due under Section 12.03(a)) shall be payable not later than thirty (30) days after written demand therefor setting forth such amounts in reasonable detail.
(e)    Each party’s obligations under this Section 12.03 shall survive the termination of the Loan Documents and payment of the obligations hereunder.
(f)    Section 12.03 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, or damages arising from a non-Tax claim.
(g)    Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any and all amounts paid by the Borrower to such Indemnitee for fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with this Section 12.03.

Section 12.04    Successors and Assigns; No Third Party Beneficiaries.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (other than as permitted pursuant to Section 9.09), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement, and except for the foregoing Persons there are no third party beneficiaries to this Agreement.
(b)    (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)    the Borrower; provided that (i) no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or if an Event of Default (i) has occurred and is continuing and (ii) if the Borrower has not responded within ten (10) Business Days after the delivery of any such request for a consent, such consent shall be deemed to have been given (it being understood that the Borrower shall have the right to withhold its consent (notwithstanding the provisions of the foregoing parenthetical phrase in clause 12.04(b)(i)), to any assignment (x) if, in order for such assignment to comply with applicable Requirements of Law, the Borrower would be required to obtain the consent of or make any filing or registration with, any Governmental Authority or (y) with respect to an assignment of Commitments to an entity other than a financial institution customarily engaged in the business of making loans in the oil and gas industry or a commercial bank); and
(B)    the Administrative Agent and each Issuing Bank (with respect to Tranche A Loans and Commitments); provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $15,000,000 (and shall be in increments of $1,000,000 above such amount) unless each of the Borrower and the Administrative Agent otherwise consent; provided, that no such consent of the Borrower shall be required if an Event of Default under Section 10.01(a), Section 10.01(b), Section 10.01(h) or Section 10.01(i) has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption or to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, in each case, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;
(E)    no such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or the Borrower or any of the Borrower’s Affiliates or Subsidiaries;
(F)    no such assignment shall be made to a Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary of a Defaulting Lender.
(iii)    Subject to Section 12.04(b)(iv) and the acceptance and recording thereof by the Administrative Agent, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names, addresses and lending offices of the Lenders, and the Commitment of, and principal amount of the Loans and of the LC

Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender. This Section 12.04(b)(iv) and Section 12.04(c) shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of sections 163(f), 871(h)(2) and 881(c) (2) of the Code and any related Treasury Regulations (or any other relevant or successor provisions of the Code or such Treasury Regulations).
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).
(c)    Any Lender may, without the consent of or notice to the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities other than an Ineligible Person (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that:
(i)    such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;
(ii)    such Participant must first agree to comply with Section 12.11;
(iii)    no such participation may be sold to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), a Defaulting Lender or the Borrower or an Affiliate or a Subsidiary of the Borrower; and
(iv)    any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender retains the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, except that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.02(b) that affects such Participant.
Each such Participant shall be entitled to the benefits of Section 5.01, 5.02 and 5.03 and shall be subject to the requirements of and limitations in Section 5.01, 5.02, 5.03 and 5.05 (it being understood that the documentation required under Section 5.03(g) shall be delivered to the participating Lender, i.e., the Lender selling such participation) to the same extent as if such Participant were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled at any time to receive any greater payment under Section 5.01 or 5.03, with respect to any participation, than its participating Lender would have been entitled to receive at such time, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant prior to such sale and such Participant complies with Section 5.03 as though it were a Lender. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.05 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)    Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require any Credit Party to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.
Section 12.05    Survival; Revival; Reinstatement.
(a)    All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding (or any drawing is pending on any Letter of Credit) and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.
(b)    To the extent that any payments on the Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s, the Collateral Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent, the Collateral Agent and the Lenders to effect such reinstatement.
Section 12.06    Counterparts; Integration; Effectiveness.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
(b)    This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Collateral Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)    Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of (i) this Agreement, (ii) any other Loan Document and/or (iii) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 12.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided further, without limiting the foregoing, (x) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Credit Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (y) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Credit Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Credit Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against the Administrative Agent, any Arranger, any Lender, any Issuing Bank, or any of their Related Parties for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of the Borrower and/or any Credit Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 12.07    Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 12.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency except such deposits used for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any employees of the Credit Parties) at any time held and other obligations (in whatever currency, and of whatsoever kind, including obligations under Swap Agreements) at any time owing by such Lender or such Issuing Bank to or for the credit or the account of any Credit Party against any and all of the obligations of any Credit Party owing to such Lender now or hereafter existing under this Agreement or any other Loan Document, upon any such amount becoming due and payable by the Borrower under any Loan Document (whether at the stated maturity, by acceleration or otherwise) irrespective of whether such obligations may be owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender and each Issuing Bank under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or such Issuing Bank may have. Each Lender and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 12.09    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.
(a)    THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY, AND CITY OF NEW YORK, BOROUGH OF MANHATTAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS;

PROVIDED, THAT NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY PARTY FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE LOAN DOCUMENTS IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.
(c)    EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING (OR AS SOON THEREAFTER AS IS PROVIDED BY APPLICABLE LAW). NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.
(d)    EACH PARTY (i) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; PROVIDED THAT, THE FOREGOING WAIVER SHALL NOT LIMIT THE INDEMNITY OBLIGATIONS OF THE BORROWER UNDER SECTION 12.03 TO THE EXTENT ANY SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARE INCLUDED IN A THIRD PARTY CLAIM IN CONNECTION WITH WHICH AN INDEMNITEE IS ENTITLED TO INDEMNIFICATION BY THE BORROWER UNDER SECTION 12.03; AND (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 12.11    Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, prospective or actual credit insurers, prospective or actual credit insurance brokers, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms hereof), (b) to the extent requested by any regulatory authority having jurisdiction over the disclosing party, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that unless specifically prohibited by applicable Requirements of Law, each of the Administrative Agent, the Issuing Bank and the Lenders shall notify the Borrower (without any liability for a failure to so notify the Borrower) of any request made to such person for Information by any Governmental Authority, self-regulatory agency or representative thereof or pursuant to legal process or applicable Requirements of Law (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) before disclosure of such Information, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement for the express benefit of the Borrower containing provisions substantially the same as those of this Section 12.11, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or to any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 12.11 or becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions. For the purposes of this Section 12.11, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Borrower or a Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to rating agencies, market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, Collateral Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
Section 12.12    Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America or any state or other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.
Section 12.13    EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY

INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”
Section 12.14    Collateral Matters; Swap Agreements; Treasury Management Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to Secured Swap Parties and Treasury Management Lenders on a pro rata basis (but subject to the terms of the Loan Documents, including provisions thereof relating to the application and priority of payments to the Persons entitled thereto) in respect of any obligations of the Borrower, any of its Restricted Subsidiaries or any other Guarantors which arise under Secured Swap Agreements or Lender Treasury Management Agreements, as applicable. Except as expressly set forth in Section 12.02(b), no Secured Swap Party or Treasury Management Lender shall have any voting or approval rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements or Lender Treasury Management Agreements, as applicable. By accepting the benefits of the Collateral, each Secured Swap Party agrees that, notwithstanding anything to the contrary in any of its Swap Agreements with the Borrower or any other Credit Party, the Borrower and the other Credit Parties may grant Liens under the Loan Documents that burden and attach to such Swap Agreements and the rights of the Borrower and the other Credit Parties thereunder.
Section 12.15    USA Patriot Act Notice. Each Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow it to identify the Borrower and each Guarantor in accordance with the Act.
Section 12.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (a) (i) no fiduciary, advisory or (except as expressly provided in Section 12.04) agency relationship between Borrower and its Subsidiaries and the Administrative Agent, the Collateral Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent, the Collateral Agent or any Lender has advised or is advising Borrower or any Subsidiary on other matters; (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Collateral Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, the Collateral Agent and the Lenders, on the other hand; (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate; and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Administrative Agent, the Collateral Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of their Subsidiaries, or any other Person; (ii) neither the Administrative Agent, the Collateral Agent nor the Lenders has any obligation to the Borrower or any of its Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Collateral Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Subsidiaries, and none of the Administrative Agent, the Collateral Agent nor the Lenders has any obligation to disclose any of such interests to the Borrower or its Subsidiaries. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent and the Lenders with respect to any breach or alleged breach of agency (except as expressly set forth in Section 12.04) or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 12.17    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 12.18    Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit

Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 12.19    Release of Collateral and Guarantee Obligations; Disavowal of Liens.
(a)    The Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clauses (c) or (d) below, (ii) upon the Disposition of such Collateral (including as part of or in connection with any other Disposition permitted hereunder) to any Person other than another Credit Party, to the extent such Disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Majority Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 12.02), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guaranty and Collateral Agreement and (vi) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Instruments, but in the case of clauses (ii), (iii) or (v), such release of Liens shall be conditioned upon the concurrent release of any then existing Enumerated Lien on such Collateral. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral to the extent required by the applicable Loan Documents, except to the extent otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Secured Parties hereby irrevocably agree that any Guarantor shall be automatically released from their obligations under the Guaranty and Collateral Agreement and the other Loan Documents upon (i) consummation of any transaction permitted hereunder resulting in such Guarantor becoming an Excluded Subsidiary (including an Unrestricted Subsidiary) or (ii) consummation of any transaction permitted hereunder resulting in such Guarantor no longer being a Subsidiary of the Borrower. Further, the Collateral Agent shall release any Guarantor from its obligations under the Guaranty and Collateral Agreement and other Loan Documents if such Guarantor ceases to be a Restricted Subsidiary, promptly upon the Borrower delivering a request for such release to the Collateral Agent and the Administrative Agent.
(b)    Upon written request by the Borrower to the Collateral Agent and the Administrative Agent, the Collateral Agent shall execute releases (or, if appropriate, an instruction to the Collateral Trustee (as defined in an Acceptable Collateral Trust Agreement) to execute) in the form reasonably acceptable to the Borrower and the Collateral Agent at the cost and expense of the Borrower thereby releasing any Disposition made in compliance with the terms of this Agreement as set forth in Section 12.19(a)(ii).
(c)    The Secured Parties hereby (i) irrevocably authorize the Collateral Agent to (all without the further consent or joinder of any Secured Party), and the Collateral Agent shall (or, if appropriate, shall instruct the Collateral Trustee (as defined in the Acceptable Collateral Trust Agreement) to), execute and deliver any instruments, documents, and agreements necessary or desirable to effect, evidence and/or confirm the release of any Guarantor or Collateral pursuant to (and subject to the requirements of) the foregoing provisions of this Section and pursuant to any Acceptable Intercreditor Agreement, Acceptable Collateral Trust Agreement or Acceptable Hedge Intercreditor Agreement, including the execution and delivery of all releases of Liens, termination statements, or assignments and (ii) agree that (w) the Collateral Agent’s entry into any Acceptable Intercreditor Agreement, any Acceptable Collateral Trust Agreement and any Acceptable Hedge Intercreditor Agreement is reasonable and consent to any such Acceptable Intercreditor Agreement, Acceptable Collateral Trust Agreement and Acceptable Hedge Intercreditor Agreement and to the Collateral Agent’s execution thereof, (x) the Collateral Agent is authorized, without any further consent of any Secured Party, to enter into or amend any other intercreditor agreement or collateral trust agreement with the agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted under this Agreement, in each case for the purpose of adding the holders of such Indebtedness (or their representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto (it being understood that any such amendment, amendment and restatement or supplement may make such other changes to the applicable intercreditor agreement or the applicable collateral trust agreement as, in the good faith determination of the Collateral Agent, are required to effectuate the foregoing), (y) the Collateral Agent may rely exclusively on a certificate of an Responsible Officer of the Borrower as to whether any such other Liens are permitted and (z) any such intercreditor agreement or collateral trust agreement referred to in clause (x) above and any Acceptable Intercreditor Agreement, any Acceptable Collateral Trust Agreement and any Acceptable Hedge Intercreditor Agreement, entered into by the Collateral Agent (as defined therein) shall be binding on the Secured Parties. Upon any such release, any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated.

(d)    Notwithstanding anything to the contrary contained in any Loan Document, upon Payment in Full, all obligations under all the Loan Documents shall be automatically released and discharged, and the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required, advisable or reasonably requested by the Borrower to evidence or otherwise more fully effect the foregoing, but such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
(e)    If any Lender determines, acting reasonably, that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to hold or benefit from a Lien over real property pursuant to any law of the United States or any State thereof, such Lender may notify the Collateral Agent and the Administrative Agent and disclaim any benefit of such security interest to the extent of such illegality; but such determination or disclaimer shall not invalidate or render unenforceable such Lien for the benefit of any other Lender.
(f)    Upon the request of the Collateral Agent at any time, the Majority Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section.
[SIGNATURES BEGIN NEXT PAGE]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

CHESAPEAKE ENERGY CORPORATION, as the Borrower

By:	/s/ Domenic J. Dell'Osso, Jr.
	Name:	Domenic J. Dell'Osso, Jr.
	Title:	Executive Vice President and Chief Financial Officer

LENDERS

[Signature pages on file with the company]

EXHIBIT A-1
[FORM OF] TRANCHE A NOTE

$[ ]	, 202[ ]
FOR VALUE RECEIVED, Chesapeake Energy Corporation, an Oklahoma corporation (the “Borrower”) hereby promises to pay to [ ] (the “Lender”), at the office of MUFG Bank, Ltd. (the “Administrative Agent”), located at 1221 Avenue of the Americas, 6th Floor, New York, NY 10020, Attention: Agency Desk, the principal sum equal to the amount of such Lender’s Tranche A Commitment (or such lesser amount as shall equal the aggregate unpaid principal amount of the Tranche A Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Tranche A Loan, at such office, in like money and funds, for the period commencing on the date of such Tranche A Loan until such Tranche A Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
The date, amount, Type, Class, interest rate, Interest Period and maturity of each Tranche A Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Tranche A Note (this “Note”), may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect the Lender’s or the Borrower’s rights or obligations in respect of such Tranche A Loans or affect the validity of such transfer by the Lender of this Note.
This Note is one of the Notes referred to in the Credit Agreement, dated as of February [_], 2021, among the Borrower, the Administrative Agent, MUFG Union Bank, N.A., as Collateral Agent, and the lenders and other parties signatory thereto (including the Lender), and evidences Tranche A Loans made by the Lender thereunder (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.
This Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the Tranche A Loans evidenced hereby are guaranteed and secured as and to the extent provided therein and in the other Loan Documents. The Tranche A Loans evidenced hereby are, in each case, subject to prepayment prior to the Tranche A Maturity Date, in whole or in part, as provided in the Credit Agreement.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Note. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Loan Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.
[Remainder of page intentionally left blank]

Exhibit A-1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation

By:
Name:
Title:

Exhibit A-1

EXHIBIT A-2
[FORM OF] TRANCHE B NOTE

$[ ]	, 202[ ]
FOR VALUE RECEIVED, Chesapeake Energy Corporation, an Oklahoma corporation (the “Borrower”) hereby promises to pay to [ ] (the “Lender”), at the office of MUFG Bank, Ltd. (the “Administrative Agent”), located at 1221 Avenue of the Americas, 6th Floor, New York, NY 10020, Attention: Agency Desk, the principal sum equal to the amount of such Lender’s Tranche B Commitment (or such lesser amount as shall equal the aggregate unpaid principal amount of the Tranche B Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Tranche B Loan, at such office, in like money and funds, for the period commencing on the date of such Tranche B Loan until such Tranche B Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
The date, amount, Type, Class, interest rate, Interest Period and maturity of each Tranche B Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Tranche B Note (this “Note”), may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect the Lender’s or the Borrower’s rights or obligations in respect of such Tranche B Loans or affect the validity of such transfer by the Lender of this Note.
This Note is one of the Notes referred to in the Credit Agreement, dated as of February [_], 2021, among the Borrower, the Administrative Agent, and the lenders and other parties signatory thereto (including the Lender), and evidences Tranche B Loans made by the Lender thereunder (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.
This Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the Tranche B Loans evidenced hereby are guaranteed and secured as and to the extent provided therein and in the other Loan Documents. The Tranche B Loans evidenced hereby are, in each case, subject to prepayment prior to the Tranche B Maturity Date, in whole or in part, as provided in the Credit Agreement.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Note. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Loan Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein
Exhibit A-2

provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.
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Exhibit A-2

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation

By:
Name:
Title:
Exhibit A-2

EXHIBIT B
[FORM OF] BORROWING REQUEST

$[ ]	, 202[ ]
Chesapeake Energy Corporation, an Oklahoma corporation (the “Borrower”), pursuant to Section 2.03 of the Credit Agreement, dated as of February [_], 2021, among the Borrower, MUFG Bank, Ltd., as Administrative Agent, MUFG Union Bank, N.A., as Collateral Agent, the Lenders and other parties from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, each capitalized term used herein has the meaning assigned to such term in the Credit Agreement), hereby requests a Borrowing as follows and, with respect to clauses (vii), (viii) and (ix), represents and warrants as follows:
(i)    Requested Borrowing is to be a [Tranche A Borrowing] [Tranche B Borrowing];
(ii)    Aggregate amount of the requested Borrowing is $[ ];
(iii)    Date of such Borrowing is [ ], 20[ ] 1;
(iv)    Requested Borrowing is to be a Borrowing of [ABR Loans] [LIBOR Loans];
(v)    In the case of a Borrowing of LIBOR Loans, the initial Interest Period applicable thereto is [ ]; and
(vi)    Location and number of the Borrower’s account to which funds are to be disbursed, which complies with the requirements of Section 2.05 of the Credit Agreement, is as follows:

[Bank Name] [Address of Bank] [Address of Bank] Account Number: [___________________]
(vii)    The representations and warranties of the Credit Parties contained in the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date of such Borrowing except (i) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of the Borrowing requested hereby, such representations and warranties are true and correct in all material respects as of such specified earlier date, and (ii) to the extent that any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Effect, such representation and warranty (as so qualified) is true and correct in all respects.
(viii)    At the time of and immediately after giving effect to the Borrowing requested hereby, no Default or Event of Default has occurred or is continuing.
1 Which shall be a Business Day.
Exhibit B

(ix)    At the time of and immediately after giving effect to the Borrowing requested hereby (and the application of proceeds thereof on the date of the requested Borrowing), the Borrower and the Restricted Subsidiaries do not have any Excess Cash immediately before or after giving effect to such Borrowing, in each case determined after giving effect to any intended use of proceeds in the ordinary course of business on or before the date that is three Business Days after the date the Borrower receives the funds from such requested Borrowing, nor may such requested Borrowing, after giving effect to any such intended use of proceeds in the ordinary course of business, be in an amount that would trigger a mandatory prepayment under Section 3.04(c)(v) of the Credit Agreement, and such Loans will be funded into and maintained until used in accordance with the Credit Agreement in (A) an account of the Borrower over which the Collateral Agent has “control” (within the meaning of Section 9-104 of the UCC) or (B) an Excluded Account to the extent permitted in accordance with the definition thereof.
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Exhibit B

The undersigned certifies on behalf of the Borrower (and not individually) that he/she is a Responsible Officer of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower as of the day and year first above written. The undersigned further certifies, represents and warrants on behalf of the Borrower (and not individually) that the Borrower is entitled to receive the required Borrowing under the terms and conditions of the Credit Agreement.

CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation

By:
Name:
Title:
Exhibit B

EXHIBIT C
[FORM OF] INTEREST ELECTION REQUEST

$[ ]	, 202[ ]

Chesapeake Energy Corporation, an Oklahoma corporation (the “Borrower”), pursuant to Section 2.04 of the Credit Agreement, dated as of February [_], 2021, among the Borrower, MUFG Bank, Ltd., as Administrative Agent, MUFG Union Bank, N.A., as Collateral Agent, the Lenders and other parties from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, each capitalized term used herein has the meaning assigned to such term in the Credit Agreement), hereby makes an Interest Election Request as follows:
(i)    The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) [and (iv)] below shall be specified for each resulting Borrowing) is [ ];
(ii)    The resulting Borrowing is to be [a Tranche A Borrowing] [a Tranche B Borrowing]
(iii)    The effective date of the election made pursuant to this Interest Election Request is [ ], 20[ ]2; [and]
(iv)    The resulting Borrowing is to be a Borrowing of [ABR Loans] [LIBOR Loans][; and]
[If the resulting Borrowing is a Borrowing of LIBOR Loans, add the following:]
[(v) The Interest Period3 applicable to the resulting Borrowing after giving effect to such election is [ ]].
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2 Which shall be a Business Day.
3 Which shall be a period contemplated by the definition of the term “Interest Period” from the Credit Agreement.
Exhibit C

The undersigned certifies on behalf of the Borrower (and not individually) that he/she is a Responsible Officer of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower as of the day and year first above written. The undersigned further certifies, represents and warrants on behalf of the Borrower (and not individually) that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation

By:
Name:
Title:
Exhibit C

EXHIBIT D
[FORM OF] COMPLIANCE CERTIFICATE

[DATE]
Compliance Period: [Fiscal Year] [Fiscal Quarter] ended [, 20[ ] (the “Compliance Period”)
The undersigned hereby certifies that he/she is the [ ] of CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Credit Agreement, dated as of February [_], 2021, among the Borrower, MUFG Bank, Ltd., as Administrative Agent, MUFG Union Bank, N.A., as Collateral Agent, the Lenders and other parties from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, each capitalized term used herein has the meaning assigned to such term in the Credit Agreement), the undersigned certifies on behalf of the Borrower (and not individually) as follows:
(a)    As of the date hereof, there exists no Default or Event of Default [or, if any Default or Event of Default does exist, specify the nature and extent thereof].
(b)    Attached hereto as Annex A are calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the Financial Performance Covenants (other than the Consolidated Secured Indebtedness Coverage Ratio) as of the end of the Compliance Period.
(c)    There have been no changes in the identity of the Restricted Subsidiaries, Material Subsidiaries, Guarantors and Unrestricted Subsidiaries as at the end of the Compliance Period from the Restricted Subsidiaries, Material Subsidiaries, Guarantors and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Effective Date or the most recent fiscal year or period, as the case may be [or, if any such change has occurred, specify such change].
(d)    There have been no changes in (w) the jurisdiction in which the Borrower or any Restricted Subsidiary is incorporated, formed, or otherwise organized, (x) the location of the Borrower’s or any Restricted Subsidiary’s chief executive office, (y) the Borrower’s or any Restricted Subsidiary’s identity or corporate, limited liability or partnership structure, or (z) the Borrower’s or any Restricted Subsidiary’s organizational identification number in such jurisdiction of organization or federal taxpayer identification number [or, if any such change has occurred, specify such change].
(e)    Attached hereto as Annex B are reasonably detailed calculations demonstrating compliance with Section 8.19 of the Credit Agreement and with Section 9.18 of the Credit Agreement.
(f)    Since the delivery of the last Compliance Certificate4, there are no new Excluded Accounts that have not been previously disclosed on Schedule IV or Schedule V to the Guaranty and Collateral Agreement, as applicable, or on Annex C of any previously delivered Compliance Certificate [or, if new Excluded Accounts have been opened that are not disclosed on Schedule IV or Schedule V to the Guaranty and Collateral Agreement or on a previous Compliance Certificate, attached hereto as Annex C is a supplement to Schedule IV and/or Schedule V].
4    For the first Compliance Certificate due after the Effective Date pursuant to Section 8.01(a) of the Credit Agreement, this should be revised to say “Since the Effective Date”.
Exhibit D

(g)     [Attached hereto as Annex D are reasonably detailed calculations demonstrating the value of the Adjusted Consolidated Net Tangible Assets, Free Cash Flow and Distributable Free Cash Flow, as applicable, of as the last day of the Compliance Period.]5
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5    Include this only with delivery of annual financial statements pursuant to Section 8.01(a) of the Credit Agreement; provided that the first delivery of the calculations demonstrating the value of Adjusted Consolidated Net Tangible Assets, Free Cash Flow and Distributable Free Cash Flow shall not be required to be delivered at the time of the first delivery of the financial statements provided for in Section 8.01(a) of the Credit Agreement and shall instead be delivered at the time of the first delivery of the financial statements provided for in Section 8.01(b) of the Credit Agreement.
Exhibit D

EXECUTED AND DELIVERED as of the date first written above.

CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation

By:
Name:
Title:
Exhibit D

Annex A
The information described herein is attached to and made part of the Compliance Certificate dated [ ], 20[ ], and pertains to the period from [ ], 20[ ] to [ ], 20[ ] (the “Compliance Period”).

A.	Section 9.01(a) Consolidated First Lien Net Leverage Ratio
	(I)	Consolidated First Lien Indebtedness as of the last day of the Compliance Period	$__________
(II)
The lesser of (1) $100,000,000 and (2) the total collected balances of unencumbered cash on hand at such time that is maintained in any Deposit Accounts or Securities Accounts of the Borrower or any other Credit Party covered by an Account Control Agreement[6]
$__________
	(III)	Line A.(I) minus Line A.(II)	$__________
	(IV)	EBITDAX for the Rolling Period ending [ ], 20[ ] (See Schedule 1)	$__________
	(V)	Line A.(III) divided by Line A.(IV)	____ to 1.00
	(VI)	Maximum ratio permitted under Section 9.01(a) of the Credit Agreement	2.75 to 1.00
	(VII)	In Compliance?	Yes/No

B.	Section 9.01(b) Consolidated Total Net Leverage Ratio
	(I)	Consolidated Total Indebtedness as of the last day of the Compliance Period	$__________
(II)
The lesser of (1) $100,000,000 and (2) the total collected balances in unencumbered cash on hand at such time that is maintained in any Deposit Accounts or Securities Accounts of the Borrower or any other Credit Party covered by an Account Control Agreement[7]
$__________
	(III)	Line B.(I) minus Line B.(II)	$__________
	(IV)	EBITDAX for the Rolling Period ending [ ], 20[ ] (See Schedule 1)	$__________
	(V)	Line A.(III) divided by Line A.(IV)	____ to 1.00
	(VI)	Maximum ratio permitted under Section 9.01(b) of the Credit Agreement	3.50 to 1.00
	(VII)	In Compliance?	Yes/No

C.	Section 9.01(c) Consolidated Secured Indebtedness Coverage Ratio
	(I)	Total PDP PV-10 as of the “as of” date of the most recently delivered Reserve Report	$__________
	(II)	Consolidated Secured Indebtedness as of the applicable Coverage Ratio Test Date	$__________
6    Cash or cash equivalents that would appear as “restricted” on a consolidated balance sheet or would be encumbered because such cash or cash equivalents is subject to an Account Control Agreement in favor of the Collateral Agent shall be deemed to be unrestricted and unencumbered for purposes hereof
7    Cash or cash equivalents that would appear as “restricted” on a consolidated balance sheet or would be encumbered because such cash or cash equivalents is subject to an Account Control Agreement in favor of the Collateral Agent shall be deemed to be unrestricted and unencumbered for purposes hereof
Exhibit D

(III)
The lesser of (1) $100,000,000 and (2) the total collected balances in unencumbered cash on hand and cash equivalents at such time that is maintained in any Deposit Accounts or Securities Accounts of the Borrower or any other Credit Party covered by an Account Control Agreement[8]
$__________
	(IV)	Line C.(II) minus Line C.(III)	$__________
	(V)	Line C.(I) divided by Line C.(IV)	____ to 1.00
	(IV)	Minimum ratio required under Section 9.01(c) of the Credit Agreement	1.50 to 1.00
	(V)	In Compliance?	Yes/No

D.	Section 9.01(d) Current Ratio
	(I)	Current Assets	$__________
	(II)	Current Liabilities	$__________
	(III)	Line D.(I) divided by Line D.(II)	____ to 1.00
	(IV)	Minimum ratio required under Section 9.01(d) of the Credit Agreement	1.00 to 1.00
	(V)	In Compliance?	Yes/No

8    Cash or cash equivalents that would appear as “restricted” on a consolidated balance sheet or would be encumbered because such cash or cash equivalents is subject to an Account Control Agreement in favor of the Collateral Agent shall be deemed to be unrestricted and unencumbered for purposes hereof
Exhibit D

Schedule 1
to
Annex A

	EBITDAX[9]	Quarter 1 ended __/__/__	Quarter 2 ended __/__/__	Quarter 3 ended __/__/__	Quarter 4 ended __/__/__	Total (Quarters 1-4)
(1)	Consolidated Net Income for such period
(2)	The following amounts, without duplication and to the extent reflected as a charge in the statement of Consolidated Net Income for such period
(a) income tax expense
(b) interest expense
(c) depletion, depreciation and amortization expense

(d)    any loss on Dispositions of assets or retirement of debt and other non-recurring cash losses, charges or expenses (including those resulting from restructurings, divestitures and severances) (but the amount of non-recurring cash losses, charges or expenses added back pursuant to this clause (d) for any period shall not exceed 5% of EBITDAX (before giving effect to this addition for non-recurring cash losses, charges or expenses) for such period)

9     For purposes of calculating EBITDAX for any Rolling Period (other than for purposes of calculating Free Cash Flow or Distributable Free Cash Flow), if any Group Member shall have (a) made any Investment in any Unrestricted Subsidiary, (b) made any acquisition or Disposition of assets other than from or to another Group Member, (c) consolidated or merged with or into any Person (other than another Group Member), (d) Disposed of the equity interests of a Group Member other than from or to another Group Member, or (e) made any acquisition of a Person that becomes a Group Member, then EBITDAX shall be calculated on a Pro Forma Basis; but the Borrower may elect not to calculate EBITDAX on a Pro Forma Basis with respect to any one or more Investments, acquisitions, Dispositions, consolidations and mergers during a Rolling Period if the same would not reasonably be expected to increase or decrease EBITDAX for such Rolling Period by more than 5%; provided that the calculations of such pro forma adjustments are acceptable to the Administrative Agent in its reasonable discretion.
For purposes of calculating EBITDAX for the fiscal quarter of the Borrower ending December 31, 2020, March 31, 2021, June 30, 2021 and September 30, 2021 (other than for purposes of calculating Free Cash Flow or Distributable Free Cash Flow), (a) EBITDAX for the Rolling Period ending December 31, 2020 and up to but not including March 31, 2021 shall be an amount equal EBITDAX for the fiscal quarter ending on such date multiplied by 4, (b) EBITDAX for the Rolling Period ending March 31, 2021 and up to but not including June 30, 2021 shall be an amount equal EBITDAX for the fiscal quarter ending on such date multiplied by 4, (c) EBITDAX for the Rolling Period ending June 30, 2021 and up to but not including September 30, 2021 shall be an amount equal to EBITDAX for the two fiscal quarter period ending on such date multiplied by 2 and, (d) EBITDAX for the Rolling Period ending September 30, 2021 and up to but not including December 31, 2021 shall be an amount equal to EBITDAX for the three fiscal quarter period ending on such date multiplied by 4/3. For the avoidance of doubt, each fiscal quarter thereafter, EBITDAX shall be equal to EBITDAX for any Rolling Period then ending
Exhibit D

(e)    any other non-cash charge, non-cash expenses or non-cash losses of any Group Member for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or reserve for cash charges for any future period) including non-cash losses or charges resulting from the requirements of SFAS 133 or 143 (in each case used in this definition, as the same has been and may be amended, supplemented and replaced), but cash payments made during such period or in any future period in respect of such non-cash charges, expenses or losses (other than any such excluded charge, expense or loss as described above) shall be subtracted from Consolidated Net Income in calculating EBITDAX for the period in which such payments were made

(f)    any fees, expenses and other transaction costs (whether or not such transactions were consummated) which are incurred through June 30, 2021 in connection with fresh start accounting, the Chapter 11 Cases, the Transactions, the Plan of Reorganization, the transactions contemplated thereby and any other reorganization items and restructuring costs

(g) any expense or loss in respect of a Qualifying VPP (other than any expense or loss in respect of the marketing of production related to any VPP Properties)
(h) exploration expenses
(3)	Line (2)(a) plus Line (2)(b) plus Line (2)(c) plus Line (2)(d) plus Line (2)(e) plus Line (2)(f) plus Line (2)(g) plus Line (2)(h)
(4)	The following amounts, to the extent included in the statement of such Consolidated Net Income for such period
(a) interest income
(b) any gains on Dispositions of assets or retirement of debt and other non-recurring cash income or gains (including those resulting from restructurings, divestitures and severances)

(c)    any other non-cash income or gain (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (e) above), including any non-cash income or gains resulting from the requirements of SFAS 133 or 143, all as determined on a consolidated basis in accordance with GAAP

(d) any income or gain in respect of a Qualifying VPP (other than any income or gain in respect of the marketing of production related to any VPP Properties)
Exhibit D

(5)	Line (4)(a) plus Line (4)(b) plus Line (4)(c) plus Line (4)(d)
(6)	Total of Line (1) plus Line (3) less Line (5)

Exhibit D

Annex B
See attached.

Exhibit D

Annex C

Schedule IV
Deposit Accounts

Account Number	Entity	Account Description	Bank Name	Excluded Account Y/N

Schedule V
Securities Accounts

Account / Reference Number	Entity	Account Description	Financial Institution Name	Excluded Account Y/N

Exhibit D

Annex D
A.    Adjusted Consolidated Net Tangible Assets

	Adjusted Consolidated Net Tangible Assets [10,11]	as of the end of the Compliance Period
(1)	Discounted future net revenue from proved oil and gas reserves of the Borrower and its Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by petroleum engineers (which may include the Borrower’s internal engineers) in a reserve report prepared as of the end of the Borrower’s most recently completed fiscal year or, at the Borrower’s option, a reserve report prepared as of the end of the most recently completed fiscal quarter (if such reserve report has been provided to the Administrative Agent)
(2)	The discounted future net revenue of the following since the date of such year-end or quarterly reserve report
(a) estimated proved oil and gas reserves of the Borrower and its Subsidiaries attributable to any acquisition consummated, which would, in accordance with standard industry practice, result in such increases as calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end or quarterly reserve report, as applicable)

(b)    estimated proved oil and gas reserves of the Borrower and its Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring, which would, in accordance with standard industry practice, result in such increases as calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end or quarterly reserve report, as applicable)

(c) estimated proved oil and gas reserves of the Borrower and its Subsidiaries produced or Disposed of
(d) reductions in the estimated oil and gas reserves of the Borrower and its Subsidiaries
(3)	Line (2)(a) plus Line (2)(b) plus Line (2)(c) plus Line (2)(d)	*
(4)	Line (1) plus Line (3)
10    As used in Section A of this Annex B, Net Working Capital means (i) all Current Assets of the Borrower and its Subsidiaries, minus (ii) all Current Liabilities of the Borrower and its Subsidiaries, except Current Liabilities included in Indebtedness.
11    It is agreed and understood that, once the audited balance sheet of the Borrower and its consolidated Subsidiaries giving effect to fresh start accounting becomes available, “Adjusted Consolidated Net Tangible Assets” shall be determined giving pro forma effect to fresh start accounting.
Exhibit D

(5)	The capitalized costs that are attributable to Oil and Gas Properties of the Borrower and its Subsidiaries to which no proved oil and gas reserves are attributable, based on the Borrower’s books and records as of a date no earlier than the date of the Borrower’s latest annual or quarterly financial statements
(6)	the Net Working Capital on a date no earlier than the date of the Borrower’s latest annual or quarterly financial statements
(7)	the greater of (I) the net book value on a date no earlier than the date of the Borrower’s latest annual or quarterly financial statements, and (II) the appraised value, as estimated by independent appraisers, of other tangible assets (including Investments in unconsolidated Subsidiaries) of the Borrower and its Subsidiaries
(8)	Line (4) plus Line (5) plus Line (6) plus Line (7)
(9)	The following amounts:
(a) minority interests
(b) any gas balancing liabilities of the Borrower and its Subsidiaries reflected as a long-term liability in the Borrower’s latest annual or quarterly financial statements
(c) the discounted future net revenue, calculated in accordance with SEC guideline (utilizing the prices utilized in the Borrower’s year-end or quarterly reserve report, as applicable), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Borrower and its Subsidiaries with respect to VPPs on the schedules specified with respect thereto
(d) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to DollarDenominated Production Payments which, based on the estimates of production included in determining the discounted future net revenue specified in Line (1) above (utilizing the prices utilized in the Borrower’s year-end or quarterly reserve report, as applicable), would be necessary to fully satisfy the payment obligations of the Borrower and its Subsidiaries with respect to DollarDenominated Production Payments on the schedules specified with respect thereto
(e) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Borrower’s year-end or quarterly reserve report, as applicable), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties
(10)	Line (9)(a) plus Line (9)(b) plus Line (9)(c) plus Line (9)(d) plus Line (9)(e)
(11)	Total of Line (8) minus Line (10)
Exhibit D

B.    Free Cash Flow

	Free Cash Flow	As of the end of the Compliance Period
(1)	The following amounts:
(a) EBITDAX of the Borrower and the other Credit Parties for the Specified Period (See Schedule 1 to Annex A)[12]
(b) the aggregate net cash proceeds received by the Borrower from the issuance of its Stock not constituting Disqualified Stock
(2)	Line (1)(a) plus Line (1)(b)
(3)	The following amounts, without duplication, paid during such Specified Period
(a) voluntary and scheduled cash prepayments and repayments of Indebtedness (other than the Tranche A Loans) which cannot be reborrowed pursuant to the terms of such Indebtedness (other than to the extent funded or financed with net cash proceeds from Indebtedness permitted under the Credit Agreement)
(b) capital expenditures paid in cash
(c) changes in cash working capital
(d) consolidated interest expenses determined in accordance with GAAP and paid in cash
(e) income taxes paid in cash
(f) exploration and development expenses or costs paid in cash

(g)    (A) Investments made in cash (other than to any Credit Party) (other than those made in reliance on Section 9.06(b) or Section 9.06(r)) and (B) Restricted Payments made in cash (other than to any Credit Party) (other than those made in reliance on Section 9.04(f) or Section 9.04(g))

(h)    to the extent not included in the foregoing and added back in the calculation of EBITDAX, any other cash charge (other than those described in Line (2)(f) of Schedule 1 to Annex A) that reduces the earnings of the Borrower and the other Credit Parties

12    Specified Period means the period beginning on the Effective Date and ending on the last day of the most recently ended fiscal period for which financial statements have been delivered in connection with the Credit Agreement
Exhibit D

(4)	Line (3)(a) plus Line (3)(b) plus Line (3)(c) plus Line (3)(d) plus Line (3)(e) plus Line (3)(f) plus Line (3)(g) plus Line (3)(h)
(5)	the sum, in each case without duplication, of any non-cash amounts that were deducted from or otherwise served to decrease EBITDAX for such Specified Period
(6)	any net cash proceeds received from Dispositions not required to be applied to repay Indebtedness (including the Loans pursuant to Section 3.04(c)(iii))
(7)	Total of Line (2) minus Line (4) plus Line (4) plus Line (5) plus Line (6)

C.    Distributable Free Cash Flow

	Distributable Free Cash Flow[13]	As of the end of the Compliance Period
(1)	The aggregate amount of Free Cash Flow that has been generated since the Effective Date (See Section B)
(2)	the aggregate amount of the following that have occurred since the Effective Date
(a) Restricted Payments made pursuant to Section 9.04(f) or Section 9.04(g) of the Credit Agreement
(b) Redemptions of Permitted Additional Debt or Other Secured Debt made pursuant to Section 9.05(a)(iii) of the Credit Agreement
(c) Investments made pursuant to Section 9.06(r) of the Credit Agreement
(3)	Line (2)(a) plus Line (2)(b) plus Line (2)(c)
(4)	Total of Line (1) minus Line (3)
13    For the avoidance of doubt, any amount deducted in calculating Distributable Free Cash Flow as of any date of determination shall be without duplication of amounts deducted in calculating Free Cash Flow for purposes of such calculation of Distributable Free Cash Flow.
Exhibit D

EXHIBIT E
SECURITY INSTRUMENTS AS OF THE EFFECTIVE DATE

The Security Instruments in existence as of the Effective Date are as follows:
1.    That certain Guaranty and Collateral Agreement, dated as of the Effective Date, among the Credit Parties and the Collateral Agent.
2.    That certain Deed of Trust, Mortgage, Fixture Filing, Assignment of As Extracted Collateral, Security Agreement and Financing Statement, dated as of the Effective Date, from [_____], as Trustor, to the Collateral Agent, as Beneficiary, to be filed in certain counties in the State of Texas.
3.    That certain Deed of Trust, Mortgage, Fixture Filing, Assignment of As Extracted Collateral, Security Agreement and Financing Statement, dated as of the Effective Date, from [_____], as Trustor, to the Collateral Agent, as Beneficiary, to be filed in certain counties in the State of Pennsylvania.
4.    That certain Deed of Trust, Mortgage, Fixture Filing, Assignment of As Extracted Collateral, Security Agreement and Financing Statement, dated as of the Effective Date, from [_____], as Trustor, to the Collateral Agent, as Beneficiary, to be filed in certain counties in the State of Louisiana.
5.    That certain Deed of Trust, Mortgage, Fixture Filing, Assignment of As Extracted Collateral, Security Agreement and Financing Statement, dated as of the Effective Date, from [_____], as Trustor, to the Collateral Agent, as Beneficiary, to be filed in certain counties in the State of Wyoming.
6.    UCC-1 Financing Statements in respect of the foregoing item 1.
7.    Fixture and As-Extracted Collateral UCC-1 Financing Statements in respect of items 2 and 4.
8.    All certificates representing any Equity Interests constituting Collateral, together with appropriate transfer powers indorsed in blank.
9.    Blocked Account Control Agreement, dated as of the Effective Date, among Chesapeake Land Development Company, L.L.C., Compass Manufacturing, L.L.C., Chesapeake Operating, L.L.C., Chesapeake Energy Marketing, L.L.C., Midcon Compression, L.L.C., Chesapeake Exploration, L.L.C., Chesapeake Appalachia, L.L.C., Burleson Sand LLC, Chesapeake Energy Corporation, the Collateral Agent and JPMorgan Chase Bank, N.A. granting the Collateral Agent control over Deposit Accounts, Commodities Accounts and Securities Accounts (other than Excluded Accounts) maintained by such Credit Parties at JPMorgan Chase Bank, N.A..
10.    Uncertificated Securities Account Control Agreement, dated as of the Effective Date, among Chesapeake Energy Corporation, the Collateral Agent and Goldman Sachs & Co. LLC granting the Collateral Agent control over Deposit Accounts, Commodities Accounts and Securities Accounts (other than Excluded Accounts) maintained by such Credit Parties at Goldman Sachs & Co. LLC.
11.    Control Agreement, dated as of the Effective Date, among Chesapeake Energy Corporation, the Collateral Agent and DWS Service Company granting the Collateral Agent control over Deposit Accounts, Commodities Accounts and Securities Accounts (other than Excluded Accounts) maintained by such Credit Parties at DWS Service Company.
Exhibit E

12.    Deposit Account Control Agreement, dated as of the Effective Date, among [______], the Collateral Agent and Wells Fargo Bank, National Association granting the Collateral Agent control over Deposit Accounts, Commodities Accounts and Securities Accounts (other than Excluded Accounts) maintained by such Credit Parties at Wells Fargo Bank, National Association.
Unless otherwise defined herein, each capitalized term used in this Exhibit E has the meaning assigned to such term in that certain Credit Agreement, dated as of February [_], 2021, among the Borrower, MUFG Bank, Ltd., as Administrative Agent, MUFG Union Bank, N.A., as Collateral Agent, the Lenders and other parties from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time).
Exhibit E

EXHIBIT F
[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
Exhibit F

1.	Assignor:
2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]][14]
3.	Borrower:	Chesapeake Energy Corporation, an Oklahoma corporation (the “Borrower”)
4.	Administrative Agent:	MUFG Bank, Ltd., as the Administrative Agent under the Credit Agreement
5.	Credit Agreement:	Credit Agreement, dated as of February [_], 2021, among the Borrower, MUFG Bank, Ltd., as Administrative Agent, MUFG Union Bank, N.A., as Collateral Agent, and the Lenders and other parties from time to time party thereto
6.	Assigned Interest:
	Tranche [A][B] Commitment Assigned	Aggregate Amount of Tranche [A] [B] Commitment/Loans for all Lenders	Amount of Tranche [A] [B] Commitment/Loans Assigned	Percentage Assigned of Tranche [A] [B] Commitment/Loans[15]
		$	$	%
		$	$	%
		$	$	%

Effective Date: [ ], 20[ ] (the “Effective Date”) [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:
14    Select as applicable.
15    Set forth, to at least 9 decimals, as a percentage of the Tranche A Commitment/Loans of all Lenders thereunder.
Exhibit F

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]16 Accepted:

MUFG BANK, LTD., as Administrative Agent

By:

Name:
Title:

[Consented to:]17

[ ], as Issuing Bank

By:

Name:
Title:

[Consented to:]18
16    To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
17     To be added only if the consent of the Issuing Banks is required by the terms of the Credit Agreement.
18    To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.
Exhibit F

CHESAPEAKE ENERGY CORPORATION, a Delaware corporation

By:

Name:
Title:
Exhibit F

ANNEX 1
[ ]19
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to the Assignee in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and the Assignee agrees not to assert a claim in contravention of the foregoing), (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender or any of their respective Related Parties, (vii) is not a Defaulting Lender, and (viii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
19    Describe Credit Agreement at option of Administrative Agent.
Exhibit F

3.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
4.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and the other parties to the Credit Agreement and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Approved Electronic Platform shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit F

EXHIBIT G-1
[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN LENDERS;
NOT PARTNERSHIPS)

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of February [_], 2021, among the Borrower, MUFG Bank, Ltd., as Administrative Agent, MUFG Union Bank, N.A., as Collateral Agent, and the Lenders and other parties from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, each capitalized term used herein has the meaning assigned to such term in the Credit Agreement).
Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[NAME OF LENDER]
By:
Name:
Title:
Date: , 20[ ]
Exhibit G-1

EXHIBIT G-2
[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN PARTICIPANTS;
NOT PARTNERSHIPS)

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement, dated as of February [_], 2021, among the Borrower, MUFG Bank, Ltd., as Administrative Agent, MUFG Union Bank, N.A., as Collateral Agent, and the Lenders and other parties from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, each capitalized term used herein has the meaning assigned to such term in the Credit Agreement).
Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: , 20[ ]

Exhibit G-2

EXHIBIT G-3
[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN PARTICIPANTS;
PARTNERSHIPS)

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement, dated as of February [_], 2021, among the Borrower, MUFG Bank, Ltd., as Administrative Agent, MUFG Union Bank, N.A., as Collateral Agent, and the Lenders and other parties from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, each capitalized term used herein has the meaning assigned to such term in the Credit Agreement).
Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: , 20[ ]

Exhibit G-3

EXHIBIT G-4
[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN LENDERS;
PARTNERSHIPS)

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of February [_], 2021, among the Borrower, MUFG Bank, Ltd., as Administrative Agent, MUFG Union Bank, N.A., as Collateral Agent, and the Lenders and other parties from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, each capitalized term used herein has the meaning assigned to such term in the Credit Agreement).
Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[NAME OF LENDER]
By:
Name:
Title:
Date: , 20[ ]

Exhibit G-4

EXHIBIT H
FORM OF COMMITMENT INCREASE CERTIFICATE
[ ], 20[ ]
To: MUFG Bank, Ltd., as Administrative Agent
Chesapeake Energy Corporation, an Oklahoma corporation (the “Borrower”), the Administrative Agent, the Collateral Agent and the Lenders and other parties from time to time party thereto have heretofore entered into a Credit Agreement, dated as of February [_], 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.
This Commitment Increase Certificate is being delivered pursuant to Section 2.06(c)(ii)(J) of the Credit Agreement.
Please be advised that the undersigned Lender has agreed (a) to increase its Tranche A Commitment under the Credit Agreement effective [ ], 20[ ] (the “Increase Effective Date”) from $[ ] to $[ ] and (b) that it shall continue to be a party in all respects to the Credit Agreement and the other Loan Documents.
With reference to Section 2.06(c)(iii) of the Credit Agreement, the Borrower hereby confirms that [Check Applicable Box]:
☐    There are or, if the Increase Effective Date is after the date hereof, there will be, no Borrowings of LIBOR Loans outstanding on the Increase Effective Date.
☐    There are or, if the Increase Effective Date is after the date hereof, there will be, Borrowings of LIBOR Loans outstanding on the Increase Effective Date and the Borrower will pay any compensation required by Section 5.02 of the Credit Agreement on the Increase Effective Date.
The Borrower hereby represents and warrants that each condition set forth in Section 2.06(c)(ii) is satisfied with respect to the contemplated increase in the Total Tranche A Commitment as of the Increase Effective Date.

Very truly yours, CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation

By:
Name:
Title:
Exhibit H

Accepted and Agreed: MUFG BANK, LTD., as Administrative Agent

By:

Name:
Title:

Accepted and Agreed: [Name of Increasing Lender]

By:

Name:
Title:
Exhibit H

EXHIBIT I
[FORM OF] ADDITIONAL LENDER CERTIFICATE
[ ], 20[ ]
To: MUFG Bank, Ltd., as Administrative Agent
Chesapeake Energy Corporation, an Oklahoma corporation (the “Borrower”), the Administrative Agent, the Collateral Agent and the Lenders and other parties from time to time party thereto have heretofore entered into a Credit Agreement, dated as of February [_], 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.
This Additional Lender Certificate is being delivered pursuant to Section 2.06(c)(ii)(K) of the Credit Agreement.
Please be advised that the undersigned Additional Lender has agreed (a) to become a Lender under the Credit Agreement effective [ ], 20[ ] (the “Additional Lender Effective Date”) with a Tranche A Commitment of $[ ] and (b) that it shall be a party in all respects to the Credit Agreement and the other Loan Documents.
This Additional Lender Certificate is being delivered to the Administrative Agent together with (a) if the Additional Lender is a Foreign Lender, any documentation required to be delivered by such Additional Lender pursuant to Section 5.03(g) of the Credit Agreement, duly completed and executed by the Additional Lender, and (b) an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Additional Lender. [The [Borrower/Additional Lender] shall pay the processing and recordation fee payable to the Administrative Agent pursuant to Section 2.06(c)(ii)(K) of the Credit Agreement.]20
With reference to Section 2.06(c)(iii) of the Credit Agreement, the Borrower hereby confirms that [Check Applicable Box]:
☐    There are or, if the Additional Lender Effective Date is after the date hereof, there will be, no Borrowings of LIBOR Loans outstanding on the Additional Lender Effective Date.
☐    There are or, if the Additional Lender Effective Date is after the date hereof, there will be, Borrowings of LIBOR Loans outstanding on the Additional Lender Effective Date and the Borrower will pay any compensation required by Section 5.02 of the Credit Agreement on the Additional Lender Effective Date.
The Borrower hereby represents and warrants that each condition set forth in Section 2.06(c)(ii) is satisfied with respect to the contemplated increase in the Total Tranche A Commitment as of the Additional Lender Effective Date.

20    Include, if applicable.
Exhibit I

Very truly yours, CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation

By:
Name:
Title:

Exhibit I

Accepted and Agreed: MUFG BANK, LTD., as Administrative Agent

By:

Name:
Title:

Accepted and Agreed: [Name of Additional Lender]

By:

Name:
Title:
Exhibit I

EXHIBIT J
[FORM OF] SOLVENCY CERTIFICATE
[•][•], 20[•]

This Solvency Certificate is being executed and delivered pursuant to Section 6.01(j) of that certain Credit Agreement, dated as of February [_], 2021, among Chesapeake Energy Corporation, an Oklahoma corporation (the “Borrower”), MUFG Bank, Ltd., as Administrative Agent, MUFG Union Bank, N.A., as Collateral Agent, the Lenders and other parties from time to time party thereto (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [•], the [Chief Financial Officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.    I am generally familiar with the businesses and assets of the Borrower and its Restricted Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and
2.    As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, does not exceed the fair value of the assets of the Borrower and its subsidiaries, taken as a whole; (ii) the capital of the Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) the Borrower and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]
Exhibit J

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:

Name:	[ ]
Title:	[Chief Financial Officer/equivalent officer]
Exhibit J